As filed with the Securities and                      Registration No. 333-78733
Exchange Commission on August 2, 1999



================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 ---------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                 (Name of Small Business Issuer in Its Charter)


            DELAWARE                      7372                      95-4592204
  (State or Other Jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)   Classification Code Number)   Identification No.)

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
          (Address and Telephone Number of Principal Executive Offices)
                                 ---------------

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
(Address of Principal Place of Business or Intended Principal Place of Business)
                                 ---------------

                       MARK DYNE, CHIEF EXECUTIVE OFFICER
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:

                              Murray Markiles, Esq.
                             John J. McIlvery, Esq.
                    Troop Steuber Pasich Reddick & Tobey, LLP
                             2029 Century Park East
                          Los Angeles, California 90067
                                 (310) 728-3200
                                 --------------


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

======================================

                     SUBJECT TO COMPLETION - AUGUST 2, 1999

                                   2,040,000 Shares                   PROSPECTUS


                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                  Common Stock



          This prospectus may be used only in connection with the resale by St. Annes Investments, Ltd. or its assigns and Trinity Capital Advisors, Inc. of shares of the common stock of BRILLIANT DIGITAL ENTERTAINMENT as follows:

          o Up to 2,000,000 shares of common stock that may be issued by us to St. Annes under a securities purchase agreement; and

          o Up to 40,000 shares of common stock that may be issued by us to Trinity as a financial advisory fee under the securities purchase agreement.

          We will issue the shares of common stock to St. Annes at a discount to the then current Market Price of the common stock, as defined in the securities purchase agreement, as follows:


          o If the Market Price is $4.00 or less, then the price for the shares shall be 86% of the Market Price; and

          o If the Market Price is greater than $4.00, then the price shall be 88% of the Market Price.

          The shares of common stock offered hereby may be resold from time to time by St. Annes and Trinity. We will not receive any of the proceeds from the sale of the shares by these selling stockholders.

        BRILLIANT'S common stock is traded on the American Stock Exchange under the symbol "BDE." On July 22, 1999, the closing sale price of the common stock on the American Stock Exchange was $5.00 per share.


          SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               -------------------


                         This prospectus is dated       , 1999

                               PROSPECTUS SUMMARY

        YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.


                      ABOUT BRILLIANT DIGITAL ENTERTAINMENT

GENERAL

        BRILLIANT DIGITAL ENTERTAINMENT is a production and development studio that uses software to create digital entertainment for distribution over the Internet, on CD-ROM and DVD, as television programming and for home video. Using our proprietary state-of-the-art software tools, we produce Multipath(TM) Movies. Multipath Movies are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. Our Multipath Movies feature seamless interactivity ensuring that the plot and graphical presentation of the story are uninterrupted by the user's decisions. We utilize a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, including the Internet, CD-ROM and, in the future, television programming. In addition, we have developed software that permits real time distribution of, and user interaction with, our Multipath Movies over the Internet.

        In July 1999, we acquired Trojan Television Limited. Trojan Television Limited is a London-based company doing business as The Auction Channel. Founded in 1996, The Auction Channel integrates live satellite, cable TV and World Wide Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television or the Internet and use the Internet or their telephone to bid on items presented at auction. The Auction Channel has entered into agreements to provide its services with major auction houses like Christie's, Phillips, Bonhams and Brooks.


OUR MARKETING STRATEGY


        We have secured content and characters for our Multipath Movies from a number of sources, including:

      o     SUPERMAN from D.C. Comics, a subsidiary of Warner Bros.;
      o XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios;
      o     ACE VENTURA from Morgan Creek;
      o     POPEYE from King Features Syndicate;
      o the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books; and
      o     content from the rock group, KISS.

We also develop Multipath Movies based on internally developed content. Further to our strategy, we have entered into distribution agreements with industry participants including Packard Bell NEC, CompuServe, @Home, DVD Express, Kesmai's Gamestorm and Slingshot.

        Our first Multipath Movie title, CYBERSWINE, together with two titles in the CHOOSE YOUR OWN NIGHTMARE series and one POPEYE title, were completed and released at the end of 1997. During 1998, an additional 11 titles were completed, including episodes of XENA, ACE VENTURA, POPEYE and GRAVITY ANGELS, our internally developed title. During the last quarter of 1998 and the first quarter of 1999, we launched licensed properties, led by XENA, in retail stores in domestic and international markets. Many of these titles also are available online at www.multipathmovies.com as previews, webisodes and/or CD-ROM's. Webisodes are serialized Multipath Movie episodes we offer through subscription. We also have agreements with @Home, DVD Express and Kesmai's Gamestorm to offer Multipath Movies to their online users. In addition, Slingshot also has agreed to develop technologies required to play Hi-Fidelity Multipath Movies on DVD. Slingshot has agreed to publish and distribute on DVD up to 20 titles to retailers worldwide.

        We have progressed with our plans to release some of our Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. In January 1999, we entered into an agreement with Kaleidoscope Media Group for the distribution of GRAVITY ANGELS, a two-hour 3D animated science fiction thriller, to the television broadcast/cable and home video markets. We intend to segment Multipath Movies into 30-minute episodes and package together multiple episodes to create a season-length series for the television market. Similarly, we intend to produce 80- to 120-minute animated features for the home video market. We believe that we can produce Multipath

Movies for television programming and home video features at costs substantially below typical industry costs. We intend to enter into joint ventures or partnerships with film and television production companies to jointly develop and release digital entertainment for the television broadcast/cable and home video markets. Utilizing our proprietary tools we can convert this content for distribution on the Internet, DVD and CD-ROM, at a nominal cost, thereby increasing our revenue opportunities. Although, as described above, we are presently implementing our plans to release some of the Multipath Movies in non-interactive format as television broadcast/cable programming and home video features, we note that we cannot guarantee that our efforts will be successful.


OUR SOFTWARE TOOLS

        Using our proprietary software tools, we develop Multipath Movies in a single production process. We have five proprietary software tools:

      o SCRIPNAV -- a software tool that enables a script writer to write, review and correct branching multipath scripts;
      o TALKTRACK -- a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically;
      o SCUD ENGINE -- a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie;
      o MR. COPY -- a software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and
      o DIGITAL PROJECTOR -- which contains all the necessary elements to load and play a Multipath Movie.

        Our proprietary software tools allow us to produce each title in multiple formats in a single cost-efficient production process. This enables us to amortize our production costs across the revenue streams we realize from each format. In addition, our TalkTrack tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. Our proprietary software tools and production process are designed to emulate traditional film writing and production techniques and allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. We believe that by utilizing existing entertainment resources we will be able to generate high-quality digital entertainment at a low cost.


OUR ACQUISITION OF THE AUCTION CHANNEL

        On July 1, 1999, we acquired 1,700,000 common shares of Trojan Television Limited, which represents 85% of the 2,000,000 outstanding common shares of Trojan. Trojan does business as The Auction Channel. We acquired the common shares of The Auction Channel by exercising our right to close a share purchase agreement with the majority shareholders of The Auction Channel. In addition, 19 minority shareholders holding 246,000 common shares of The Auction Channel have become parties to the share purchase agreement and have agreed to sell their shares of The Auction Channel to us. Following our acquisition of the 246,000 shares from these minority shareholders, we will own 97.3% of the outstanding common shares of The Auction Channel.

        Nine additional shareholders hold the remaining 54,000 outstanding common shares of The Auction Channel. The majority shareholders have agreed to use their reasonable efforts to cause each of these additional shareholders to become a party to the share purchase agreement and sell their shares to us. Presently, we are actively seeking to acquire the remaining shares in The Auction Channel from these shareholders. We will pay the purchase price for The Auction Channel in shares of our common stock that we will issue to The Auction Channel shareholders in exchange for their shares of The Auction Channel.


CORPORATE INFORMATION

        We are a Delaware corporation that was incorporated in July 1996. We were formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd., an entertainment software developer and producer, and Sega Australia New Developments, a research and development operation for leading edge software tools. Our executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and our telephone number is (818) 346-3653. Information on our Web site, www.multipathmovies.com, does not constitute part of this prospectus.


     Throughout this prospectus when converting British Pounds to Dollars we used a currency conversion rate of 1.59 British Pounds for each Dollar.

                               ABOUT THE OFFERING

        We entered into a securities purchase agreement with St. Annes on March 29, 1999. This agreement entitles us to sell, from time to time during the three-year term of the agreement, up to $6,000,000 of our common stock to St. Annes. Under the agreement, we have:

     o Filed a registration statement with respect to 2,000,000 shares of common stock that we may sell from time to time to St. Annes or its assigns under the securities purchase agreement, which St. Annes or its assigns may offer to resell to the public using this prospectus;
     o Agreed to pay to our financial advisor, Trinity Capital Advisors a financial advisory fee in cash equal to 3% of the purchase price of the shares of common stock that are issued and sold to St. Annes or its assigns at each closing under the securities purchase agreement; and
     o Agreed to issue to Trinity shares of common stock having an aggregate market price equal to 2% of the purchase price of the shares of common stock that are issued and sold to St. Annes or its assigns at each closing under the securities purchase agreement. 40,000 of the shares issuable to Trinity were included in the registration statement and may be offered for sale by Trinity to the public using this prospectus.

        The total outstanding shares identified below do not include the following shares that will dilute your investment if and when they are issued:

     o shares of common stock issuable to the selling stockholders under the securities purchase agreement;
     o approximately 757,000 shares of common stock issuable in connection with our acquisition of The Auction Channel;
     o 2,492,625 shares of common stock issuable upon exercise of options granted or available for future grant under our 1996 Stock Option Plan; and
     o 840,262 shares of common stock issuable upon exercise of outstanding warrants.


Shares offered by ST. ANNES........................   Up to 2,000,000 shares.
Shares offered by TRINITY..........................   Up to 40,000 shares.

Offering Price.....................................   Determined at the time of sale by the selling
                                                      stockholder.
Total Shares outstanding as of July 22, 1999.......   11,756,781 Shares.
Use of proceeds by BRILLIANT.......................   We will not receive any proceeds  from the sale
                                                      of  shares  by the   selling  stockholders  in
                                                      this  offering.  Any  proceeds we receive  from
                                                      the  sale  of   common   stock    under  the
                                                      securities  purchase agreement will be used for
                                                      working capital and general corporate purposes.

Dividend Policy....................................   We currently intend to retain any future
                                                      earnings to fund the development and growth of
                                                      our business.  Therefore, we do not anticipate
                                                      currently paying dividends. See "Dividend
                                                      Policy."
American Stock Exchange Symbol.....................   BDE

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


        The following summary financial data is derived from our financial statements and related notes appearing elsewhere in this prospectus. You should read the following summary financial data in conjunction with those financial statements and notes.

        The pro forma statement of operations data reflects our acquisition of Trojan Television Limited in July 1999 as if the acquisition had occurred on January 1, 1998, and the pro forma balance sheet data reflects our acquisition of Trojan as if the acquisition had occurred on March 31, 1999.


                                                              YEAR ENDED        THREE MONTHS ENDED
                                                             DECEMBER 31,            MARCH 31,
                                                         ---------------------  --------------------
                                                           1997       1998        1998      1999
                                                         ---------- ----------  ---------- ---------

STATEMENT OF OPERATIONS DATA:                                                       (unaudited)
Total revenues........................................     $ 2,481     $  431       $  31    $  206
Gross profit (loss)...................................      2,437        (952)       (235)        1
Total operating expenses..............................       5,230      8,909       1,164     1,952

Loss from operations..................................      (2,793)    (9,861)     (1,399)   (1,951)
Net loss..............................................      (2,305)    (9,425)     (1,267)   (1,890)
Comprehensive loss....................................      (2,473)    (9,353)     (1,205)   (1,868)
Basic and diluted net loss per share..................     $ (0.31)  $  (1.00)    $ (0.13)  $ (0.20)
Weighted average number of shares used in computing
 basic and diluted net loss per share.................       7,384      9,403       9,403     9,409

Pro forma net loss (unaudited)........................               $(12,607)             $ (2,671)
Pro forma comprehensive loss (unaudited)..............                (12,535)               (2,649)
Pro forma basic and diluted net loss per share
(unaudited)...........................................                $ (1.19)              $ (0.25)
Weighted average number of shares used in computing pro
forma basic and diluted net loss per share (unaudited)                 10,560                10,566


                                                                                AT MARCH 31, 1999
                                                                             ------------------------
                                                                                   (unaudited)
                                                                               ACTUAL     PRO FORMA
                                                                             ------------ -----------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................        $  1,632     $ 1,911
Total current assets....................................................           3,974       4,307
Total assets............................................................           5,575      13,222
Total current liabilities...............................................           1,584       2,563
Total stockholders' equity..............................................           3,690      10,358


                                  RISK FACTORS


         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE WILL NOT BE ABLE TO SELL OUR MULTIPATH MOVIES IF THEY DO NOT ACHIEVE MARKET
  ACCEPTANCE.

        Our ability to sell Multipath Movies will depend largely upon the market's acceptance of our Multipath Movies. Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by consumer reaction, which is unpredictable. To generate sales, we must develop stories and characters that capture the attention and imagination of consumers and license recognized characters and properties from third parties for use in our Multipath Movies. We cannot be certain that we will be able to do so. Other factors that influence our ability to generate revenues from our Multipath Movies include:

     o consumer reluctance to initiate time consuming downloads of data necessary to view our products;
     o    our marketing strategies
     o    the quality of our products and competing products;
     o    critical reviews; and
     o the availability of alternative forms of entertainment and leisure time activities.

        The market's acceptance of our Multipath Movies has taken longer than we initially anticipated. This is due, in part, to the disappointing performance by Packard Bell NEC of its obligations under our agreement to bundle our titles with Packard Bell NEC computers, and delays in the retail distribution of our products. As a result of these factors, our Multipath Movies were not available to consumers as early and as broadly as we initially anticipated. This has resulted in fewer sales of our Multipath Movies and lower revenues than expected.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO
  DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.

        Due to the numerous obstacles and uncertainties involved in developing and distributing software to the market, we cannot be certain that we will be able to meet our planned release dates for our new Multipath Movies. If we cannot begin to ship an important new product during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of certain new products. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December. Our dependence upon certain strategic partners has also caused delays in the release of our products. All of these factors have resulted in fewer sales of our products and lower revenues and earnings than we anticipated. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT SALES OF OUR PRODUCTS OVER THE
  INTERNET UNLESS THERE IS A REDUCTION IN THE TIME IT TAKES TO DOWNLOAD LARGE AMOUNTS OF DATA OVER THE INTERNET.

        We distribute some of our Multipath Movies through our Internet site and through a site on the CompuServe on-line service. In 1999, we also intend to distribute some of our products through the @Home Network and Kesmai Corporation's popular Internet online games service, GameStorm. We believe that reductions in the time to download Multipath Movie content over the Internet may be a requirement to any increase in online sales of our products. This reduction in download time depends in part upon advances in compression technology. We have experienced delays in the development of compression technologies. We believe that large, time-consuming downloads have deterred potential users of our products and have reduced the effectiveness of our marketing campaigns with Microsoft and Disney. The development of these technologies continues to be a significant component of our business strategy and a primary focus of our research and development efforts.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR BUSINESS MODEL
  AND LIKELIHOOD OF SUCCESS.

        We have a limited operating history upon which to evaluate our future prospects. We were founded in September 1993 and shipped our initial traditional CD-ROM product in November 1994. In 1996, we substantially reduced this aspect of our business to begin producing and distributing Multipath Movies. We acquired the software tools necessary to produce Multipath Movies in August 1996 and introduced our first Multipath Movie in December 1997. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as entertainment software. These risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage growth.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE MAY BE REQUIRED TO DEFER
  COMPLETION OF MULTIPATH MOVIE TITLES AND REDUCE OVERHEAD SIGNIFICANTLY.

        We believe that our existing funds, cash generated from operations and proceeds from our future sales of common stock under the securities purchase agreement we entered into in March 1999 will be sufficient to fund our working capital requirements for at least the next twelve months. Following fiscal 1999, we may need to raise additional funds through debt or equity financing or by other means. We cannot be certain that additional financing will be available at the time we need additional funds or that, if available, it can be obtained on terms that we deem favorable. If necessary funds are not available, we may be required to defer completion of Multipath Movie titles and reduce overhead significantly, which could have a material adverse effect on our business. Additionally, our stockholders may be diluted if we raise additional funds through the sale of our stock.

OUR SOFTWARE DISTRIBUTORS AND PUBLISHERS, OEM PROVIDERS AND CONTENT LICENSORS
  MAY DELAY THE RELEASE OF OUR PRODUCTS.

        We have entered into strategic relationships with software distributors and publishers and OEM providers, as well as licensing arrangements with numerous companies that own the stories or characters used in many of our Multipath Movies. Our business strategy is based largely on our strategic and licensing relationships and our ability to continue to enter into similar relationships in the future. These relationships may affect our ability to release our products, which would adversely affect our revenues, for a number of reasons, such as:


      o A strategic partner or content licensor may, in the exercise of its product approval rights, arbitrarily reject our products, require expensive and time consuming changes to the products or otherwise delay their introduction; and
      o An OEM provider could change the shipping schedule of the equipment with which our products are bundled and thereby affect their distribution.


        One delay has already occurred. Packard Bell NEC, which agreed to distribute some of our Multipath Movie titles bundled with Packard Bell computers, has significantly delayed the introduction of some titles beyond the initially anticipated launch dates. Additionally, we believe that because Packard Bell NEC is distributing our titles with only its middle- to high-end machines, Packard Bell NEC will not comply with its commitment to ship our products with 6 million computers during the term of our agreement. We have formally notified Packard Bell NEC of their failure to comply with the terms of our agreement. We cannot be certain that we will resolve these issues with Packard Bell NEC, that Packard Bell NEC will achieve its committed shipment level or that adequate remedies will be available to us to compensate for Packard Bell NEC's failure to perform under our agreement. Our problems with Packard Bell NEC have resulted in fewer sales of our products and lower revenues and earnings than we expected.

WE MAY NOT BE ABLE TO OBTAIN THE SERVICES OF INDEPENDENT SOFTWARE DEVELOPERS
  THAT ARE NECESSARY FOR THE PRODUCTION AND DISTRIBUTION OF OUR PRODUCTS ON A TIMELY BASIS.

        In addition to internally developing software, we use entertainment software created by independent software developers. We have less control over the scheduling and the quality of the software generated by independent contractors than over that developed by our own employees. Our ability to obtain software generated by others will depend in part on our continued ability to maintain relationships with skilled independent software developers, and to enter into and renew product development agreements with these developers. There can be no assurance that we will be able to maintain these relationships or enter into and renew these agreements.

WE MAY NOT BE ABLE TO ACQUIRE LICENSED CONTENT THAT WE DESIRE TO USE IN OUR
  MULTIPATH MOVIES.

        We use content developed by third parties in our Multipath Movies. To have access to appealing content for use in our Multipath Movies, we will need to continue to develop new relationships and maintain existing relationships with content providers. Many content providers are reluctant to grant broad licenses for their properties covering multiple formats, like the Internet and television, to companies without a proven track record in the particular industry. When rights are available, there is often significant competition for licenses. We may not be able to acquire licensed content at prices or upon terms or conditions that we consider acceptable.

IF OUR INTERNET PROVIDER EXPERIENCES AN INTERRUPTION IN SERVICE, WE WILL NOT BE
  ABLE TO SELL MULTIPATH MOVIES THROUGH OUR INTERNET SITE.

        We presently use a single vendor to deliver Multipath Movies through our Internet site. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and adversely affect our ability to conduct this portion of our business and maintain customer satisfaction.

WE MAY NOT BE ABLE TO OBTAIN CD-ROM AND DVD MANUFACTURING AND PACKAGING SERVICES
  ON A TIMELY BASIS.

        We use third party vendors to press CD-ROM and DVD disks, assemble purchased product components, print product packaging and user manuals and package finished products in connection with the retail distribution of our Multipath Movies. We do not have contractual agreements with any of our third party vendors, which may result in our inability to secure adequate services in a timely manner. If we cannot obtain adequate manufacturing services, we will not be able to timely produce and deliver our CD-ROM and DVD products to distributors, retail stores and consumers.

TO INCREASE RETAIL SALES, WE MUST DEVELOP A RETAIL SALES CHANNEL, EFFECTIVELY
  COMPETE FOR RETAIL SHELF SPACE AND NEGOTIATE FAVORABLE TERMS WITH RETAILERS.

        We anticipate that a significant amount of sales of Multipath Movies will need to be made through distributors to traditional retailers. We have no prior experience in developing or managing a retail sales channel or selling products in retail stores. We are currently expending significant resources to develop a retail sales channel, which expenditures must be made before we realize any significant retail sales. The competition for shelf space in retail stores is intense. We expect that our products will constitute a small percentage of a retailer's sales volume, and we cannot be certain that retailers will provide our products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors increasingly are in a better position to negotiate favorable terms of sale, including terms relating to price discounts, product return rights and cooperative market development funds. Increased competition could result in loss of shelf space for our products at retail stores, as well as significant price competition, any of which could adversely affect our sales volume and the price we receive for our products.

WE MAY ENCOUNTER PROBLEMS IN CONNECTION WITH OUR ACQUISITION OF THE AUCTION
  CHANNEL.

        In July 1999, we acquired Trojan Television Limited, a London-based company doing business as The Auction Channel. The Auction Channel integrates live satellite, cable TV and Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. We will operate The Auction Channel as a European subsidiary.

        We have very little experience in acquiring businesses, and will likely encounter difficulties in integrating The Auction Channel's operations with our existing operations. Some of the difficulties we expect to encounter include, among others, those related to:

     o    integrating Brilliant's and The Auction Channel's management staffs;
     o retaining The Auction Channel's key management and technical personnel; and
     o coordinating the operation of geographically separated organizations with distinct cultures.

        The integration of The Auction Channel's and Brilliant's operations following the acquisition will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the two companies. The inability of management to integrate successfully the operations of the companies could have an adverse effect on our consolidated operating results. In addition, even if the operations of the two companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on our business and operations.

THE AUCTION CHANNEL MAY NEVER ACHIEVE PROFITABILITY.

        The Auction Channel has a limited operating history upon which to evaluate its future prospects. The Auction Channel was founded in 1996 and commenced operations in July 1996. The Auction Channel had net losses of approximately $310,000 in fiscal 1997, $521,000 in fiscal 1998 and $1,289,000 for the nine months ended March 31, 1999, and an accumulated deficit of $2,119,000 as of March 31, 1999 relating to net losses from the period from July 1, 1996 through fiscal 1997 and 1998 and the nine months ended March 31, 1999. We expect that The Auction Channel will continue to sustain losses at least for the next twelve months. There can be no assurance that The Auction Channel will achieve profitability or successfully implement its business strategy.

OUR AMORTIZATION EXPENSES WILL INCREASE AS A RESULT OF OUR ACQUISITION OF THE
  AUCTION CHANNEL.

        Our acquisition of The Auction Channel has been accounted for as a purchase. Based on the purchase price paid, The Auction Channel acquisition is expected to result in significant goodwill recorded on our balance sheet. As a result, we expect that our amortization expense will significantly increase over historical levels. This increase in amortization expense will have an adverse effect on our results of operations during the remainder of 1999 and in subsequent periods.

IF THE AUCTION CHANNEL LOSES ITS LICENSE TO THE COMPUTER SOFTWARE AND HARDWARE
  TECHNOLOGIES IT USES IN ITS BUSINESS, THE AUCTION CHANNEL MAY NOT BE ABLE TO CONTINUE TO SELL ITS PRODUCTS AND SERVICES.

        Many of the underlying computer software and hardware technologies used by The Auction Channel are licensed from Articulate UK Limited. The Auction Channel has, with respect to these technologies, a worldwide, irrevocable license, with rights to exploit and improve, to any and all software, patents, technology, object code, documentation and know how developed or owned or licensable by Articulate UK. If The Auction Channel loses its rights to the computer software and hardware technologies it licenses from Articulate UK as a result of a dispute with Articulate UK or otherwise, The Auction Channel will not be able to continue to sell its products and services. If this occurs, The Auction Channel's revenues will be substantially reduced.

PRODUCT RETURNS THAT EXCEED OUR ANTICIPATED RESERVES COULD RESULT IN WORSE THAN
  EXPECTED OPERATING RESULTS.

        At the time we ship our products to retailers, we establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of customers who receive our products on credit, we could be required to significantly increase the reserves previously established. We cannot be certain that any future write-offs will not occur or that amounts written off will not have a material adverse effect on our business and depress the market price of our common stock. Actual returns to date have been within management's estimates.

FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN
  REVENUE.

        We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

     o shipping schedules for PC hardware with which Multipath Movies are bundled;
     o the introduction or enhancement of software products by us and our competitors;
     o our ability to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons;
     o the introduction or availability of new computer hardware to be used with our products;
     o    and the timing of orders from major customers.

        Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters.


SEASONAL BUYING PATTERNS MAY RESULT IN PERIODS OF LOW SALES VOLUME.


        The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter, decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of our net revenues historically have been generated in the fourth quarter of our fiscal year. We expect our revenues and operating results will continue to reflect these seasonal factors.


OUR AMORTIZATION EXPENSE MAY INCREASE IF SOME OF OUR MULTIPATH MOVIES DO NOT
  SELL AS WELL AS WE ANTICIPATED.


        Our accounting policy follows Statement of Financial Accounting Standards No. 86, which statement provides for the capitalization of software development costs once technological feasibility is established. The capitalized costs are amortized beginning on the date the product is made available for sale either on a straight-line basis over the product's estimated revenue or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount.


        In accordance with SFAS No. 86, we capitalized certain development costs related to the production of Multipath Movies during the third and fourth quarters of 1997 and the first quarter of 1998. The majority of the capitalized costs relate to Multipath Movie which we are currently attempting to market in non-interactive format as television broadcast/cable programming and home video features. We cannot guarantee that our efforts will be successful. If our efforts are not successful, our amortization costs will increase, which will have an adverse affect on our results of operations.

WE MUST IMPROVE OUR SOFTWARE TOOLS TO PRODUCE NEW, MORE ENHANCED MULTIPATH
  MOVIES.

        The software tools that enable us to create Multipath Movies have been developed over the past three years. Additional refinement of these tools may be necessary to continue to enhance the Multipath Movie format. If we cannot develop improvements to these software tools, our Multipath Movies may not obtain or maintain market acceptance and our revenues will be adversely affected.

ERRORS OR DEFECTS IN OUR SOFTWARE TOOLS AND PRODUCTS MAY CAUSE A LOSS OF MARKET
  ACCEPTANCE.

        Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

TO COMPETE EFFECTIVELY, WE MUST MAKE SUBSTANTIAL INVESTMENTS IN RESEARCH AND
  DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS AND CHANGING SOFTWARE OPERATING ENVIRONMENTS THAT ARE TYPICAL IN OUR INDUSTRY.

        The entertainment software market and the PC industry are subject to rapid technological developments and frequent changes in software operating environments. To compete successfully, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate technological advances. We must make these improvements while remaining competitive in terms of performance and price. Our sales will depend substantially upon our ability to anticipate the emergence of, and to adapt our products to, popular software operating environments. This will require us to make substantial investments in research and development. We cannot be certain that we will have the financial and technical resources available to make these substantial expenditures.

IF A NEW OPERATING ENVIRONMENT FOR WHICH WE DEVELOP PRODUCTS DOES NOT ACHIEVE
  MARKET ACCEPTANCE, OUR PRODUCTS MAY NOT SELL WELL IN THE MARKET.

        We intend to design future products for use with new software operating environments. To coordinate the release of our products with the release of a new operating environment, we will need to make substantial investments in research and development at least one to two years in advance of the widespread release of the operating environment in the market. If a new operating environment for which we develop products does not achieve market acceptance, we may incur substantial research and development expenses in developing products that do not sell well in the market. Our failure to anticipate the emergence of widely accepted operating environments and to timely develop products for use on these new environments would result in lower sales volume and have a material adverse effect on our business.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM COPYING BY
  OTHERS.

        Our future success and ability to compete depends in part upon our proprietary technology. We rely on trademark, trade secret and copyright laws to protect our technology, and require all employees and third-party developers to sign nondisclosure agreements. We cannot be certain, however, that these precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely make substantial expenditures and divert valuable resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE
  BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCTS.

        We believe that our products, including our software tools, do not infringe any valid existing proprietary rights of third parties. The software tools used to create Multipath Movies were developed by SAND when it was a division of Sega Ozisoft. In connection with our acquisition of the software tools, Sega Ozisoft represented to us that, to its best knowledge, the SAND technology and software acquired by us does not infringe the proprietary rights of others. We rely entirely on these representations of Sega Ozisoft. While we have received no communication from third parties alleging infringement of any of their proprietary rights, we cannot be certain that any infringement claims will not be made in the future. Any infringement claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

WE MAY BE REQUIRED TO ISSUE SHARES OF COMMON STOCK TO PACKARD BELL NEC UPON ITS
  EXERCISE OF WARRANTS WE REDEEMED IN JULY 1999.

        In July 1999, we redeemed from Packard Bell NEC warrants to purchase 600,000 shares of our common stock. The warrants were exercisable at $5 per share and would have expired on September 14, 1999. Packard Bell NEC is claiming that we did not properly redeem the warrants, and considers the warrants to be outstanding. If Packard Bell NEC attempts to exercise the warrants on or before September 14, 1999, we may be required to issue up to 600,000 shares of common stock to Packard Bell NEC at a purchase price of $5.00 per share if Packard Bell NEC prevails in our dispute over redemption of the warrants. The information in this prospectus, including the number of shares that we may issue upon exercise of outstanding options and warrants, is presented as if we properly redeemed all of the Packard Bell NEC warrants and they are no longer outstanding.

OUR STOCK PRICE AND TRADING VOLUME FLUCTUATE WIDELY.

        Our common stock is traded on the American Stock Exchange. The market price and trading volume of our common stock have been subject to substantial volatility, and are likely to continue to be subject to significant fluctuations due to many factors, including:


     o    variations in quarterly operating results;
     o    the gain or loss of significant contracts;
     o    changes in management;
     o announcements of technological innovations or new products by us or our competitors;
     o    recommendations by securities industry analysts;

     o dilution to existing stockholders resulting from the issuance of additional shares of common stock; and
     o    short sales and hedging of our common stock.


        Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. These fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected. In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain its current levels. We cannot be certain that an adequate trading market will exist to sell large positions in our common stock.

BECAUSE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR COMMON
  STOCK, THEY MAY BE ABLE TO INFLUENCE STOCKHOLDER VOTES AND DISCOURAGE OTHERS FROM ATTEMPTING TO ACQUIRE US.

        As of July 22, 1999, our officers and directors owned, in total, approximately 17.8% of the outstanding shares of our common stock. As a result, our officers and directors are able to exert influence over the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these officers and directors could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF
  OUR COMMON STOCK.

        In March 1998, we adopted a stockholder's rights plan. We adopted the rights plan to make it more difficult for a third party to make an unsolicited takeover attempt of us. Under the rights plan we distributed one preferred share purchase right for each outstanding share of our common stock outstanding on April 2, 1998. Upon the occurrence of certain triggering events related to an unsolicited takeover attempt of us, each purchase right not owned by the party or parties making the unsolicited takeover attempt will entitle its holder to purchase shares of our Series A Preferred Stock at a value below the then market value of the Series A Preferred Stock. Our board of directors can issue up to an additional 700,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. Our board of directors could issue the preferred stock with voting, liquidation, dividend and other rights superior to the rights of our common stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of the share purchase rights and of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving us.

OUR SALE OF SHARES AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL
  HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

        We have entered into a securities purchase agreement with an investor that allows us to sell to the investor up to $6,000,000 worth of shares of our common stock at a discount to the then-prevailing market price of our common stock. The table below sets forth percentages of our common stock the investor would own if we elected to sell the entire $6,000,000 worth of stock under the purchase agreement. The percentages are based on our closing share price of $6.375 on June 25, 1999, and on assumed prices of $4.78 and $3.71, which prices represent a 25% and 42% decline, respectively, in our June 25, 1999 closing share price. The percentages are also based on the number of shares of common stock outstanding on June 25, 1999. We cannot issue to the investor more than 19.99% of our common stock that was outstanding at the time we entered into the securities purchase agreement, which equals 13.8% of our common stock outstanding on June 25, 1999, unless the issuance of shares in excess of this amount does not require stockholder approval or unless we obtain stockholder approval.

                PERCENTAGE                            PERCENTAGE OF
               DISCOUNT TO           ASSUMED           OUTSTANDING
               MARKET PRICE       MARKET PRICE        COMMON STOCK
             ---------------     --------------       --------------
                    0%               $ 6.38                8.3%
                   25%               $ 4.78               10.8%
                   42%               $ 3.71               13.8%

        Additionally, we have issued to a selling stockholder a debenture which may be converted into common stock at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of shares under the securities purchase agreement and the debenture will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected. These discounted sales could have an immediate adverse effect on the market price of the common stock. We also have agreed to issue to our financial advisor a fee in shares of common stock having an aggregate market price equal to 2% of the purchase price of the shares of common stock to be issued and sold under the securities purchase agreement. The issuance or resale of these shares would have a further dilutive effect on our common stock and could adversely affect its price. Downward pressure on the market price of our common stock could encourage short sales of common stock by the investor, to the extent permitted by the securities purchase agreement, or others. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, then the seller sold the shares for a higher price then he purchased the shares and may realize a profit. Material amounts of short selling could place further downward pressure on the market price of the common stock.


               CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations of these words are intended to identify forward-looking statements. These forward looking statements appear in a number of places in this prospectus and include statements regarding:

          o our intent or current expectations regarding our strategies, plans and objectives;
          o    our product release schedules;
          o    our ability to design, develop, manufacture and market products;
          o    our intentions and strategies about The Auction Channel; and
          o the ability of our products to achieve or maintain commercial acceptance.

        Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 6. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                        THE SECURITIES PURCHASE AGREEMENT


        On March 29, 1999, we entered into the securities purchase agreement with St. Annes pursuant to which, subject to the satisfaction of conditions, we may issue and sell, from time to time, up to an aggregate of $6,000,000 of our common stock.

        For a period of up to 36 months after the registration statement that contains this prospectus is declared effective by the Securities and Exchange Commission, we may from time to time, in our sole discretion, sell (or put) shares of our common stock to St. Annes. The price that St. Annes will pay for our stock will be at a discount to the market price of our common stock on the date we deliver a put notice to St. Annes, as follows:


          o If the market price is $4.00 or less, then the price for the shares shall be 86% of the market price; and
          o If the market price is greater than $4.00, then the price shall be 88% of the market price.


        The Market Price of our common stock, for purposes of calculating the purchase price, is the lowest volume adjusted price during the ten trading days immediately preceding the date that we deliver a put notice to St. Annes. The volume adjusted price on a trading day is equal to the total dollar value of all shares of our common stock traded on the American Stock Exchange on the trading day, divided by the total volume of our common stock traded on the American Stock Exchange on the trading day.

        Some conditions must be satisfied before we can put shares to St. Annes, including, but not limited to, the following:


          o The registration statement of which this prospectus forms a part must be effective;
          o The Market Price of our common stock may not be less than $1.00 on the date we deliver a put notice to St. Annes;
          o We must sell at least $100,000 of our common stock to St. Annes upon each put of shares;
          o The closing date with respect to any put of shares shall not occur within 15 business days of any other put closing date;

          o Our representations and warranties to St. Annes set forth in the securities purchase agreement must be accurate as of the date of each put and we must not be in breach of any of our obligations under the securities purchase agreement;
          o The number of shares of common stock that we put, when added to all other shares of common stock previously acquired by St. Annes under the securities purchase agreement and still owned by St. Annes at the time of the put, shall not exceed 9.99% of our common stock outstanding on the date of the put notice;
          o Unless we obtain stockholder approval, the aggregate number of shares of common stock that we may issue and sell to St. Annes may not exceed 19.99% of the shares of common stock outstanding as of March 29, 1999 if the rules of the American Stock Exchange require the issuance of shares of our common stock to St. Annes in excess of this amount to first be approved by our stockholders.

        We have agreed to put to St. Annes at least $1,000,000 of our common stock during the 36 month term of the securities purchase agreement.

        We have agreed to register the resale by St. Annes of the shares of common stock we put to St. Annes under the securities purchase agreement. We have filed a registration statement, of which this prospectus forms a part, to satisfy our registration obligation. If the 2,000,000 shares of common stock included in the registration statement are less than the total number of shares we actually put to St. Annes under the securities purchase agreement, we will file another registration statement to include these additional shares. We have agreed to prepare and file amendments and supplements to the registration statement as necessary to keep it effective as long as registrable securities are outstanding. We have agreed to bear some expenses, other than any broker discounts and commissions of the selling stockholders, in connection with the registration statement.


        St. Annes and its representatives have the right to review the registration statement and our records and properties to obtain information about us and the accuracy of the registration statement and this prospectus.


        We have agreed to pay to Trinity Capital Advisors, as compensation for services rendered in connection with the securities purchase agreement, a cash fee equal to 3% of the purchase price paid to us by St. Annes at any put closing, and issue to Trinity shares of common stock having an aggregate Market
Price equal to 2% of the purchase price paid to us by St. Annes at any put closing.

        The securities purchase agreement will automatically terminate on the earliest of:

     o the date on which St. Annes has purchased an aggregate of $6,000,000 of our common stock under the securities purchase agreement;
     o 36 months after the effective date of the initial registration statement filed under the securities purchase agreement;
     o    or June 29, 2002.



                                 USE OF PROCEEDS


        We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. We will, however, receive from St. Annes the purchase price for the shares of common stock that we sell to St. Annes under the securities purchase agreement. If the "market price" of our common stock, as determined under the securities purchase agreement, is $4.00 or less, the purchase price is equal to 86% of the market price. If the market price of our common stock is greater than $4.00, the purchase price is equal to 88% of the market price. We may receive from $0 to $6,000,000 from St. Annes, depending upon how many shares we sell under the securities purchase agreement. See "Securities Purchase Agreement." We intend to use all proceeds from the sale of common stock under the securities purchase agreement for working capital and general corporate purposes.



                                 DIVIDEND POLICY

        We have never paid any dividends on our common stock. We intend to retain earnings for use in our business and do not intend to pay any dividends on our common stock in the foreseeable future.


                       DETERMINATION OF THE OFFERING PRICE


        The selling stockholders may from time to time sell all or a portion of the shares of common stock offered by them under this prospectus in routine brokerage transactions on the American Stock Exchange, in negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders also may make private sales directly or through brokers. Because of this, the offering price cannot be determined as of the date of this prospectus. See "Plan of Distribution."

                           PRICE RANGE OF COMMON STOCK


        Our common stock commenced trading on the American Stock Exchange on November 22, 1996 under the symbol "BDE." Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low prices for our common stock as reported by the American Stock Exchange.


                                                                        HIGH           LOW
         YEAR ENDED DECEMBER 31, 1997

               First Quarter.....................................       $ 6.00        $ 3.88
               Second Quarter....................................        8.38           4.50
               Third Quarter.....................................        9.88           6.25
               Fourth Quarter....................................        9.38           4.00


         YEAR ENDED DECEMBER 31, 1998

               First Quarter.....................................      $ 6.38         $ 2.13
               Second Quarter  ..................................        4.63           2.06
               Third Quarter.....................................        3.69           1.25
               Fourth Quarter....................................        3.50           1.06



         YEAR ENDED DECEMBER 31, 1999

               First Quarter.....................................       $ 5.25        $ 1.75
               Second Quarter....................................        7.94           2.50
               Third Quarter (through July 22, 1999).............        6.13           4.75

        On July 22, 1999, the closing sale price of the common stock as reported on the American Stock Exchange was $5.00 per share. As of July 22, 1999, there were 59 holders of record of our common stock.


                                 CAPITALIZATION


     The following table sets forth our actual capitalization as of March 31, 1999 and our pro forma capitalization as of March 31, 1999 giving effect to our acquisition of Trojan Television Limited in July 1999 as if it had occurred on March 31, 1999. This table should be read in conjunction with our financial statements, the notes to our financial statements, our unaudited pro forma combined financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. In addition to approximately 756,754 shares of common stock to be issued in connection with our acquisition of Trojan, the issuance of which is reflected in the pro forma column below, the number of issued and outstanding shares in the following table excludes the following shares that could further dilute your investment:

     o shares of common stock issuable to the selling stockholders under the securities purchase agreement;
     o 2,492,625 shares of common stock issuable upon exercise of options granted or available for future grant under our 1996 Stock Option Plan;
     o 840,262 shares of common stock issuable upon exercise of outstanding warrants; and
     o 2,349,405 shares of common stock issued between April 1, 1999 and July 22, 1999.

                                                                                  MARCH 31, 1999
                                                                            ---------------------------
                                                                              (unaudited, in thousands)
                                                                              ACTUAL        PRO FORMA
                                                                            ------------    -----------
Stockholders' equity:

     Preferred Stock, $0.001 par value; 1,000,000 shares authorized;
          no shares issued or outstanding..............................      $      --    $       --

     Common Stock, $0.001 par value; 30,000,000 shares authorized;
          9,409,001 (actual) and 10,165,755 (pro forma) shares issued
          and outstanding                                                            9            10
    Additional paid-in capital.........................................         21,357         28,024
    Accumulated deficit................................................        (17,575)       (17,575)
    Accumulated other comprehensive income (loss)......................           (101)          (101)
                                                                            -----------    ----------
Total stockholders' equity.............................................          3,690         10,358
                                                                            -----------    ----------
    Total capitalization ..............................................     $    3,690      $  13,222


                      SELECTED CONSOLIDATED FINANCIAL DATA


        The following table sets forth selected financial data of our business for the periods indicated. The statement of operations data with respect to the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited consolidated financial statements and the notes to these financial statements appearing elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999, and the balance sheet data as of March 31, 1999 are derived from our unaudited consolidated financial statements and the notes to these financial statements appearing elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects our acquisition of Trojan Television Limited in July 1999 as if the acquisition had occurred on January 1, 1998, and the unaudited pro forma balance sheet data as of March 31, 1999 reflects our acquisition of Trojan as if the acquisition had occurred on March 31, 1999. The following data should be read along with our financial statements, the notes to our financial statements, our unaudited pro forma combined financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                    YEAR ENDED                THREE MONTHS ENDED
                                                   DECEMBER 31,                   MARCH 31,
                                             --------------------------   ---------------------------
                                                1997          1998            1998          1999
                                             ------------ -------------   ------------- -------------
                                                                                 (unaudited)

STATEMENT OF OPERATIONS DATA:                         (in thousands, except per share data)
Revenues:
   Software sales.........................      $  2,246      $    221         $    24       $   152
   Development fees.......................           235           210               7            54
                                             ------------ -------------   ------------- -------------
        Total revenues....................         2,481           431              31           206
Cost of revenues.........................             44         1,383             266           205
                                             ------------ -------------   ------------- -------------
Gross profit (loss)......................         2,437           (952)           (235)            1
Operating expenses:
   Sales and marketing....................         1,090         1,785             305           222
   General and administrative.............         2,217         2,936             524           619
   Research and development...............         1,709         3,798             317           981
   Depreciation...........................           214           390              18           130
                                             ------------ -------------   ------------- -------------
        Total operating expenses..........         5,230         8,909           1,430         2,157
                                             ------------ -------------   ------------- -------------
Income (loss) from operations............         (2,793)       (9,861)         (1,399)       (1,951)
Other income (expense), net...............           488           436             132            61
                                             ------------ -------------   ------------- -------------
Income (loss) before income taxes........         (2,305)       (9,425)         (1,267)       (1,890)
Income taxes.............................            --             --              --            --
                                             ------------ -------------   ------------- -------------
Net income (loss)........................    $    (2,305)   $   (9,425)     $   (1,267)    $  (1,890)
                                             ============   ===========     ===========    ==========

Other comprehensive income:
Foreign currency translation adjustment
     (net of tax effects of $ 0)........            (168)           72              62            22
                                             ------------ -------------   ------------- -------------
Comprehensive income (loss)..............    $    (2,473)   $   (9,353)         (1,205)       (1,868)
                                             ============ =============   ============= =============
Basic and diluted net income (loss) per
share....................................    $     (0.31)    $   (1.00)      $   (0.13)    $   (0.20)
                                             ============ =============   ============= =============
Weighted average number of shares used
   in computing basic and diluted net
   income (loss) per share..............           7,384         9,403           9,403         9,409
                                             ============ =============   ============= =============
Pro forma net income (loss) (unaudited)..                    $  (12,607)                  $  (2,671)
                                                          ==============                ============
Pro forma comprehensive income (loss)
(unaudited)..............................                    $  (12,535)                  $  (2,649)
                                                          ==============                ============
Pro forma basic and diluted net income
(loss) per share (unaudited).............                     $   (1.19)                  $   (0.25)
                                                          ==============                ============
Weighted average number of shares used in
computing pro forma basic and diluted net
income (loss) per share (unaudited)......                        10,560                      10,566
                                                          ==============                ============


                                                       AT DECEMBER 31,         AT MARCH 31, 1999
                                                   -----------------------    ----------------------
                                                      1997        1998          ACTUAL    PRO FORMA
                                                   ----------- -----------    ----------- ----------
                                                                                   (unaudited)
                                                                    (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.......................      $ 12,338    $ 3,187        $ 1,632    $ 1,911
Total current assets............................        14,722      5,636          3,974      4,307
Total assets....................................        16,843      7,453          5,575     13,222
Total current liabilities.......................         2,021      1,552          1,584      2,563
Total stockholders' equity......................        14,822      5,558          3,690     10,358


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF BRILLIANT DIGITAL ENTERTAINMENT AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING THE CONSOLIDATED OPERATING RESULTS, FINANCIAL CONDITION AND LIQUIDITY AND CASH FLOWS OF BRILLIANT DIGITAL ENTERTAINMENT FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998. EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED UPON JUDGMENTS CONCERNING VARIOUS FACTORS THAT ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER THINGS, THE FACTORS DESCRIBED IN "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


        Brilliant is a production and development studio that uses software to create digital entertainment for distribution over the Internet, on CD-ROM and DVD, as television programming and for home video. We are headquartered in the United States and were incorporated in July 1996. We were formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd. ("BII Australia"), an entertainment software developer and producer and Sega Australia New Developments ("SAND"), a "skunk works" research and development operation for leading edge software tools. BII Australia became our wholly owned subsidiary in August 1996, and we acquired SAND in September 1996. SAND was established during the second quarter of 1994 by Sega Ozisoft Pty., Ltd., one of the largest publishers and distributors of entertainment software products in Australia and New Zealand, the predecessor of which was co-founded by Mark Dyne and Kevin Bermeister.

        Our annual and quarterly revenue will depend upon the successful development, distribution, timing and market acceptance of our interactive products and upon the costs to distribute and promote these products. Specifically, the revenues derived from the production and distribution of our Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See "Risk Factors - We will not be able to sell our Multipath Movies if they do not achieve market acceptance." The commercial success of a Multipath Movie is also expected to depend upon promotion and marketing, production costs, impact of competition and other factors. Accordingly, our annual and quarterly revenues are, and will continue to be extremely difficult to forecast.


CD ROM RETAIL CHANNELS AND DIRECT-TO-RETAIL


        We are continuing to establish a retail distribution program in which Multipath Movies are marketed through traditional software publishers and distributors nationwide. In addition, we will seek to substantially broaden distribution in retail and mass market outlets, including video retailers, during 1999. Progress is being made in the retail channel through our relationship with GT Interactive, who is representing selected titles sold in jewel case CD-ROM formats. Some titles are now available in stores such as Wal-Mart, Target and other mass merchant retailers. In addition to distribution through GT Interactive, we have entered into a distribution agreement with The Learning Company to sell 4 boxed titles, including Superman and Gravity Angels, into computer retail stores and to expand distribution based upon the success of the initial title launch. There are, however, numerous obstacles and uncertainties involved in developing a retail distribution channel. In the past, we have experienced significant delays in our introduction of titles in the retail channel. For instance, delays in duplication, packaging and distribution caused our first movies to begin arriving at retailers at the end of December 1997, after the holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December. We cannot guarantee that similar delays will not occur in the future. However, since December 1998, GT Interactive has placed additional orders for Xena and Ace Ventura.


DVD MARKET

        We intend to release Multipath Movie titles to the DVD market for distribution commencing in 1999. We believe that distributing our titles on DVD will increase the awareness of Multipath Movies in the retail market. We entered into an agreement with SlingShot, a special purpose DVD publisher and distributor, in March 1999. We granted to SlingShot exclusive worldwide rights to distribute 20 of our Multipath Movies in DVD format. Under the agreement, SlingShot has made an up-front, non-refundable cash advance and provided a minimum guarantee in exchange for its exclusive retail DVD distribution rights. OEM and bundled sales of DVD products will be managed jointly by SlingShot and us. SlingShot will also use a DVD version of our Digital Projector to drive traffic to our web site. We have begun delivery of titles to SlingShot for conversion to the DVD format and have developed a release plan to ensure timely delivery of DVD titles into the retail channel. DVD titles are expected to be available in retail outlets in the second half of 1999.

INTERNET AND ONLINE SERVICES


        We continue to seek distribution of our Multipath Movies through bundling arrangements which allow the user to purchase and unlock titles through our website. In addition to our existing relationships, we have signed an agreement to distribute some title previews through Midas Interactive Entertainment BV, a Netherlands-based publisher and distributor of PC CD-ROM software. In addition, we have entered into online content and distribution arrangements to promote and sell Multipath Movies. These include arrangements with @Home Networks, @Home Benelux, DVD Express, Mediadome and Gamestorm. We currently are pursuing relationships with other on-line partners but cannot be certain that they will be concluded. We will continue our efforts to deliver content to the on-line markets, and we are pursuing opportunities to syndicate and license our content to these markets. We have made significant progress in reducing the file sizes of our content and expect this to be a major advantage in our ability to exploit the on-line marketplace.


B3D - MINIMIZE FOR MAX

        In addition to consumer product sales and marketing, we are pursuing a strategy designed to encourage active use of our tools and technology by a broad market of animators who are currently using 3D Studio Max, an animation and 3D design software package developed and marketed by Kinetix, a division of Autodesk. Our B3D - Minimize for Max tool is a plug-in to 3D Studio Max. It enables animators to output their animation to be played back in real time on the Internet using our Digital Projector playback system. B3D - Minimize for Max will be distributed by Digimation Inc., an authorized distributor of 3D Studio Max plug-ins, and by us directly to the market. The marketing program is designed to encourage content creation and distribution on the Internet using B3D - Minimize for Max to further encourage use of the Digital Projector, and through this, to establish broader demand for our other tools and technology that we intend to continue to release to the market. Animation content generated using B3D - Minimize for Max can be of any type. The tool is not limited to the production of entertainment content. It can be applied to the production of artistic renderings, education, architecture, engineering, e-commerce and other solutions that require animation. A limited 30-day trial version of the tool has been released on various Internet sites for use by animators worldwide. The complete license version is available at $495.00 per user. Other versions of the tool, to be released at a later date, will be sold or will be the subject of joint venture arrangements.

NON-INTERACTIVE FORMAT FOR TELEVISION, CABLE AND VIDEO


        We have progressed with our plans to release some of our Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. In January 1999, we entered into an agreement with Kaleidoscope Media Group for the distribution of Gravity Angels, a two hour 3D animated science fiction thriller, to the television broadcast/cable and home video markets. In April 1999, we attended Mipcom in Cannes, France where several TV Broadcasters expressed interest in the rights for their individual territories. The final rendered property is due for completion in May, at which time we expect agreements currently under negotiation to be concluded. However, we do not guarantee that these agreements will be concluded or that the terms of these agreements, if concluded, will be favorable to us.


PACKARD BELL


        Management is aware that Packard Bell NEC has significantly delayed distribution of our titles bundled with Packard Bell NEC's computers. In addition to the delay, Packard Bell NEC has bundled our software on significantly fewer computers than required. As a result of these factors management believes that Packard Bell NEC will not be able to comply with the terms of the Distribution Agreement, specifically Packard Bell NEC's commitment to ship our software with up to 6 million computers with at least 2 million of these computers being shipped within 12 months of the commencement of the shipment, subject to an extension not to exceed 6 months. This shipment triggers Packard Bell NEC's obligation to pay a minimum royalty of $1,973,333 at the rate of $1 for each Packard Bell NEC computer shipped with our products. The full minimum royalty amount is contractually due by no later than the end of the shipment period, regardless of actual shipments by Packard Bell NEC of personal computers containing our product. Management believes that it has a contractual right to payment by Packard Bell NEC of the minimum guaranteed amount no later than the end of the shipment period.


PRODUCTION

        During the first quarter of 1999, we have begun to reduce the number of employees working in our production studio and research and development facilities. Reduction in staff numbers is based upon production demands at any point in time.


OUR ACQUISITION OF TROJAN TELEVISION LIMITED

        In July 1999, we acquired Trojan Television Limited, a London-based company doing business as The Auction Channel. Founded in 1996, The Auction Channel integrates live satellite, cable TV and World Wide Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television or the Internet and use the Internet or their telephone to bid on items presented at auction. The purchase price for The Auction Channel is payable by us in shares of our common stock. We expect that we will issue approximately 757,000 shares of our common stock in connection with our acquisition of The Auction Channel.


RESULTS OF OPERATIONS

        THREE MONTHS ENDED MARCH 31, 1999 AS COMPARED TO THREE MONTHS ENDED MARCH 31, 1998


        REVENUES. Revenues from the sale of Multipath Movies through retail outlets are recognized when the product is shipped. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. See "Risk Factors
- Product returns that exceed our anticipated reserves could result in worse than expected operating results."


        We enter into distribution contracts under which we are entitled to fixed minimum guaranteed payments. The minimum guaranteed payments are recognized as revenue when the CD-ROM master is delivered to the distributor and the terms of the sale are considered fixed. Revenues from the sale of electronic tickets to view Multipath Movies over the Internet are recognized when the tickets are sold.


        Historically, we have derived our revenues from royalties, development fees and software sales. We license our traditional CD-ROM products to publishers and distributors in exchange for non-refundable advances and royalties based on product sales. Royalties based on product sales are due only to the extent revenues exceed any associated non-refundable royalty advance. Royalties related to non-refundable advances are recognized when the CD-ROM master is delivered to the licensees. Royalty revenues in excess of non-refundable advances are recognized upon notification by the distributor that a royalty has been earned by us. Development fees are paid by customers in exchange for our development of software packages in accordance with customer specifications. The software development agreements generally specify "milestones" which must be achieved throughout the development process. As these milestones are achieved, we recognize the portion of the development fee allocated to each milestone. Software sales revenues are recognized upon shipment of product.


        Revenues increased from $31,000 for the three months ended March 31, 1998 to $206,000 for the three months ended March 31, 1999. This represents an increase of $175,000. Revenues for the three months ended March 31, 1999 reflect $54,000 earned under a Multipath Movie technology and content development agreement and Multipath Movie retail sales of $152,000. Revenues for the prior year's first quarter, ended March 31, 1998, were primarily the result of $31,000 in Multipath Movie retail sales.

        During the three months ended March 31, 1999, we received $25,000 and $73,000 in royalty payments from Packard Bell for the quarters ended September 30, 1998 and December 31, 1998, respectively. We have not received the royalty statement and payment due for the three months ended March 31, 1999.

        To address our slower than anticipated revenue growth and resulting losses, we have taken steps to reduce overhead expenditures at our production studio in Bondi Junction, Australia and will consider further reductions.

        COST OF REVENUES. Cost of revenues consists primarily of the amortization and writedown of capitalized movie software costs for previously released titles, royalties to third parties and the direct costs and manufacturing overhead required to reproduce and package software products. Cost of revenues decreased from $266,000 for the three months ended March 31, 1998 to $205,000 for the three months ended March 31, 1999. This represents a decrease of $61,000. The primary reason for the decrease is the fact that in the first quarter of 1998 a $145,000 writedown of the development costs occurred. Costs of revenues in 1999 include costs of $45,000 associated with software sales and amortization of capitalized movie software costs of $160,000. For the first quarter of 1998, costs of $89,000 are attributable to the amortization of capitalized movie software costs. To the extent capitalized Multipath Movie software costs are attributable to titles that we have begun to ship, these costs are subject to amortization. To the extent the software costs are estimated to exceed the total anticipated revenues, charges are made to operations to reduce these costs to net realizable value. We will monitor the level of commercial success of our Multipath Movies and, depending upon results, may write down additional capitalized movie software costs in subsequent periods in accordance with Statement of Financial Accounting Standards No. 86. See "Accounting Treatment for Development Costs and Research Expenditures."

        SALES AND MARKETING. Sales and marketing expenses include primarily costs for salaries, advertising, promotions, brochures, travel and trade shows. Sales and marketing expenses decreased from $305,000 for the three months ended March 31, 1998 to $222,000 for the three months ended March 31, 1999. The decrease is primarily attributable to a change in our promotional efforts. Sales and marketing expenses are expected to increase in future periods due to the expansion of our sales force and marketing efforts. We implemented an online marketing program in connection with the release of Multipath Movies in the fourth quarter of 1998 and continued the program into the first quarter of 1999. The marketing expense for the three months ended March 31, 1999 is primarily attributable to the online marketing program.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses include primarily salaries and benefits of management and administrative personnel, rent, insurance costs and professional fees. General and administrative expenses increased from $524,000 for the three months ended March 31, 1998 to $619,000 for the three months ended March 31, 1999. This represents an increase of $95,000 that is attributable to increased employment costs associated with the development of internal management and the addition of personnel.

        RESEARCH AND DEVELOPMENT. Research and development expenses include salaries and benefits of personnel conducting research and development of software products. Research and development costs also include costs associated with creating our traditional CD-ROM software tools and the software tools used to develop Multipath Movies. Research and development expenses increased from $317,000 for the three months ended March 31, 1998 to $981,000 for the three months ended March 31, 1999. In accordance with SFAS No. 86, the results of operations for the three months March 31, 1999 include Multipath Movie software development costs and research and development expenses. Technological feasibility of our original Digital Projector software tool was reached during the third quarter of 1997. Since the date of achieving technological feasibility, the costs of developing Multipath Movies intended to be viewed on the original projector have been capitalized. Multipath Movies developed by us subsequent to the first quarter of 1998 are intended to be viewed on our new Internet Digital Projector, which we released in the fourth quarter of 1998. To the extent capitalized Multipath Movie software costs are attributable to titles that we have begun to ship, these costs are subject to amortization. We have written off amounts incurred subsequent to the first quarter of 1998 in the development and production of Multipath Movies designed to be viewed on the new Digital Projector. As the technology on which our product is designed to operate is continuously changing, a reserve against capitalized costs is necessary until shortly before the release of the title. Therefore, no additional movie development costs are anticipated to be capitalized in the future.

        We have chosen to focus our development of Multipath Movies for the PC. We have deferred development of Multipath Movies for other platforms, including game consoles, until warranted by market conditions. This focus allows us to devote more of our resources to development of Multipath Movie technology and development of additional titles. We believe that our decision will have no adverse impact on revenues in the near or medium term.


        DEPRECIATION. Depreciation expense relates to depreciation of fixed assets such as computer equipment and cabling, furniture and fixtures and leasehold improvements. These fixed assets are depreciated over their estimated useful lives, up to five years, using the straight-line method. Depreciation expense increased from $18,000 for the three months ended March 31, 1998 to $130,000 for the three months ended March 31, 1999. The increase is attributable to the increase in depreciable assets resulting from the growth of our operations, primarily from production and general overhead activities. Additionally, in the first quarter 1998, a large portion of BII's depreciation was considered production overhead, which was capitalized into movie software costs.

          OTHER INCOME AND EXPENSE. Other income includes interest income and expenses, gains and losses on foreign exchange transactions and export development grants paid to BII Australia by the Australian Trade Commission for BII Australia's participation in export activities. Trade grant revenue earned was $37,000 for the three months ended March 31, 1999. Net interest income decreased from $140,000 for the three months ended March 31, 1998 to $24,000 for the three months ended March 31, 1999. This decrease is due to the lower cash balances during the first quarter of 1999.


        FISCAL YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

        REVENUES. Revenues decreased from $2,481,000 for the year ended December 31, 1997 to $431,000 for the year ended December 31, 1998. This represents a decrease of $2,050,000. Revenues for year ended December 31, 1998 reflect $210,000 earned under a Multipath Movie technology and content development agreement and Multipath Movie retail sales of $221,000. Revenues for the prior year were primarily the result of $1,973,000 in revenue from a software bundling agreement with Packard Bell NEC. See Note 2 of Notes to Consolidated Financial Statements.


        During 1998, users were not equipped to purchase on-line episodes of our Multipath Movies over the Internet as early as expected. This is due, in part, to delays in the shipment by Packard Bell NEC of personal computers bundled with our products, and the decision by Packard Bell NEC to include our products only on middle- and high-end computers. This has had a significant negative impact on our 1998 revenues and earnings and is expected to have a similar impact in 1999. We do not believe Packard Bell NEC will ship the required number of units under our agreement. See "Business -- Our Multipath Movie Business -- Strategic, Content and Distribution Relationships -- Packard Bell NEC."


        COST OF REVENUES. Cost of revenues increased from $44,000 for the year ended December 31, 1997 to $1,383,000 for the year ended December 31, 1998. This represents an increase of $1,339,000. Cost of revenues in 1997 include costs associated with software sales. The increase in costs of revenues in the 1998 period is primarily a result of amortization ($312,000) and write down ($834,000) of capitalized movie software costs for previously released titles.

        SALES AND MARKETING. Sales and marketing expenses increased from $1,090,000 for the year ended December 31, 1997 to $1,785,000 for the year ended December 31, 1998. The increase is primarily attributable to increased costs associated with our promotional efforts. Sales and marketing expenses are expected to increase in future periods due to the expansion of our sales force and marketing efforts. The increase in marketing expense for the fourth quarter of 1998 was due to implementation of our online marketing program.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $2,217,000 for the year ended December 31, 1997 to $2,936,000 for the year ended December 31, 1998. The increase is attributable to increased employment costs associated with the development of internal management and the addition of personnel.

        RESEARCH AND DEVELOPMENT. Research and development expenses increased from $1,709,000 for the year ended December 31, 1997 to $3,798,000 for the year ended December 31, 1998. In accordance with SFAS No. 86, the results of operations for the year ended December 31, 1998 include Multipath Movie software development costs and research and development expenses.

        DEPRECIATION. Depreciation expense increased from $214,000 for the year ended December 31, 1997 to $390,000 for the year ended December 31, 1998. The increase is attributable to the increase in depreciable assets resulting from the growth of our operations, primarily from production and general overhead activities.

        OTHER INCOME AND EXPENSE. Other income includes trade grant revenue of $148,000 and $73,000 for the years ended December 31, 1997 and December 31, 1998, respectively. Interest income increased from $313,000 for the year ended December 31, 1997 to $368,000 for the year ended December 31, 1998. This increase is due to the higher cash balances as a result of our public offering of common stock in December 1997.

ACCOUNTING TREATMENT FOR DEVELOPMENT COSTS AND RESEARCH EXPENDITURES


        Our accounting policy follows SFAS No. 86, which provides for the capitalization of some software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to the establishment of technological feasibility, these costs are expensed as incurred. Historically, we have expensed all costs related to the development of both our software tools and Multipath Movie titles.

We achieved technological feasibility of our original Digital Projector during the third quarter of 1997. Since the date of achieving technological feasibility, the costs of developing Multipath Movies intended to be viewed on the original projector have been capitalized in accordance with SFAS No. 86. To the extent capitalized Multipath Movie software costs are attributable to titles which have begun to ship, they are subject to amortization. Amortized amounts have been included in costs of revenues. Multipath Movies developed by us subsequent to the first quarter of 1998 are intended to be viewed on our new Internet Digital Projector, which we released in the fourth quarter of 1998. We have written off amounts incurred subsequent to the first quarter of 1998 in the production of Multipath Movies designed to be viewed on our new projector. As the technology on which our product is designed to operate is continuously changing, management considers that a reserve against capitalized costs is necessary until shortly before the release of the title. Therefore, no additional movie development costs are anticipated to be capitalized in the future.

           In the future, if we incur costs to develop digital entertainment products for distribution as home video features or television programming, these discrete costs may be capitalized and amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received, in accordance with Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."


ACCOUNTING GUIDANCE FOR REVENUE RECOGNITION FOR SOFTWARE TRANSACTIONS

        Software sales entered into prior to December 15, 1997 were accounted for in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." For transactions entered into after December 15, 1997 we recognize revenue from the sale of software in accordance with SOP 97-2, "Software Revenue Recognition". SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software.

LIQUIDITY AND CAPITAL RESOURCES


        On December 10, 1997, we closed a public offering of 2,500,000 shares of common stock at $5 per share, 2,200,000 of which were sold by us. The public offering resulted in gross proceeds of approximately $9,800,000 in cash after underwriters' discounts and commissions and offering expenses. As of March 31, 1999, approximately $1,632,000 of the net proceeds of the public offering remain available for product development and working capital and general corporate purposes.

        Net cash used in operating activities during the three months ended March 31, 1999 was primarily attributable to a net loss of $1,890,000. Net cash used in investing activities in the three months ended March 31, 1999 was due primarily to the purchase of computer equipment. Cash used in financing activities for the three months ended March 31, 1999 was for the repayment of notes for the financing of office furniture and computer equipment. In April 1999, we redeemed a convertible debenture we issued in December 1998 for $100,000 plus accrued interest, and we redeemed a related warrant for $5,000, and entered into an alternative financing arrangement with St. Annes Investments, Ltd. as described below.


        We have an obligation under our agreement with Morgan Creek to fund entirely the development of two Multipath Movies, the first of which, Ace Ventura, was developed and shipped in the fourth quarter of 1998. We have an obligation under our joint venture agreement with Crawfords to jointly fund two Multipath Movies. No projects have been identified for development by the parties and we are doubtful that we will ever develop a project with Crawford under our agreement. We have an obligation under our joint venture agreement with KISS Digital, LLC to fund 75% of the development of a Multipath Movie up to $900,000. This project currently is in development. We also are required as of March 31, 1999 to make minimum payments of $142,000 under various licensing agreements. At March 31, 1999, we had rental commitments for our offices and production facilities of $755,000 and a promissory note for the financing of fixed assets in the amount of $118,000 payable over the next 5 years.


        In March 1999, we entered into a securities purchase agreement with St. Annes Investments, Ltd. The agreement gives us the right at our election to sell to the investor up to a total of $6 million of our common stock at a discount to its "market price" from time to time during the three-year term of the agreement. See "Securities Purchase Agreement."

        On April 27,1999, we issued to Roseworth Group, Ltd. a 4% convertible debenture in the principal amount of $1,000,000 due on the later of April 27, 2000 or six months following the date the Securities and Exchange Commission declares effective a registration statement with respect to the resale of the shares of common stock underlying the debenture. The debenture may be converted by Roseworth into shares of our common stock at a conversion price for each share of common stock equal to the lower of 95% of its Market Price at the conversion date or $6.00. On the maturity date of the


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debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of common stock at the conversion price on the maturity date. Market Price is defined as the lowest volume weight adjusted price of our common stock on the American Stock Exchange, as reported on Bloomberg, during the 10 business days prior to the business day on which the conversion notice is sent to us. In connection with the loan, we paid to Roseworth a fee of $30,000 and issued to Roseworth 5,883 shares of our common stock.

        On March 30, 1999, we entered into agreements for the sale of 2,132,000 shares of our common stock to seven investors, the closings of which were subject to several contingencies. The contingencies were waived and the sales of the shares closed in May 1999, raising aggregate proceeds of $4,311,250. Of the 2,132,000 shares of common stock, 1,880,000 shares were issued to five investors at $2.00 per share and 252,000 shares were issued to two investors at $2.1875 per share. The purchase prices for the shares were negotiated with each of the investors. On March 29, 1999, the closing sales price of our common stock was $2.25 per share, and the lowest sales price of our common stock was $2.1875 per share. The 1,880,000 shares were issued at a discount to the sales prices of the common stock to reflect the illiquidity risk associated with the shares. All of the shares constitute restricted stock that cannot be sold in the public market until the shares are registered or until an exemption from registration is available. In July 1999, we filed with the Commission a registration statement covering the resale by the investors of all 2,132,000 of these shares.

        We believe that our existing funds, cash generated from operations and proceeds from the securities purchase agreement with St. Annes, the convertible debenture and the private placement will be sufficient to fund our working capital requirements for at least the next twelve months. See "Risk Factors - If we are unable to raise additional funds, we may be required to defer completion of Multipath Movie titles and reduce overhead significantly."


YEAR 2000


        We are continuing our project to address the potential impact of the Year 2000 problem on the processing of date-sensitive information by our information technology systems and the information technology systems used by our significant customers and vendors. The Year 2000 problem is the result of computer programs being written using two digits to define the applicable year. As a result, some computer programs may recognize a date using "0" as the year 1900 rather than 2000, which could cause miscalculations or system failures. The objectives of our Year 2000 project are to determine and assess the risks of the Year 2000 problem and to plan and institute mitigating actions to minimize those risks to an acceptable level.

        We are dependent upon both internally developed and vendor supplied information systems. Our core operations systems are largely standard package systems for business management and inventory control, which have been developed by vendors whose products are widely used in the industry. We have already contacted our key information technology vendors and suppliers as to their Year 2000 compliance to determine what changes, if any, must be made to the vendor-supplied systems used by us in our operations.


        We also are in the process of evaluating our internally developed information technology systems to determine their Year 2000 compliance. Our Vice President of Technology is coordinating this process. We do not presently anticipate any material Year 2000 issues or significant expenses from the conversion of our own information systems, databases or programs. However, if our current estimates of the resources required to address and resolve Year 2000 issues prove to be understated, the additional costs and resources required to address the Year 2000 problem could result in a material financial risk.

        We have communicated with our significant customers and vendors to understand their Year 2000 issues and how they may affect us and to determine what steps these customers and vendors have taken to prepare and manage their Year 2000 issues as they relate to us. These customers and vendors include the host of our web site and significant distributors of our products. At this time, we do not know what measures our customers and vendors have taken to address the Year 2000 problem or how that problem's effect on our customers and vendors will impact us. The failure by any of these third parties to adequately address the Year 2000 problem could result in disruptions in the supply or sale of our products, either of which would have a material adverse effect on our business, financial condition and results of operations. We plan to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.


        Readers are cautioned that this Year 2000 disclosure contains forward-looking statements. Readers should understand that the dates on which we believe the Year 2000 project will be completed are based upon management's best estimates. These estimates were derived utilizing numerous assumptions of future events, including the availability of resources, third party modification plans and other factors. There can be no guarantee, however, that these estimates will


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be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of our Year 2000 compliance project. A delay in specific factors that might cause differences between the estimates and actual results include, but are not limited to:


     o    the availability and cost of personnel trained in these areas;
     o    the ability of locating and correcting all relevant computer code;
     o    timely responses to and corrections by third parties and suppliers;
          and
     o the ability to implement interfaces between any new systems and systems not being replaced.

        Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties and the inter-connection of national and international businesses, we cannot ensure that we will be able to timely and cost effectively resolve problems associated with the Year 2000 issue, which may effect our operations and business, or expose us to third party liability.


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                                    BUSINESS



                                   OUR COMPANY

        We are a production and development studio that uses software to create digital entertainment for distribution over the Internet, on CD-ROM and DVD, as television programming and for home video. Using our proprietary state-of-the-art software tools, we produce Multipath(TM) Movies. Multipath Movies are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. Our Multipath Movies feature seamless interactivity ensuring that the plot and graphical presentation of the story are uninterrupted by the user's decisions. We utilize a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, including the Internet, CD-ROM and, in the future, television programming. In addition, we have developed software that permits real time distribution of, and user interaction with, our Multipath Movies over the Internet.

        In July 1999, we acquired Trojan Television Limited. Trojan is a London-based company doing business as The Auction Channel. Founded in 1996, The Auction Channel integrates live satellite, cable TV and World Wide Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. The Auction Channel has entered into agreements to provide its services with major auction houses like Christie's, Phillips, Bonhams and Brooks.


                          OUR MULTIPATH MOVIE BUSINESS


THE DIGITAL ENTERTAINMENT MARKET

        Digital entertainment is created and stored and can be distributed electronically. Examples of current digital entertainment products include high-end computer games, virtual reality attractions and computer-animated television programs and feature films. Traditionally, digital entertainment has been distributed on CD-ROM and game console cartridges. Leading edge digital entertainment products are now also being released online to capitalize on the current interest in the Internet and the World Wide Web. In addition, digital entertainment products have recently been released as broadcast television and cable programming, home videos, and even full-length feature movies, although on a limited basis.

THE MULTIPATH MOVIE


        Multipath Movies are unlike any other entertainment product known to us. In contrast to existing compressed video interactive movies, the action of a Multipath Movie does not stop while a user makes decisions. A user's decisions are implemented seamlessly because our proprietary Digital Projector has the technical ability to form and manipulate streams of complex three-dimensional animated images in real time, sequentially, for the duration of the movie. A Multipath Movie provides the user with up to hundreds of plot branches leading to a number of different conclusions. The opening scenes of each Multipath Movie typically require limited interaction, which is intended to introduce users to the story in a manner that builds user empathy with the lead characters and teaches the user how to interact with a Multipath Movie. Further into a Multipath Movie, the level of prompted interactivity may increase. Users interact with Multipath Movies by responding with a mouse, keyboard or remote control device to decision points which affect the plot of a Multipath Movie. Decision points are identified by icons appearing at pre-scripted points, where there is tension between two characters or where characters have differing opinions about an issue, requiring the viewer to make a supportive selection. The Multipath Movie allows the user to jump forward or reverse to previously viewed scenes and, if desired, to select a different decision path. The user can view the Multipath Movie from the perspective chosen by the director or elect an almost infinite number of alternative camera positions.


        We are targeting a larger market than users of traditional computer games for our Multipath Movie products. Multipath Movies are approximately 20 to 30 minutes in length so that users can enjoy them within a single sitting. The content of our Multipath Movies is designed to appeal to a wide variety of audiences.


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        MULTIPATH MOVIE DISTRIBUTION FORMATS

        In 1999, we intend to release Multipath Movies in the following formats:


        o RETAIL CD-ROM AND DVD TITLEs. We offer Multipath Movies on CD-ROM for retail distribution. These CD-ROM's contain previews of all previously released titles that can be unlocked by the user. In addition, we expect to offer Multipath Movies on DVD for retail distribution in the second half of 1999.


        o BUNDLED TITLES WITH ONLINE CAPABILITY. Multipath Movie titles are bundled on a variety of hardware systems. Typically, only the preview of the title is offered for viewing by the user without the need to connect to the Internet. If the user wishes to view the full title, the user can connect to the Internet and "pay to view" the title on our website at www.multipathmovies.com.


        o WEBISODES AND PREVIEWS. Webisodes and previews are offered on our website at www.multipathmovies.com. Webisodes are serialized episodes that we offer through subscription. Users receive an e-mail, usually weekly, indicating the availability of a new webisode. Typically, webisodes are available over a 12-week period. Previews of selected titles are available to users at no charge on our website.

        o TELEVISION BROADCAST/CABLE PROGRAMMING AND HOME VIDEo. We are developing selected Multipath Movie titles in non-interactive format as television broadcast/cable programming and as home video features. We intend to segment these Multipath Movies into episodes for sale into the broadcast and cable series markets. By packaging together multiple episodes, we can create a season-length series. In January 1999, we entered into an agreement with Kaleidoscope Media Group for the distribution of GRAVITY ANGELS, a two-hour 3D animated science fiction thriller, to the broadcast and home video markets.


        MULTIPATH MOVIE CONTENT CATEGORIES


        We are developing a broad range of Multipath Movie titles designed to appeal to viewers of varying ages and tastes. Much of the PC-based digital entertainment developed to date has been designed for the dedicated computer game player, typically an eight to 21-year-old male with substantial free time and spending money who appreciates game playing complexities. Our strategy is to develop and produce Multipath Movie titles based upon various types of compelling content directed at discrete consumer categories. Because internally developed titles require significant time and expertise, we place greater emphasis on licensed content. We currently are developing titles according to the following categories:


        MULTIPATH MOVIE FEATURES. Our first Multipath Movie, CYBERSWINE, was produced from original scripts developed by us, and is loosely based on an Australian science fiction comic strip series. We also have developed various other titles for this category including our original series, GRAVITY ANGELS, as well as titles based on licensed content including ACE VENTURA, XENA:
WARRIOR PRINCESS and the upcoming SUPERMAN and KISS titles.

        CHOOSE YOUR OWN NIGHTMARE SERIES. We are continuing to develop the CHOOSE YOUR OWN NIGHTMARE series, which is a series of Multipath Movies targeting children eight to twelve years of age. Initial titles in the series include NIGHT OF THE WEREWOLF and HALLOWEEN PARTY, and more recent titles include HOW I BECAME A FREAK, THE EVIL PENPAL, THE CURSE OF THE MUMMY and THE BITE OF THE VAMPIRE. All of these titles are based upon Bantam Doubleday Dell's popular children's series, CHOOSE YOUR OWN NIGHTMARE. Each of the books in this series is written in a branching format, where the reader skips to different pages or chapters of the book depending upon responses to questions posed in the story. Because of the branching nature of the series, these stories are ideally suited to the Multipath Movie format.

        MULTIPATH MOVIES FOR KIDS. Multipath Movies for Kids are targeted at children three to twelve years of age. These titles are specifically designed to appeal to this age group by including more comic-like characters and engaging music and sound effects. The first title we developed was QUEST FOR THE WOOLLY MAMMOTH, followed by THE SUNKEN TREASURE and THE RESCUE, all featuring POPEYE.

INTERNET TICKETING AND E-COMMERCE

        We have developed our own proprietary ticketing system to collect revenue from online users of our products. Our ticketing system is designed for compatibility with a wide variety of data storage and content billing arrangements and to allow customers to be billed more easily under a variety of charging options. Our ticketing system allows a viewer to


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purchase a "Movie Ticket." The ticketing system and our multipath serving software currently reside on restricted access servers at the facilities of Worldsite Networks and are maintained, upgraded and queried for reports by us via remote access. Through the facilities of Worldsite, we:

     o    receive requests from customers to purchase Movie Tickets;
     o receive, process and transmit credit card or other payment authorizations sufficient to allow us to receive payment of the price of each Movie Ticket from the customer's credit card processor;
     o    deliver Movie Tickets to customers;
     o provide Multipath Movie instructions after receipt, verification and cancellation of the customer's Movie Ticket; and
     o    collect and process information relating to customers.

THE PRODUCTION OF MULTIPATH MOVIES

        The Multipath Movie production process consists of eight phases:

     o    scripting;
     o    creative design;
     o    voice and sound;
     o    model and world building;
     o    texturing and lighting;
     o    blocking/camera editing;
     o    special effects animation; and
     o    the generation of rendered output.

        The production of a Multipath Movie is very similar to the production of a traditional film. Just as the traditional film director identifies locations, builds sets and chooses actors, the digital Multipath Movie director builds "worlds" and "models." In the same way that traditional filmed entertainment directors give actors wardrobes and props, the Multipath Movie director "textures" the models.


        The Multipath Movie production process, however, differs from the traditional movie process in three important ways. First, the traditional process is substantially more labor intensive, requiring large crews, artisans and technicians to produce a final product. Once scenes are filmed and edited, any reshoots require the re-assembling of actors and crews, which is not only costly but often not feasible. Second, filming and editing in the traditional film process are two separate functions that cannot be performed simultaneously. Through digital production, a scene, or group of scenes, can be blocked, animated and edited at the same time. As a result, the producer can immediately view the scene and make any necessary changes while avoiding substantial costs and logistical problems. Finally, the digital Multipath Movie process allows the producer to easily substitute models and worlds, alter texturing and lighting, alter the blocking and editing process and alter special effects. By clicking the mouse, the director/scriptwriter can preview entire scenes, add/delete characters and plots and automatically change the appearance of a character or object. Characters and sets are all digitally produced and then animated using our software tools. Set components such as language on storefronts and vehicles and personal features such as skin tone and hair color need to be changed only once to effect the desired change throughout the Multipath Movie.

OUR SOFTWARE TOOLS AND PRODUCTION CAPABILITIES


        We have developed five proprietary software tools that enable us to produce high-quality Multipath Movies.

        SCRIPNAV. ScripNav was developed specifically for the writing of complex Multipath Movie scripts. A scriptwriter will use ScripNav to compose, edit and finalize a script using a commercially available word processing package. Then, the scriptwriter will insert various subplots into scenes in order to adapt the script to the Multipath Movie format. The alternative subplots, or paths, are based upon different temperaments of the lead character. For example, if the character is angry, the character will approach the other characters and the events in the scene in a much more aggressive and hostile manner, which will, in turn, send the plot in the appropriate direction. By inserting directional guides throughout the script, the scriptwriter is able to create a script with multiple paths and endings based on a character's moods and his or her interactions with the other characters. Once the script has been developed in the Multipath Movie style, ScripNav enables the scriptwriter to read, review and correct the script. ScripNav then corrects for


                                    Page 29
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syntax and branching errors and allows the scriptwriter to review the multiple plots produced. Lastly, ScripNav produces statistics that allow the scriptwriter to identify scenes that either cannot or are unlikely to be reached through the plot's development and, therefore, should be excluded from the final Multipath Movie product.

        TALKTRACK. TalkTrack automatically synchronizes a character's lip movements with corresponding dialogue tracks. Talk Track does this by examining wave files and generating output files that contain references to the appropriate mouth shapes. The tool samples sounds and matches them to the most appropriate mouth shape and, in the process, builds a library of correct sound samples with a direct relationship to a correct mouth shape. As we create more content, we will build a library of improving sound and mouth shape matches. We believe that TalkTrack is a more efficient and cost effective way to incorporate voice into Multipath Movies than other existing sound tools. In addition, TalkTrack allows for low cost modification of the Multipath Movies to any language without the awkward appearance of dubbed movies. The sophistication of this tool was significantly enhanced during 1997 by incorporation of improved voice sampling techniques and database applications and by incorporation of licensed lip synchronization technology.


        SCUD ENGINE. SCuD Engine is the centerpiece of the Multipath Movie development and production process. SCuD Engine collects and integrates files from ScripNav, graphics, sound and TalkTrack tools and makes them available for positioning and editing. SCuD Engine provides a multi-window editing environment in which the developer can preview, analyze and edit the final product. When a previously unedited scene is opened, SCuD Engine retrieves the text for the scene from the script text file of ScripNav and places the text in on-screen blocks or slots. The developer can then view the descriptive or dialogue text while attaching imported graphics, sound and other source material to that line of script. SCuD Engine also includes a Shot Based Editing System that enables multiple sets and props to be incorporated into one scene to allow cuts and edits to take place in line with a traditional film environment. For example, in CYBERSWINE the specific scene data like sets and props could be loaded into memory and then shown through different camera positions. In GRAVITY ANGELS, data from a number of different scenes can be loaded into memory residing in an "off" state until it needs to be used by the camera or editor at which time it returns to an "on" state. This substantially improves the visual richness of scenes.


        MR. COPY. Mr. Copy builds, integrates and allocates the final data files in composing a Multipath Movie to be played on the Digital Projector. Mr. Copy arranges, assembles and, using licensed technology, compresses and decompresses thousands of audio and bit map files that are created during the development of a Multipath Movie in a manner that optimizes the playing of the title. Mr. Copy compresses files allowing up to five hours of branching content to be captured in as little as 60 megabytes of disk space, as compared with conventional technologies which presently would require at least one gigabyte of storage.

        DIGITAL PROJECTOR. Digital Projector contains all the necessary components to load and play the final Multipath Movie products or any animation files that have been designed to take advantage of our b3d file format. Digital Projector is the software engine for any system that is being used to play the Multipath Movie and is generally the only software tool that we must modify to permit the Multipath Movie to be adapted to new platforms. We have developed Digital Projector for IBM-compatible PCs, and may develop Digital Projector for other platforms.


        In addition to our proprietary software tools and engines, we use commercially available sound and graphics tools in the Multipath Movie production process. Our proprietary tools used in conjunction with commercially available tools allow the developer to produce a high-quality Multipath Movie from the initial scripting stage to the generation of title output.

        In 1999, we plan to release our first commercially available tool, B3D - Minimize for Max. This tool contains a limited sub-set of our multipath technology and is designed to work with 3D Studio Max animation software. B3D - Minimize for Max enables animators to convert and compress 3D models and animation into files for fast download and playback over the Internet with our Digital Projector software tool, available free of charge from our web site. A b3d file contains everything needed to view online interactive animation, including three dimensional graphics, textures, sound and motion. All data is highly compressed so that it takes less time to download over the Internet. For example, the well known "Dancing Baby" AVI animation, with sound, is a large download . "Dancing Baby.b3d" with sound and animation data plays back using the entire computer screen and is a ten to twenty times smaller download. Three-dimensional animated content created by B3D - Minimize for Max can be saved in "streaming" or "self-contained" files. Streaming b3d files download only the texture and geometry assets onto the viewer's desktop, with motion and sound data streamed over the Internet while the movie is played. Self-contained b3d files download all components to the client computer, so they can be e-mailed or embedded in documents.


                                    Page 30
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        In order to further promote our multipath production processes and technology, we intend to release on a limited basis object code versions of our software tools to selected entertainment production companies and other entertainment professionals. We intend to release these software tool sets through joint venture arrangements in which we can control the proprietary value of the software tools and their dissemination. As part of these joint venture arrangements, we will provide technical and production assistance, while deriving revenue from a retained ownership interest in the titles produced by the joint venture. The availability and use of our software tools by the entertainment community at large is expected by us to stimulate the overall level of interest in the multipath and b3d format and will increase the number of available properties, thereby helping to establish the format as a de facto standard. Additionally, we intend to selectively adapt and enhance our tools to include features suggested by entertainment production professionals. We currently are in negotiations contemplating these types of joint ventures but do not guarantee that any of these negotiations will be successfully concluded or prove to be beneficial to us if consummated.

SALES AND MARKETING OF OUR MULTIPATH MOVIES


        Our sales and marketing program is designed to achieve revenue growth, create and continue capturing new customers and promote the ongoing growth of the Multipath Movie genre through various distribution methods and promotional initiatives. To facilitate the broad acceptance of Multipath Movies, we are pursuing a broad distribution strategy. We are focusing on three primary channels in building broad distribution of our consumer products.


        CD-ROM RETAIL CHANNELS AND DIRECT-TO-RETAIL. We are continuing to establish a retail distribution program in which Multipath Movies are marketed through traditional software publishers and distributors nationwide. In addition, we will seek to substantially broaden distribution in retail and mass-market outlets, including video retailers, during 1999. We outsource the logistical, shipping and warehousing needs for our direct-to-retail program. Progress is being made in the retail channel through our relationship with GT Interactive, who is representing selected titles on CD-ROM through their mass-market outlets. Some titles are now available in stores such as Wal-Mart, Target and other mass merchant retailers. There are, however, numerous obstacles and uncertainties involved in developing a retail distribution channel. In the past, we have experienced significant delays in our introduction of titles in the retail channel. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December. We cannot guarantee that similar delays will not occur in the future.


        Further, we intend to release Multipath Movie titles to the DVD market for distribution commencing in 1999. We believe that distributing our titles on DVD will increase the awareness of Multipath Movies in the retail market.


        INTERNET AND ONLINE SERVICES. Given the importance of Internet and online delivery in the overall success of the Multipath Movie format, we believe that it is critical to make Multipath Movies available to as many Internet and online service users as possible. Consequently, we seek to bundle our titles through various OEM manufacturers. Selected Multipath Movie titles may continue to be distributed to CompuServe users on CD-ROM, which will allow them to purchase Multipath Movies through our website. In addition, we have participated in online marketing campaigns with well-known sites such as Disney's and Microsoft's and have entered into content and distribution arrangements with DVD Express, Mediadome, Gamestorm, and @Home. Relationships with other on-line business partners are currently being pursued but cannot be guaranteed.


        We have been disappointed and adversely affected by the performance of Packard Bell NEC of its obligation to ship our products with 6 million Packard Bell NEC personal computers. Due to delays by Packard Bell NEC in the shipment of some of our titles beyond their initially anticipated launch dates, and the decision by Packard Bell NEC to distribute our titles with only its middle- to high-end computers, we do not believe Packard Bell NEC will ship the required number of units under our agreement. See " -- Strategic, Content and Distribution Relationships -- Packard Bell NEC."

        We also have experienced delays in the development of compression technologies designed to reduce the time it takes a user to download from our website the data necessary to view a Multipath Movie. We believe that the time required to download Multipath Movies and Webisodes have deterred potential users of our products and have reduced the effectiveness of our marketing campaigns with Microsoft and Disney. The development of these technologies continues to be a significant


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component of our business strategy and a primary focus of our research and development efforts. We believe that reductions in the time to download Multipath Movie content over the Internet will lead to an increase in online sales of our products. However, we are not certain that we will be able to sufficiently shrink download time to the degree that may be required to satisfy consumer demands for downloads over non-broadband delivery systems.


        TELEVISION BROADCAST/CABLE PROGRAMMING AND HOME VIDEO. We have begun to market our Multipath Movies as television programming and home video features. Due to the episodic and serial nature of our Multipath Movies, our titles are easily adaptable to the episodic television market. In addition, by grouping multiple episodes together, we also can produce titles for the cable and direct to video markets. In January 1999, we entered into an agreement with Kaleidoscope Media Group for the distribution of GRAVITY ANGELS, a two-hour 3D animated science fiction thriller, to the television broadcast/cable and home video markets. We believe the convergence of television programming and Internet content can create opportunities for more content to be produced using our technology.


        B3D SALES AND MARKETING. In addition to consumer product sales and marketing, we are pursuing a strategy designed to encourage active use of our tools and technology by a broad market of animators who are currently using 3D Studio Max, an animation and 3D design software package developed and marketed by Kinetix, a division of Autodesk. Our B3D - Minimize for Max tool is a plug-in to 3D Studio Max. It enables animators to output their animation to be played back in real time on the Internet using our Digital Projector playback system. B3D - Minimize for Max will be distributed by Digimation Inc., an authorized distributor of 3D Studio Max plug-ins, and by us directly to the market. The marketing program is designed to encourage content creation and distribution on the Internet of B3D - Minimize for Max to further encourage use of the Digital Projector, and through this, to establish broader demand for our other tools and technology that we intend to continue to release to the market. Animation content generated using B3D - Minimize for Max can be of any type. The tool is not limited to the production of entertainment content. It can be applied to the production of artistic renderings, education, architecture, engineering, e-commerce and other solutions that require animation.


INTERNATIONAL SALES AND MARKETING OF OUR MULTIPATH MOVIES


        Our international sales and marketing strategy is managed from the United States and executed through a combination of domestic and offshore efforts. Our strategy for international distribution is to utilize exclusive arrangements for specific countries or dedicated territories with distributors that, in management's opinion, are best suited to direct the commercial launch and ongoing marketing support of products in that country or territory. We believe that we will be able to continue to capitalize on management's extensive network of international relationships and background in the international distribution of CD-ROM products. In 1997, we retained a managing director for Europe, based in the United Kingdom. We are actively exploring distribution, joint venture and strategic relationship opportunities in Europe. We believe that product distribution in Europe will require implementation of localized distribution strategies and methods through established regional distributors. In addition, we believe that greater emphasis on traditional retail distribution methods will be required in Europe initially because of lower Internet usage in this region.

        We are actively pursuing relationships in the Asia-Pacific region for distribution of selected Multipath Movie titles. In addition, we are focusing on the Latin American market and have recently entered into a relationship with a Panamanian company for the localization and distribution of selected titles in parts of Latin America.

        Given the global nature of the World Wide Web, we believe that international markets represent a significant incremental opportunity for our Multipath Movies delivered over the Internet. Utilizing our proprietary TalkTrack technology, we can deliver Multipath Movies in foreign languages without significant logistical or cost issues.

STRATEGIC, CONTENT AND DISTRIBUTION RELATIONSHIPS

        We have entered into various strategic relationships and other arrangements to assist in the development, production and distribution of Multipath Movies. These strategic relationships will be an integral element in the execution of our business strategy.


        @HOME NETWORK. We entered into a content and distribution agreement with @Home Network, the leading provider of high-speed Internet services via cable infrastructure, in December 1998. This revenue sharing agreement represents the first large-scale animated content distribution relationship to tap the rapidly growing broadband market. Under the agreement, our Multipath Movie titles are offered to @Home subscribers, enabling them to access our


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interactive digital webisodes via our website at www.multipathmovies.com.
@Home's high-speed network allows subscribers to download our content at faster speeds than can users connected to the Internet via standard modems. The agreement also provides @Home with an exclusive worldwide license to scaleable content that has been designed to take advantage of the capabilities of high performance Intel Architecture-based microprocessors. Multipath Movie titles and our Digital Projector technology are prominently featured on the @Home Showcase. Showcase is a high traffic area on the @Home service that resides only a single click off the @Home home page.


        SLINGSHOT. We entered into an agreement with Slingshot, a special purpose DVD publisher and distributor, in March 1999. We granted to Slingshot exclusive worldwide rights to distribute 20 of our Multipath Movies in DVD format. Under the agreement, Slingshot has made an up-front, non-refundable cash advance and provided a minimum guarantee in exchange for its exclusive retail DVD distribution rights. OEM and bundled sales of DVD products will be managed jointly by us and Slingshot. Slingshot will also use a DVD version of our Digital Projector to drive traffic to our web site. Initial DVD titles are expected to be available in retail outlets in the second half of 1999.

        KESMAI CORPORATION. We entered into a content marketing and distribution agreement with Kesmai Corporation, a subsidiary of News Corporation, which is a world leader in online multiplayer games, in March 1999. Marketing and distribution will occur though Kesmai's popular online games service, GameStorm. Through this relationship, GameStorm will offer direct access to our webisodes. We expect to launch our relationship with a co-branded page on the GameStorm service.


        PACKARD BELL NEC. We entered into an agreement with Packard Bell NEC in September 1996 for Packard Bell NEC to bundle software for a Multipath Movie title with up to 80% of the first 7.4 million multimedia equipped personal computers shipped by Packard Bell NEC in the United States, the United Kingdom, Australia, New Zealand and South Africa over a three-year period that ends in December 2000. The bundled software allows the user to access Multipath Movies from an Internet site established by us. We have the ability to periodically substitute our most current Multipath Movie titles for the title initially bundled by Packard Bell NEC. For a period ending two years following the expiration of the three year shipping period, Packard Bell NEC committed to provide point of sale retail advertising for the Multipath Movies distributed through Packard Bell NEC, and to create a prominently displayed icon on the Packard Bell NEC screen display which, when clicked, will enable the user to view a preview of the Multipath Movie and purchase the entire Multipath Movie. Packard Bell NEC received warrants to purchase 600,000 shares of our common stock upon execution of the agreement. We redeemed the warrants in July 1999. Packard Bell NEC, however, claims that we did not properly redeem the warrants. See "Risk Factors -- We may be required to issue shares of common stock to Packard Bell NEC upon its exercise of warrants we redeemed in July 1999.

        Under the terms of a September 1997 agreement, we granted Packard Bell NEC the additional rights to bundle Multipath Movies loaded on the hard drives of Packard Bell NEC computers. We also granted Packard Bell NEC distribution rights to Multipath Movie titles which became available during the 12 month period following the date the first bundled Multipath Movie was shipped on the hard drives of Packard Bell NEC computers. Packard Bell agreed to ship our Multipath Movies with at least one third of the 6 million computers required to be shipped by it under the September 1996 agreement, and to pay us a fixed fee of $1.00 for each computer shipped with a Multipath Movie, during the 12-month period. In addition, under the September 1997 agreement, Packard Bell is entitled to receive 40% of net revenues received by us from online end users during the 12-month period. The agreement provides that if Packard Bell NEC has not shipped the required minimum number of computers during the 12 month period, the period will be extended for up to an additional six months. In connection with this agreement, we granted to Packard Bell NEC warrants to purchase an additional 200,000 shares of our common stock, which warrants expired in February 1999. The warrants were exercisable at $10 per share. None of the warrants were exercised prior to their expiration. During 1997, we recognized revenues and established a receivable of $2 million in connection with Packard Bell NEC's requirement to ship at least 2 million computers with our bundled titles.


        We have been disappointed in the performance by Packard Bell NEC of its obligations under our agreements. The first international shipment of Packard Bell NEC computers with our bundled titles occurred in December 1997, and the first shipments in the U.S. occurred in July 1998, well after our initially anticipated launch dates. This delay was the result of internal issues of Packard Bell NEC. In addition, Packard Bell NEC has decided to distribute our titles with only its middle- to high-end computers, which limits the number of available computers that can be bundled with our titles. For the six months ended December 31, 1998, we have received $98,000 under our agreements with Packard Bell NEC. Under the terms of the September 1997 agreement, Packard Bell NEC is obligated to continue to make fixed payments to us of $1.00 for each computer shipped with our bundled titles through the end of the shipping period, by which time


                                    Page 33
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Packard Bell NEC is required to have paid us $2 million under the September 1997 agreement. Based on the level of fixed payments made to us for the six months ended December 31, 1998, we do not believe Packard Bell NEC will satisfy its obligations to us to ship 2 million computers with our titles by the end of the shipping period, and we believe that Packard Bell NEC is not bundling our titles with all of its middle- to high-end computers. We also do not believe Packard Bell NEC will ship the required 6 million computers with our titles under our agreement within the required time period. Furthermore, as a result of the delay in, and reduced number of, computers shipped by Packard Bell NEC with our bundled titles, our Internet revenues have been significantly lower than anticipated.


        MORGAN CREEK PRODUCTIONS. We have entered into a joint venture with Morgan Creek Interactive, a subsidiary of Morgan Creek Productions. Morgan Creek is a principal developer and distributor of feature films. Morgan Creek's past features include ACE VENTURA: PET DETECTIVE and ACE VENTURA: WHEN NATURE CALLS. Our agreement provides that Morgan Creek will contribute to the joint venture a nonexclusive license for two motion picture scripts for use in the development of Multipath Movies to be distributed on CD-ROM and DVD platforms. We are responsible for all development costs of the Multipath Movies but will be entitled to recover these costs before Morgan Creek will participate in any revenues generated from the Multipath Movies created by the joint venture. We will also contribute to the joint venture a nonexclusive license to our Digital Projector software tool solely for use in connection with two Multipath Movies to be produced by the joint venture. In exchange for the contribution of development content, Morgan Creek will receive, following our recovery of production costs and recovery of our investment in the joint venture, a designated percentage of the joint venture's revenues. Morgan Creek also received warrants to purchase 85,000 shares of our common stock. The agreement provides that Morgan Creek will own all intellectual property related to the content used in the Multipath Movies created by the joint venture and will have the right to exploit this content for other uses without any royalty obligation to the joint venture or to us, although we will retain all rights to the licensed software tool. ACE VENTURA, THE CASE OF THE SERIAL SHAVER is the first title that has been released under this agreement and production of a second title is nearing completion.


        BANTAM DOUBLEDAY DELL BOOKS FOR YOUNG READERS. We have an agreement with Bantam Doubleday Dell that provides us with an option to acquire exclusive worldwide interactive rights to Bantam Doubleday Dell's CHOOSE YOUR OWN NIGHTMARE and CHOOSE YOUR OWN ADVENTURE series of interactive books. Our option covers over 185 titles, plus any additional titles in each series published by Bantam Doubleday Dell. Our rights include rights to adapt the licensed titles to interactive format only and to deliver the products on CD-ROM, DVD and via the Internet. By exercising our option, we will be required to acquire no less than 18 titles during the seven-year term of the Bantam agreement. Bantam Doubleday Dell will be entitled to receive a portion of the net proceeds from sales of the licensed titles. Upon our election of each of the first 16 titles, in batches of four titles, we are required to pay Bantam Doubleday Dell a nonrefundable advance against which royalties will be applied. To date, we have exercised our option on 10 titles. We completed production of six titles as of December 31, 1998.


        KING FEATURES SYNDICATE. Our agreement with King Features Syndicate provides us with the rights to use the character POPEYE and related story characters in Multipath Movies for play on PC-based CD-ROM products and over the Internet in countries where English is the predominantly spoken language. We have the right to adapt licensed titles for a number of Multipath Movies. We have paid King Features Syndicate a cash advance against future royalties. If we meet minimum earned royalty levels, we will have the option to extend the agreement for two years beyond its original three-year term which continues until December 31, 1999. We have released three POPEYE titles as of December 31, 1998.

        UNIVERSAL STUDIOS. Our agreement with Universal provides us with the rights to use some story scripts from the live action television series XENA:
WARRIOR PRINCESS and animated character designs from the direct-to-video motion picture HERCULES & XENA THE ANIMATED MOVIE for use in the production of Multipath Movies. The Multipath Movie titles based on the original plots can be made for CD-ROM and DVD , and can be distributed and sold via the Internet. We have paid Universal Studios part of an advance against future royalty payments and guaranteed minimum royalties. The initial term of this agreement continues until January 31, 2002. The first Multipath Movie title, GIRLS JUST WANNA HAVE FUN, has been released and production of an additional title is nearing completion.

        D.C. COMICS (WARNER BROS.). Our agreement with D.C. Comics provides us with the rights to use the comic strip character SUPERMAN in Multipath Movies which can be distributed on CD-ROM and DVD platforms, or via the Internet. We have paid D.C. Comics a guaranteed advance against royalties. We also are obligated to pay D.C. Comics a percentage of net advertising proceeds received from the sale of Multipath Movies based on the SUPERMAN character. The initial term of the agreement continues until September 1, 2001. Production on the first SUPERMAN title, MENACE OF METALLO, is nearing completion.



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        COMPUSERVE. We expect CompuServe to continue to distribute enabling software and digital assets for our Multipath Movies on CD-ROMs sent by CompuServe to its members and prospective members. In addition, links to our website at www.multipathmovies.com continue to appear in select areas on the CompuServe website.

        OTHERS. DVD Express has agreed to distribute our content on their DVD.com website and Mediadome, an Intel website, continues to feature XENA. In addition, Digimation will offer distribution of the B3D - Minimize for Max plug-in, on a non-exclusive basis. We also are actively pursuing additional bundling, distribution and licensing arrangements pursuant to which Multipath Movies will be distributed through original equipment manufacturers and through specialty software and mass merchandise retail channels.

RESEARCH AND DEVELOPMENT

        Our research and development efforts are principally focused on the following tasks:

     o Completing and enhancing the B3D - Minimize for Max tool, documentation and mini-viewer version of the Digital Projector;
     o Implementing our relationships with @Home and other technology partners;
     o    Completing our ScuD II advanced animation production environment;
     o Developing enhanced Internet delivery capabilities of our Multipath Movies, including reduction of content file sizes though new compression technology and streaming of animation data;
     o    Increasing the efficiency of our object-oriented production process;
     o Enhancing our software tools to continually add features identified by, and of value to, the creative and production entertainment communities; and

     o Improving our proprietary database to enhance facial expressions and mouth movements of Multipath Movie characters.


        In 1998, we made substantial improvements in the reduction in the size of files required to view 3D animation on-line through the streaming of animation data. Reduced file sizes will enable users with low bandwidth connections to the Internet to view Multipath Movies without the need to download very large computer files. In addition, we also continued to develop a proprietary object-oriented database that we believe will increase production efficiencies by giving Multipath Movie producers ready access to a database of objects, such as sets, props and characters. We are expending substantial resources at our research and development facility in Australia, where we maintain a staff of fourteen engineers. Research and development expenses for the years ended December 31, 1997 and 1998 were $1,709,000 and $3,798,000, respectively.


COMPETITION FOR OUR MULTIPATH MOVIES


        The markets for our digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. We expect to compete with computer graphics special effects firms, including Pixar, ILM, Digital Domain, Sony ImageWorks, Pacific Data Images and Rhythm & Hues. We also expect to compete with firms producing CD-ROM products such as GT Interactive, Electronic Arts, Learning Company and large corporations, such as Disney and Microsoft, with substantial bases of intellectual property content and substantial financial resources, who have entered or announced their intention to enter the market for CD-ROM entertainment products. Finally, our Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros., Twentieth Century Fox, Paramount, Sony, Lucasfilm, MCA Universal and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed their own internal computer animation capability and have developed and released animated feature films or created computer animation for special effects in animated films. We expect additional competition in the animated feature film market from these and other movie studios. We will also compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction.


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                              OUR AUCTION BUSINESS

        Our subsidiary, Trojan Television Limited, which operates as The Auction Channel, uses licensed computer software and hardware technology to provide television and Internet broadcast services to auction houses. The Auction Channel enables participants to watch auction events on television or the Internet and use the Internet or their telephone to bid on items presented at auction.

        The Auction Channel's computer software and hardware systems are used to host:

     o LIVE AUCTION EVENTS: These auctions are broadcast by television and/or the Internet while the event is actually occurring, allowing participants to bid in real time.

        The Auction Channel is further developing its computer software and hardware systems to enable hosting of:

     o VIRTUAL AUCTION EVENTS: These auctions, which are delivered over the Internet, allow participants to bid in real time in a manner that resembles a traditional auction.

     o DELAYED AUCTIONS: Participants in these auctions bid for items by delivering their bids progressively over the Internet until the items are sold.

        The Auction Channel is continuing to develop its Web site at www.theauctionchannel.com to be a principal auction site where visitors will identify, select, attend and participate in auction events. Using visitor profiles, purchasing habits and other information obtained in response to questions on its Web site, The Auction Channel will assist visitors to find and participate in auctions that are of interest to them throughout the world. Visitors to the Web site will be able to place bids on selected items without physically being present at the auction house, all of which will be transparent to the auctioneer conducting the auction event.

        The Auction Channel's television operations provide television broadcasters with individual auction programs or a series of high profile auction programs conducted by leading auction houses. These television programs will be packaged with a preview of the auction event. We intend to develop the The Auction Channel into an interactive television channel dedicated to auction related programming such as daily coverage of auction events, preview programs, documentaries, auction-related game shows and news of auction events. The auction television channel is in the early stages of development and we do not guarantee that it will be implemented successfully or at all. The Auction Channel's television operations primarily will be dedicated to creating visitors to our Internet bidding Web sites.

THE AUCTION CHANNEL'S PRINCIPAL PRODUCTS AND SERVICES

        The Auction Channel's principal products and services consist of the following:

     o IBS (INTERACTIVE BIDDING SYSTEM) -- IBS is a television-based service that permits an audience to view a live auction event on television and participate by placing bids over the telephone. The television signal is output on a cable or broadcast television channel and/or for local viewing in the auction room. To avoid confusion from poor synchronization of the television output and the telephone relay, the telephone is used solely to bid and cannot be used to listen in on auction events. The acceptance of a bid is communicated to the participant on the telephone and displayed to all viewers on the television screen. When the auctioneers hammer comes down stopping all further bids, the winner's "paddle" details are displayed. IBS is currently being developed to allow participants to bid using their television's remote control.

     o NETBIDLIVE -- NetBidLive is an Internet-based service that permits an audience to view a live auction event on the Internet and participate by placing bids over the Internet using their personal computer. Participants initially access the Internet bidding Web site via The Auction Channel's Web site at www.theauctionchannel.com. The Web page shows a bid button that shows the next bid increment, an image of the item currently being bid upon and other details about the item. When the bid button is selected, the bid is transmitted in real time and feedback as to the status of the bid is sent to the participant. NetBidLive currently is being updated to include streaming of video and audio data.

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     o    GRANDSTAND -- GrandStand also is an Internet-based service that permits an audience to view a live auction event on the Internet, but the audience cannot participate in the auction by placing a bid. If users of GrandStand are interested in placing bids during an auction, they can push a button on their computer screen to access the registration screen of NetBidLive.

     o AUDIODIRECT (CHRISTIE'S DIRECT) - AudioDirect is a telephone-based service that only permits bidding by telephone without the ability to view the item up for auction. The participant is provided with a catalogue of items up for auction in advance of the auction event. At the time of the auction, the participant follows the auction by listening over the telephone for item numbers and price information. AudioDirect has additional features, including the ability to leave commission bids, browse an electronic catalogue and select items that are up for auction, request more information about the condition of an item, receive an alarm call about a specific item, pay bills, obtain shipping price quotes and make shipping arrangements. This system currently is installed and operational in Christie's South Kensington, London sale room.

     o SALEVISION - SaleVision is a television-based service that displays auction related information on television screens throughout an auction house during an auction event. The display includes information about currencies, item descriptions and value estimates, as well as live footage of the auctioneer and the item currently being bid upon. The SaleVision system also is used to output a television signal from the auction room to the broadcast satellite or cable service from which the TV signal is distributed to homes in the television broadcaster's territory.

     o CURRENCYVISION - CurrencyVision is a very basic television-based service that includes only a current bid in different currencies for display on television screens throughout an auction house during an auction event. CurrencyVision is an entry-level product.

MARKETING OF THE AUCTION CHANNEL'S PRODUCTS AND SERVICES

        The Auction Channel was founded and has its principal offices in the United Kingdom. Due to its geographic location and the abundance of auction houses located in the United Kingdom, The Auction Channel has first tested and marketed its products and services primarily in the United Kingdom. We plan to further expand The Auction Channel's business in the United Kingdom, and to commence operations outside of the United Kingdom, including in North America, Asia and the remaining countries of Europe. The Auction Channel has established relationships with well known auction houses such as CHRISTIES, PHILLIPS, BROOKS, BONHAMS, ALLSOPS and ANTIQUORUM to deliver products and services, increase participation in auction events and help build auction house brand awareness. The Auction Channel's existing relationships with auction houses include exclusive and non-exclusive fixed term arrangements and arrangements relating to individual auction events.

        The Auction Channel markets its services to auction houses and television and cable networks through direct sales efforts by its senior management team. The Auction Channel markets and develops consumer awareness of its Web site and services by featuring its World Wide Web address, www.theauctionchannel.com, on all of its television programs, through Internet banner advertisements and links, newsletter subscriptions and media releases.

THE AUCTION MARKETS

        There are three primary online auction markets, which include:

     o BUSINESS TO BUSINESS: The business-to-business market focuses primarily on products such as computers, industrial and biotech equipment, coal and other commodities and any other industrial item that is subject to liquidation or season-end excess inventory. This category also includes dealers, such as fine art dealers, selling through auction houses to other dealers.

     o PERSON TO PERSON: This person-to-person market is exemplified by Internet-based companies such as eBay, which act as a facilitator between buyers and sellers regardless of their geographical location. This market is characterized by a "buyer beware" policy since the facilitator normally does not take responsibility for the authentication of the goods being offered for sale.

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     o    BUSINESS TO PERSON: The business to person market has been the slowest of the auction markets to develop. We believe that this market will become a useful means for large retail companies to discount and close out unwanted inventory. This category also includes dealers selling through auction houses to private individuals.

        Within the auction market, we believe the following are the primary types of online auction companies:

     o AUCTION HOUSE WITH DEDICATED ONLINE TRADING AREA - includes companies that have developed their own online trading environment for their own auction activities.

     o AUCTION HOUSE WITH DEDICATED ONLINE TRADING AREA AND DEALER NETWORK - includes companies that have developed their own online trading environment for their own auction activities and the auction activities of members of a dealer network. Sotheby's is an example of this type of online auction company.

     o TRADING AREA - includes companies such as eBay which have developed trading areas where individuals post items for auction which are acquired by other individuals.

     o TRADING AREA WITH `TIED' AUCTION HOUSE - includes companies with a trading area that establish a relationship with an auction house in order to benefit from increased volume and authentication services. The relationship between Sotheby's and Amazon.com is an example of these types of online auction companies.

     o AUCTION HOUSE-TRADING CONDUIT OR CHANNEL - includes companies like The Auction Channel that provide distribution and marketing services to all auction houses.

        One of the many benefits to auction houses of the technology used by The Auction Channel is its low entry cost and low systems support and development expenditure in relation to its extremely high market penetration. This enables auction houses to access and service new and extremely fast growing markets with minimum development costs. The Auction Channel has developed a real-time auction environment specifically to add-value to existing auction house services, while at the same time differentiating its services from existing online auction companies.

COMPETITION IN THE ONLINE AUCTION MARKET

        Competition in the on-line auction market is intense. Many competitors of The Auction Channel are substantially larger and have significantly greater resources and revenues. Principal competitors include eBay, QXL, LiveBid, Onsale and Amazon.com. We estimate that eBay will have over 6 million registered users by the end of 1999 trading in tens of millions of items. Recently, eBay acquired Butterfield & Butterfield auctioneers, a traditional auction house. QXL, which uses the eBay delayed auction model and has announced that it is Europe's equivalent of eBay, has recently started an auction affiliate network. Onsale, Inc. is an electronic retailer that sells merchandise through an interactive online auction service. Amazon.com, Inc., is an online book, CD and video retailer which acquired LiveBid.com. LiveBid.com provides live bidding on online auctions. Additionally, Amazon.com has formed Amazon.Sotheby.com, a strategic partnership with Sotheby's, a traditional auction house. In addition to the above companies, most of the major portal Web sites, such as Yahoo and America Online, have instituted their own auction services.

PRINCIPAL SUPPLIERS

        Many of the underlying computer software and hardware technologies used by The Auction Channel, including the Interactive Bidding System and associated products, are licensed from Articulate UK Limited. The Auction Channel has, with respect to these technologies, a worldwide, irrevocable license, with rights to exploit and improve, to any and all software, patents, technology, object code, documentation and know how developed or owned or licensable by Articulate UK. The license granted to The Auction Channel currently is exclusive, but will become nonexclusive if The Auction Channel and its affiliates collectively do not spend with the Articulate UK and its affiliates at least 150,000 British Pounds in the first 12 months of the license term and 200,000 British Pounds in each year thereafter. The Auction Channel has the right to sublicense this technology to third party licensees including auctioneers but excluding parties in the business of providing auction related services to auctioneers. Articulate UK's right to license its technology is similarly restricted. Articulate UK retains the right to use the licensed technologies for its own internal business purposes, including its operation of an auction service in direct competition with The Auction Channel.

REGULATORY APPROVALS

        The United Kingdom Independent Television Commission requires that any person broadcasting television transmissions into or out of the United Kingdom must hold an ITC broadcast license. The Auction Channel currently holds an ITC broadcast license, which was first granted to it in 1997.

RESEARCH AND DEVELOPMENT

        The Auction Channel has spent the last nine months developing the software to enable the Interactive Bidding System to successfully integrate with existing auction house technologies. Approximately $244,000 was spent on research and development during the nine months ended March 31, 1999.

                                  OUR EMPLOYEES


        At December 31, 1998, we had 98 full-time employees: 14 engaged in research and development, 74 in production, eight in general administration and finance and two in sales and marketing. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good. We currently utilize the services of seven independent software developers pursuant to contractual relationships. Eight of our employees, including the Chairman and CEO, the President, the CFO and the Director of Licensing, are based in Los Angeles, California. All other employees operate out of facilities located in Bondi Junction, a suburb of Sydney, Australia. In 1997, we retained a consultant as a managing director for Europe, based in the United Kingdom. During 1999, we anticipate reducing the number of employees working in our production studio and research and development facilities.


        At June 30, 1999, The Auction Channel had 14 employees and 2 consultants.


                                 OUR PROPERTIES


        During January 1998, we expanded our production facilities in Bondi Junction, Australia to approximately 12,800 square feet, and moved and expanded our research and development facilities consisting of approximately 3,300 square feet to Double Bay, Australia. The current annual rental under the Bondi Junction lease is $163,000 and under the Double Bay lease is $59,000. During January 1999, we merged our research and development facilities into our development facilities in Bondi Junction. Our lease for our Double Bay premises expires in January 2000. We have sub-let these premises, offsetting our lease commitment through January 2000. We also lease an office in Woodland Hills, California for rent of approximately $69,000 per annum.


        The Auction Channel currently operates on two Dutch barges on the River Thames in London, England that are docked to a private pier. Both boats are leased. One boat is a permanent office and the other boat consists of an office and a private residence. The rental agreements provide for aggregate monthly lease payments for both boats of approximately $2,800. In the case of the office boat, the lease is terminable upon one month's notice by either party and, in the case of the boat with office space and a private residence, the lease is terminable upon three month's notice by either party.



                                LEGAL PROCEEDINGS

        We are not involved in any material litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS



        The following table sets forth information with respect to our directors and executive officers as of April 15, 1999.


NAME                                  AGE          POSITION
----                                  ---          --------
Mark Dyne...........................  38   Chairman of the Board of Directors
                                           and Chief
                                              Executive Officer
Kevin Bermeister....................  38   President and Director
Michael Ozen........................  44   Chief Financial Officer and Secretary
Mark Miller.........................  39   Vice President, Production and
                                           Operations
                                              and Director
Anthony Rose........................  34   Vice President, Technology
Diana Maranon (1)...................  40   Director
Ray Musci (1)(2)....................  38   Director
Garth Saloner (2)...................  44   Director
Jeff Scheinrock (1)(2)..............  48   Director

----------------------
(1)     Member of the Compensation Committee.
(2)     Member of the Audit Committee.

        MARK DYNE has served as our Chairman of the Board of Directors and Chief Executive Officer since October 1996. Mr. Dyne currently is Chairman of the Board of Directors of Tag-It Pacific, Inc., a position he has held since September 1997. Mr. Dyne is a director and equity owner of Sega Ozisoft Pty. Ltd. and previously served as its Co-Chief Executive Officer. Mr. Dyne helped found Sega Ozisoft in 1982 with Mr. Bermeister. Sega Ozisoft, now a majority owned subsidiary of Infogrames Entertainment (France), is a computer software distributor for many leading publishers including, among others, Virgin Interactive, Accolade, Access, Codemasters and Eidos. Mr. Dyne currently is a director of Monto Holdings Pty. Ltd. and a co-owner of Packard Bell NEC Australia Pty. Ltd. Monto is a private investment holding company and Packard Bell NEC Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel. From June 1995 through May 1997, Mr. Dyne served as a Co-Chief Executive Officer of Sega Enterprises (Australia) Pty. Ltd., a theme park developer. Sega Enterprises is owned jointly by Mr. Dyne, Mr. Bermeister, Sega Enterprises Japan, Mitsubishi Corp. and Mitsui Corp. Mr. Dyne also serves on the Board of Directors of Virgin Interactive Entertainment Limited, a distributor of computer software programs and video games, and has an equity interest therein. Mr. Dyne is a member of the Board of Directors of Sega Gaming Technologies, Inc., a Nevada company in the business of producing multiplayer casino equipment.

        KEVIN BERMEISTER has served as our President since October 1996 and as a Director since August 1996. Mr. Bermeister is a director and equity owner of Sega Ozisoft Pty. Ltd. and previously served as its Co-Chief Executive Officer. Mr. Bermeister helped found Sega Ozisoft in 1982 with Mr. Dyne. Mr. Bermeister also is a director of Packard Bell NEC Australia Pty. Ltd., Jacfun Pty. Ltd. and Virgin Interactive Entertainment Limited. Jacfun owns the Darling Harbour property occupied by the Sega Enterprises (Australia) Pty. Ltd. indoor theme park in Sydney, Australia.

        MICHAEL OZEN has served as our Chief Financial Officer since October 1996 and Secretary since March 1997. Mr. Ozen also serves as a director of both the Clubhouse Children's Museum and the New Museum for Children. From May 1991 through June 1996, Mr. Ozen served as Manager -- International Taxes at Coopers & Lybrand, LLP. In July 1996, Mr. Ozen became Director -- International Taxes at Coopers & Lybrand, LLP, a position he held until October 1996.

        MARK MILLER has served as our Vice President, Production and Operations since October 1996 and as a Director since August 1996. Mr. Miller served as our President and Chief Financial Officer from August 1996 through September 1996. Mr. Miller also is Managing Director of BII Australia, a position he has held since March 1994. From February 1993 through December 1994, Mr. Miller was Managing Director of Pacific Interactive Education Pty. Limited ("PIE"), where he was primarily engaged in the development and maintenance of educational and multimedia software for use by schools and other educational institutions. Mr. Miller currently is a director of PIE. From 1989 through 1992, Mr. Miller was Director of Sales and Marketing of Dealing Information Systems Pty. Ltd., a developer of proprietary modular software treasury systems for managing financial transactions.


        ANTHONY ROSE has served as a consultant to BII Australia since April 1994 and currently serves as our Vice President, Technology. Mr. Rose also is the owner and director of and, prior to April 1994, was employed by, A.R. Technology Pty. Ltd., an Australian company founded by Mr. Rose in 1988 . A.R. Technology is involved in the design and manufacture of digital electronics hardware and software. A.R. Technology has completed design assignments for Apple, Epson, Panasonic and other corporations and government institutions. Mr. Rose holds several international patents relating to anti-virus hardware circuits for personal computers.

        DIANA MARANON has served as a Director since October 1996, and served as our Secretary from August 1996 until March 1997. Ms. Maranon is the President and Managing Director of Averil Capital Markets Group, Inc., a financial advisory firm, and a member of the National Association of Securities Dealers. Ms. Maranon serves as a director of Virgin Interactive Entertainment Limited and Tag-It Pacific, Inc. Prior to founding Averil in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc., an investment banking firm, with whom she started in 1988. At Wasserstein Parella, Ms. Maranon was responsible for covering companies headquartered in the Western United States. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the California Bar.

        RAY MUSCI has served as a Director since October 1996. From May 1990 to the present, Mr. Musci has served as the President, Chief Executive Officer and as a director of Infogrames Entertainment, Inc., a company that develops, publishes and distributes software products. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Infogrames Entertainment, Inc. From August 1985 to March 1990, Mr. Musci was Executive Vice President/General Manager of Data East USA, Inc., a subsidiary of Data East Corp., a Japanese company, where he established a consumer division to develop, manufacture, market and distribute consumer video games, entertainment software and coin-operated video arcade games and pinball machines.


        GARTH SALONER has served as a Director since October 1996. From 1990 to the present, Mr. Saloner has served as the Robert A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University. He also has served as Associate Dean for Academic Affairs and Director of Research and Course Development at the Stanford Graduate School of Business. From 1982 to 1990 Mr. Saloner taught as a professor in the Economics Department of the Massachusetts Institute of Technology. Mr. Saloner also is a director and a member of the audit and compensation committees of Quick Response Services, Inc., a corporation that provides electronic data interchange services in the retail market, a director of Charles River Associates, a corporation that provides economic consulting services, and a director of NextStage Entertainment, a corporation involved in the construction and management of live entertainment theatres.

        JEFF SCHEINROCK has served as a Director since October 1996. Since May 1997, Mr. Scheinrock has been Chief Executive Officer of Scheinrock Advisory Group, Inc. From July 1, 1996 until May 2, 1997, Mr. Scheinrock served as Vice Chairman, Chief Financial Officer and Assistant Secretary of Kistler Aerospace Corporation, a company involved in the development, marketing and manufacture of reusable satellite launch vehicles. From March 1, 1989 to July 1, 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning of Packard Bell NEC. Mr. Scheinrock is a director of SRS Labs, Inc., a corporation listed on the Nasdaq Stock Market's National Market. Mr. Scheinrock also is a director of various other private companies.


        Our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Garth Saloner currently is the Class I director who will stand for election at the 2000 annual stockholders meeting. Mark Miller, Ray Musci and Jeff Scheinrock currently are the Class II directors who will stand for election at the 2001 annual stockholders meeting. Mark Dyne, Kevin Bermeister and Diana Maranon currently are the Class III directors who will stand for election at the 2002 annual stockholders meeting. At each annual meeting of stockholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term or until their successors have been elected and qualified. If the number of directors is changed, an increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The authorized number of members of our Board of Directors currently is eight. Directors may be removed from office only for cause by the affirmative vote of a majority of the outstanding shares of our common stock. Vacancies on our Board of Directors may be filled only by a majority of the directors then in office. There currently is one vacancy in the Class I directors.

AGREEMENT TO NOMINATE DIRECTORS

        Pursuant to a stock purchase agreement we entered into with Prince Ahmad Bin Khalid Al-Saud, we have agreed to elect Prince Al-Saud or his designee as a Class I director for a term ending in 2000. Additionally, we have agreed that so long as Prince Al-Saud maintains ownership of at least 5% of our outstanding equity securities, we will use our best efforts to continue to cause the Prince Al-Saud or his designee to be nominated for election as a director.

BOARD COMMITTEES

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Musci, Saloner and Scheinrock. The Audit Committee recommends the engagement of our independent public accountants, reviews the scope of the audit to be conducted by the independent public accountants and meets with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and the committee reports its recommendations as to the approval of our financial statements to the Board of Directors.

        The Compensation Committee currently consists of Ms. Maranon and Messrs. Musci and Scheinrock. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering our stock option and executive incentive compensation plans.

COMPENSATION OF DIRECTORS

        Our nonemployee directors currently are paid $1,500 for their personal attendance at any meeting of the Board of Directors and $500 for attendance at any telephonic meeting of the Board of Directors or at any meeting of a committee of the Board of Directors. Nonemployee directors also received options to purchase 15,000 shares of common stock in fiscal 1998. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings.

EXECUTIVE COMPENSATION


        The following table sets forth, as to our Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to us in all capacities during the last three fiscal years. For a description of employment agreements between us and some executive officers, see "Employment Agreements with Executive Officers" below. In October 1998, all of our then outstanding stock options were repriced under an option repricing program. For a description of the terms of the option repricing program, see "Report of the Compensation Committee on Repricing of Stock Options" below.


                                  SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                               ANNUAL COMPENSATION    COMPENSATION
                                                               -------------------    ------------
                                                                                       NUMBER OF
                                                                          OTHER        SECURITIES
                                         FISCAL YEAR                      ANNUAL       UNDERLYING
    NAME AND PRINCIPAL POSITION           ENDED(1)          SALARY     COMPENSATION     OPTIONS
    ---------------------------           -------           ------     ------------     -------

Mark Dyne.......................     December 31, 1998    $ 225,000        --           100,000 (2)
    Chief Executive Officer          December 31, 1997    $ 225,000        --             --
                                     December 31, 1996    $  56,250        --             --
                                         June 30, 1996          --         --             --

Kevin Bermeister................     December 31, 1998    $ 225,000        --           100,000 (2)
   President                         December 31, 1997    $ 225,000        --             --
                                     December 31, 1996    $  56,250        --             --
                                         June 30, 1996          --         --             --

Michael Ozen....................     December 31, 1998    $ 165,000        --            50,000 (3)
   Chief Financial Officer           December 31, 1997    $ 165,000        --             --
   And Secretary                     December 31, 1996    $  41,000        --            30,000 (4)
                                        June 30,  1996          --         --             --

Mark Miller.....................     December 31, 1998    $ 126,000                      20,000 (2)
   Vice President, Production        December 31, 1997    $  89,000     $ 15,000           --   (5)
   And Operations                    December 31, 1996    $  23,000        --              --
                                         June 30, 1996    $  69,000        --              --

Anthony Rose....................     December 31, 1998    $ 107,000        --            50,000 (3)
   Vice President, Technology        December 31, 1997    $ 126,000        --              --
                                     December 31, 1996    $  37,000        --            30,000 (4)
                                        June 30, 1996         --           --            --

----------------------
(1) We changed our fiscal year end from June 30 to December 31, effective December 31, 1996.
(2) These options, which were initially granted in March 1998, were repriced in October 1998 under our option repricing program.
(3) Consists of options to purchase 30,000 shares and 20,000 shares of common stock granted in October 1996 and March 1998, respectively, all of which were repriced in October 1998 under our option repricing program.
(4) These options were cancelled in October 1998 in connection with the grant of a repriced option under our option repricing program.
(5)   Consists of motor vehicle and income protection insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information regarding the grant of stock options made during the fiscal year ended December 31, 1998 to the Named Executive Officers. Options covering an aggregate of 452,000 shares of common stock were granted to employees during the fiscal year ended December 31, 1998. In October 1998, options covering an aggregate of 747,000 shares of common stock, including options to purchase the 452,000 shares granted earlier in the year, were repriced under our option repricing program. The percentages in the following table are based only on options to purchase 452,000 shares initially granted to employees in fiscal 1998, and do not account for replacement options granted in fiscal 1998 in connection with our option repricing program. Additionally, the exercise price and tax withholding obligations related to the exercise of options may be paid by delivery of already owned shares, subject to some conditions.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              PERCENT OF
                                            NUMBER OF           TOTAL
                                            SECURITIES         OPTIONS
                                            UNDERLYING       GRANTED TO
                                              OPTION         MPLOYEES IN      EXERCISE OR       EXPIRATION
                       NAME                  GRANTED        EFISCAL YEAR      BASE PRICE           DATE
                       ----                  -------        ------------      ----------           ----

Mark Dyne.................................      100,000(1)       --             $ 2.75            3/19/08
                                                100,000(2)(3)   22.1%           $ 1.50            3/19/08

Kevin Bermeister..........................      100,000(1)       --             $ 2.75            3/19/08
                                                100,000(2)(3)   22.1%           $ 1.50            3/19/08

Michael Ozen..............................       30,000(2)(4)    --             $ 1.50            9/30/06
                                                 20,000(1)       --             $ 2.75            3/19/08
                                                 20,000(2)(3)   4.4%            $ 1.50            3/19/08

Mark Miller...............................       20,000(1)       --             $ 2.75            3/19/08
                                                 20,000(2)(3)   3.4%            $ 1.50            3/19/08

Anthony Rose..............................       30,000(2)(5)    --             $ 1.50            9/11/06
                                                 20,000(1)       --             $ 2.75            3/19/08
                                                 20,000(2)(3)   4.4%            $ 1.50            3/19/08
------------------------

(1)    This option, which was granted in March 1998, was cancelled in October
       1998 in connection with the grant of a repriced option under our option repricing program. Prior to its cancellation, this option would have vested and become exercisable in four equal annual installments, commencing on January 1, 1999.
(2)    This option consists of a repriced option granted in October 1998 under our option repricing program to replace an existing option to purchase the same number of shares of common stock at a higher exercise price.
(3)      This option  vests and becomes  exercisable  as follows:  25% vested on April 1, 1999,  and 25% vests on each of
       January 1, 2000, 2001, and 2002.
(4)      This option vests and becomes  exercisable as follows:  22,500 shares vested on March 16, 1999, and 7,500 shares vest on October 1, 1999.
(5)      This option  vests and becomes  exercisable  as follows:  18,125  shares  vested on March 17,  1999,  and 11,875 shares vest in 19 equal monthly installments of 625 shares commencing on April 1, 1999.

STOCK OPTIONS HELD AT FISCAL YEAR END


        The following table sets forth, for those Named Executive Officers who held stock options at fiscal year end, information regarding the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the common stock on the American Stock Exchange on December 31, 1998 ($1.75 per share). No stock options were exercised by any Named Executive Officer during fiscal 1998.


                           AGGREGATED FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
NAME                                           DECEMBER 31, 1998           DECEMBER 31, 1998 (1)
----                                           -----------------           ---------------------
                                           EXERCISABLE UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
                                           -------------------------     -----------  -------------
Mark Dyne.......................               -0-        100,000           -0-         $  25,000
Kevin Bermeister................               -0-        100,000           -0-         $  25,000
Michael Ozen....................               -0-         50,000           -0-         $  12,500
Mark Miller.....................               -0-         20,000           -0-         $   5,000
Anthony Rose....................               -0-         50,000           -0-         $  12,500
------------

(1) Based on a closing price of $1.75 per share of common stock on December 31, 1998, all options were in-the-money at fiscal year end.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS


        Effective October 1, 1996, we entered into an employment agreement with Michael Ozen pursuant to which Mr. Ozen serves as our Chief Financial Officer at a base salary of $165,000 per year. Mr. Ozen received options to purchase an aggregate of 30,000 shares of common stock which vest in four equal annual installments commencing on the date of grant. In October 1998, Mr. Ozen's options were repriced under our option repricing program. Mr. Ozen's employment is terminable by us at will. In the event we terminate Mr. Ozen's employment without cause, Mr. Ozen is entitled to three months severance payment plus one-month severance payment for each year served after the second year of employment, not to exceed an aggregate of 12 months severance payment. For purposes of the agreement, cause means the willful disregard of, or failure to perform, duties where the willful disregard or failure is not discontinued within a reasonable period of time from receipt of written notice relating thereto.


        A.R. Technology Limited, an Australian corporation of which Anthony Rose is the sole stockholder, provides the services of Anthony Rose to BII Australia in exchange for approximately $107,000 per year. The arrangement is terminable at will by either party upon 30 days prior written notice.

        Pacific Interactive Education Pty. Limited ("PIE") provides the services of Mark Miller to BII Australia. PIE was paid $0, $37,000 and $90,000 during the period from September 2, 1993 to June 30, 1994, and the years ended June 30, 1995 and 1996, respectively. For the period from July 1, 1996 to December 31, 1996, BII Australia paid PIE $18,000 for the services of Mark Miller. These amounts include auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment. No amounts were paid to PIE for the services of Mark Miller during fiscal 1997. For fiscal 1998, BII Australia paid PIE $52,000 for the services of Mark Miller. This amount represented profit in payments to PIE for purchases of computer equipment. This arrangement is terminable at will by either party upon 30 days prior written notice.

STOCK OPTION PLAN


        We adopted the Brilliant Digital Entertainment, Inc. 1996 Stock Option Plan in September 1996, and amended the 1996 Plan in May 1997 and July 1999. The purpose of the 1996 Plan is to attract, retain and motivate some of our key employees and employees of our subsidiaries by giving them incentives which are linked directly to increases in the value of our common stock. Each director, officer, employee or consultant of Brilliant Digital Entertainment or any of our subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 2,500,000, subject to adjustments to prevent dilution. Any shares of common stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

        The 1996 Plan authorizes its administrator to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of:

     o    shares of common stock;

     o an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the common stock; or

     o any other security or benefit with a value derived from the value of the common stock.

Any stock option granted may be an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, or a nonqualified stock option. The Compensation Committee of the Board of Directors currently administers the 1996 Plan. Subject to the provisions of the 1996 Plan, the Compensation Committee will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. The maximum number of shares of common stock with respect to which awards may be granted under the 1996 Plan to any executive or employee during any fiscal year is 100,000, subject to adjustment to prevent dilution.

        As of July 22, 1999, 1,420,000 shares of common stock remained available for grant of awards to eligible participants under the 1996 Plan.


REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF STOCK OPTIONS

        During October 1998, the Compensation Committee of the Board of Directors approved a stock option repricing program. Under the program, each holder of stock options granted under the Brilliant Digital Entertainment 1996 Stock Option Plan, including directors and Named Executive Officers, was entitled to exchange their existing stock option for a repriced stock option to purchase the same number of shares at an exercise price of $1.50 per share. The new exercise price was lower than the exercise price under all of the existing stock options and was higher than the then market price of $1.125 per share of common stock. As a condition to receiving this more favorable exercise price, each option holder who elected to participate in the program was required to agree to a less favorable vesting schedule. Under the repriced options, any shares of common stock which had already vested under the existing stock option could not be exercised for a period of 120 days from date the option holder elected to exchange his or her stock option. In addition, any shares under an existing stock option which were scheduled to vest on January 1, 1999 did not vest under the repriced option until April 1, 1999. Other than the lower exercise price and the changes to the vesting schedule, each new stock option issued under the repricing program has terms substantially equivalent to the terms of the surrendered option, including the same number of shares and expiration date. Options to purchase a total of 747,000 shares of common stock were eligible to participate in the program, all of which were exchanged by the holders thereof for repriced stock options.

        The Compensation Committee approved the stock option repricing program as a result of the significant reduction in the price of our common stock in fiscal 1998. The Committee determined that our existing stock options no longer provided meaningful incentive to the option holders to remain in our employ and to maximize shareholder value. The existing stock options had exercise prices of between $2.31 per share and $6.38 per share, which exercise prices exceeded the trading prices of our common stock for a substantial majority of the time from June 1998 until the date the option repricing program was approved. The Committee determined that the exchange of new stock options with a lower exercise price for our existing stock options would once again provide incentive to our officers, directors and employees to continue to provide services to us and to maximize shareholder value.

                                                COMPENSATION COMMITTEE

                                                       Diana Maranon
                                                       Ray Musci
                                                       Jeff Scheinrock

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


        Our certificate of incorporation and our Bylaws provide that we shall indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"). Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, other than an action by or in the right of the corporation, because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation , except that no indemnification shall be made if the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines the person is entitled to indemnity . Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may otherwise be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our certificate of incorporation also provides that each of our directors shall not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things:

     o    breach of the duty of loyalty;
     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
     o    unlawful payment of dividends; or
     o transactions from which the director derived an improper personal benefit.

        We have entered into separate but identical indemnity agreements with each of our directors and some of our officers. Under the indemnity agreements, we have agreed to indemnify each director or officer against any amounts which he becomes legally obligated to pay in connection with any claim against him based upon any action or inaction which he may commit, omit or suffer while acting in his capacity as our director or officer or as a director or officer of one of our subsidiaries. The director or officer, however, must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mark Miller, an officer and director of Brilliant Digital Entertainment, is a shareholder of Multimedia Connexion Pty., Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the fiscal years ended December 31, 1997 and 1998, BII Australia purchased computer equipment totaling $121,000 and $59,000, respectively.


        On September 13, 1996, we entered into the SAND Acquisition Agreement with Sega Ozisoft. Mark Dyne and Kevin Bermeister both currently serve as directors of Sega Ozisoft and are significant minority shareholders of Sega Ozisoft. Under the SAND Acquisition Agreement, we acquired SAND and in consideration therefor issued a $1,500,000 mandatory convertible note which, upon the completion of our initial public offering, was automatically converted into 780,001 shares of common stock. The terms of the SAND Acquisition were determined by negotiations between Messrs. Dyne and Bermeister and Averil Capital Markets Group, Inc. on our behalf and by the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister abstaining, on behalf of Sega Ozisoft.


        The Sand Acquisition Agreement also provides that we shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the CYBERSWINE multipath movie. "Adjusted Gross Receipts" is defined as the gross receipts received by us on the CYBERSWINE multipath movie after deducting any royalties and fees payable to CYBERSWINE licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, we will be required to pay to the CYBERSWINE licensor a royalty of 2% of gross revenues less cost of goods on all sales of CYBERSWINE products.


        Diana Maranon is a director of Brilliant Digital Entertainment. Averil Capital Markets Group, Inc., a financial advisory firm founded and controlled by Ms. Maranon, has, since November 1995, performed services for us including investigation of strategic alternatives and assistance with our common stock offerings. As consideration for these services, we paid to Averil $25,000 as of June 30, 1996, $200,000 during the six months ended December 31, 1996, $22,000 for the year ended December 31, 1997, $30,000 for the year ended December 31, 1998 and $18,750 during the three months ended March 31, 1999, plus out of pocket expenses, and granted to Chloe Holding, Inc., an affiliate of Averil, currently exercisable warrants to purchase 40,222 shares of common stock with an exercise price of $0.0326 per share. In connection with our December 1997 offering of common stock, we made an additional cash payment to Averil of $180,000 and granted to Chloe warrants to purchase 15,040 shares of common stock at an exercise price of $5.50 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS


        The following table presents information regarding the beneficial ownership of the common stock as of July 22, 1999 for:

          o each person who is known to us to be the beneficial owner of more than 5% percent of the outstanding common stock;
          o    each of our directors;
          o    each of the Named Executive Officers;
          o    each of the selling stockholders named in this prospectus; and
          o    all of our directors and executive officers as a group.

        The address of each person listed is in care of Brilliant Digital Entertainment, Inc., 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, unless otherwise provided below the person's name.

        Shares of common stock that a person has the right to acquire under options, warrants or other arrangements within 60 days of July 22, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person who has the right to acquire the shares but are not deemed outstanding for computing the percentage ownership of any other person. Except as provided under applicable community property laws or as indicated in the footnotes to the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. The table assumes that all of the shares of common stock offered by this prospectus are issued to the selling stockholders under the securities purchase agreement and are sold using this prospectus.

                                                    SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                                        OWNED PRIOR                                     OWNED AFTER
                                                         TO OFFERING                                    THE OFFERING
                                                         -----------                                    ------------
                                                                                 NUMBER OF
NAME AND ADDRESS                                      NUMBER    PERCENT        SHARES OFFERED         NUMBER    PERCENT
----------------                                    ----------  -------        --------------         -------   -------
St. Annes Investments, Ltd.(1)..................             0       --  %          2,000,000               0       --  %
   c/o Ultrafinance
   Gross Muenster Platz 26
   Zurich, Switzerland CH-8022
Trinity Capital Advisors, Inc...................         6,000        *                40,000           6,000        *
   c/o Corporate Filing Services
   4th Floor, Harbour Centre
   P.O. Box 61 GT
   Georgetown, Grand Cayman
Kevin Bermeister (2)............................     1,247,600     10.6                    --       1,247,600      9.0
Mark Dyne (2)...................................     1,240,600     10.5                    --       1,240,600      9.0
Insinger Group, as manager of                                                              --
   Reefknot Limited (3).........................     1,200,118     10.2                             1,200,118      8.7
      One Stokes Place
      St. Stephens Green
      Dublin 2
      Republic of Ireland
Prince Ahmad Bin Khalid Al-Saud.................     1,000,000      8.5                    --       1,000,000      7.2
   P. O. Box 1011
   Riyadh, Saudi Arabia 11431

Sega Enterprises Limited........................       780,001      6.6                    --         780,001      5.7
   2-12 Haneda 1-Chome
   Ohta-Ku, Tokyo 144
   Japan
Mark Miller (4).................................       505,013      4.3                    --         505,013      3.7
Diana Maranon (5)...............................        84,012        *                    --          84,012        *


                                    Page 49


Anthony Rose (6)................................        46,875        *                    --          46,875        *
Ray Musci (7)...................................        28,750        *                    --          28,750        *
Garth Saloner (7)...............................        28,750        *                    --          28,750        *
Jeff Scheinrock (7).............................        28,750        *                    --          28,750        *
Michael Ozen (8)................................        27,500        *                    --          27,500        *
Directors and executive officers
as a group (9 persons) (9)......................     2,377,850     19.8 %                  --       2,377,850     16.9 %
------------------------------

*     Less than one percent.
(1) Under the securities purchase agreement, St. Annes will not be required to purchase a number of shares of our common stock which, when added to all other shares previously acquired by St. Annes and still owned by St. Annes would exceed 9.99% of the number of shares of our common stock outstanding on the applicable purchase date.
(2) Includes 25,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable, and 430,000 shares of common stock that may be acquired by a general partnership, of which Messrs. Bermeister and Dyne are general partners, from Pacific Interactive Education Pty. Limited upon exercise of an option that currently is exercisable.
(3) Insinger Group is the manager of Reefknot Limited, and as manager controls the disposition and voting of the shares of common stock held by Reefknot.
(4) Consists of 430,013 shares of common stock held by Pacific Interactive Education Pty. Limited, 70,000 shares of common stock held by the Mark Miller Family Trust, of which Pacific Interactive Pty. Limited is trustee, and 5,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable. Mark Miller and his wife are the sole stockholders of Pacific Interactive Education Pty. Limited and Pacific Interactive Pty. Limited.
(5) Consists of 28,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable, and 55,262 shares of common stock underlying warrants which currently are exercisable.
(6) Consists of 20,000 shares of common stock held by HiTech Corporation Limited over which Mr. Rose has exclusive voting and investment power, and 26,875 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before September 20, 1999.
(7) Consists of 28,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable.
(8) Consists of 27,500 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable.
(9) Includes 224,375 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before September 20, 1999, and 55,262 shares of common stock underlying warrants which currently are exercisable.

                          DESCRIPTION OF CAPITAL STOCK


        We are authorized to issue a total of 30,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The following statements are brief summaries of some provisions relating to our capital stock.


COMMON STOCK


        At July 22, 1999, we had 11,756,781 shares of common stock outstanding held by approximately 59 holders of record. The holders of common stock are entitled to one vote for each share of common stock on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive ratably dividends when, as and if declared by our Board of Directors out of funds legally available for the payment of dividends. In the event that we liquidate, dissolve or wind up our business, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.


        The holders of common stock have no preemptive or conversion rights, and we may not subject them to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK


        Our Board of Directors has the authority to issue the authorized and unissued preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under some circumstances, as a way of discouraging, delaying or preventing anyone from acquiring or effecting a change of control of BRILLIANT. Other than as may be necessitated by our stockholders' rights plan, currently we do not intend to issue any shares of our preferred stock.

        In March 1998, we adopted a stockholders' rights plan. Under the rights plan we designated 300,000 shares of our preferred stock as Series A Preferred Stock, par value $.001 per share, and distributed one preferred share purchase right for each share of our common stock outstanding on April 2, 1998. Subject to some exceptions, each share of common stock issued after April 2, 1998 also will receive one preferred share purchase right. Upon the occurrence of triggering events related to an unsolicited takeover attempt of BRILLIANT, each purchase right not owned by the party or parties making the unsolicited takeover attempt will entitle its holder to purchase from us one one-hundredth of a share of the Series A Preferred Stock at a purchase price of $15.00, subject to adjustments, which purchase price will be below the then market value of the Series A Preferred Stock.


WARRANTS


        In connection with our strategic relationships with Packard Bell NEC and Morgan Creek, on September 14, 1996, we issued to each of Packard Bell NEC and Morgan Creek warrants to purchase 600,000 shares and 85,000 shares of our common stock, respectively. See "Business - Our Multipath Movie Business -- Strategic, Content and Distribution Relationships."

        The warrants we issued to Packard Bell NEC on September 14, 1996 were purchased in the aggregate for $100.00. In July 1999, we redeemed all of the warrants we issued to Packard Bell NEC . Packard Bell NEC, however, is claiming that we did not properly redeem the warrants, and considers the warrants to be outstanding. See "Risk Factors - We may be required to issue shares of common stock to Packard Bell NEC upon its exercise of warrants we redeemed in July 1999."

        The warrants we issued to Morgan Creek were purchased in the aggregate for $100.00. Warrants to purchase 35,000 shares of common stock currently are exercisable at $4.00 per share, and warrants to purchase the additional 50,000 shares of common stock currently are exercisable at $5.20 per share. All of the warrants expire three years from the date of grant. We have the right to redeem all, but not less than all, of the warrants at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. We may give this notice within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Morgan Creek are publicly tradable and the closing sale price of the shares of our common stock on the American Stock Exchange exceeds a per share price equal to 125% of the respective warrant exercise prices. In June 1998, we registered with the Securities and Exchange Commission the resale by Morgan Creek of the 85,000 shares of common stock underlying the warrants.


        In 1996, we granted to Chloe Holding, Inc., an affiliate of Averil Capital Markets Group, Inc., warrants to purchase 40,222 shares of common stock with an exercise price of $0.0326 per share. The warrants were granted to Chloe as consideration for services performed for us by Averil, including investigation of strategic alternatives and assistance with our 1996 initial public offering. These warrants currently are exercisable and expire on September 14, 1999. In connection with our December 1997 common stock offering, we granted to Chloe warrants to purchase 15,040 shares of common stock at an exercise price of $5.50 per share. These warrants currently are exercisable and expire on November 4, 2000. In June 1998, we registered with the Securities and Exchange Commission the resale by Chloe of the 55,262 shares of common stock underlying the warrants.


        In July 1998, we entered into a strategic alliance with a computer chip manufacturer and granted the manufacturer warrants to purchase 300,000 shares of common stock. The warrants currently are exercisable at an exercise price of $4.00 per share and expire in July 2001. The warrants provide for piggyback registration rights and for demand registration rights. If we propose to register any of our securities under the Securities Act, the holder of the warrants or the shares of common stock underlying the warrants are entitled to notice of the registration and may include their respective shares in the registration, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in the registration. In addition, the holder or holders of a majority of the warrants or shares of common stock underlying the warrants have the right, at any time after the first anniversary of the date of the warrants, to require us to register under the Securities Act the shares of common stock underlying the warrants on a registration statement on Form S-3. In July 1999, we filed with the Commission a registration statement covering the resale by the computer chip manufacturer of the 300,000 shares of common stock underlying the warrants.

        In July 1999, in connection with our acquisition of The Auction Channel and our license of technology used by The Auction Channel, we granted to iBidLive, N.V. warrants to purchase 400,000 shares of our common stock. Of these warrants, 200,000 are exercisable at $3.50 per share and expire on December 31, 1999, and 200,000 are exercisable at $4.00 per share and expire on June 30, 2000. We have the right to redeem all, but not less than all, of each 200,000 warrants at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. We may give this notice within 20 days following any period of 15 consecutive trading days during which the closing sale price of the shares of our common stock on the American Stock Exchange exceeds a per share price equal to 110% of the respective warrant exercise prices.

        All of the warrants granted to Morgan Creek, Chloe, the computer chip manufacturer and iBidLive, N.V. are entitled to equitable adjustments in the purchase price and in the number of shares of common stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.


ANTI-TAKEOVER PROVISIONS


        Our certificate of incorporation provides that our Board of Directors is classified into three classes of directors. Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, our certificate of incorporation and our Bylaws provide that only our Chief Executive Officer, our President or a majority of the members of our Board of Directors may call a special meeting of stockholders. In addition, our directors may not be removed without cause. We also have the authority to issue one or more series of "blank check" preferred stock, and we have reserved 300,000 shares of our preferred stock for issuance in connection with our stockholders' rights plan. See "--Preferred Stock." These provisions of our certificate of incorporation and our Bylaws and our stockholders' rights plan could discourage potential acquisition proposals and could delay or prevent a change in control of Brilliant Digital Entertainment. These provisions also may have the effect of preventing changes in our management. See "Risk Factors -- We have adopted a number of anti-takeover measures that may depress the price of our common stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an "interested stockholder" for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.


TRANSFER AGENT

        The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.


                              PLAN OF DISTRIBUTION


        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange; o privately negotiated transactions; o short sales;
      o broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
      o     a combination of any of these methods of sale; and
      o     any other method permitted pursuant to applicable law.

        St. Annes is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sale of our common stock pursuant to this prospectus. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers and any commissions received by the broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


        If required, the following information will be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

      o     the names of any of agent, dealer or underwriter;
      o     the price at which the common stock is to be sold;
      o     the number of shares of common stock involved;
      o     any applicable commissions or discounts; and
      o     other facts material to the transaction.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of our common stock may not simultaneously engage in market making activities with respect to the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in our common stock, we and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of our common stock.


        St. Annes has agreed that it will not engage in short sales of our common stock except during periods of time determined by us when the prohibition on short sales will not apply.


        The selling stockholders will pay all commissions and some other expenses associated with their sale of our common stock. We are registering the common stock issued hereby pursuant to our contractual obligations under the securities purchase agreement, and we have agreed to pay the costs of registering the shares hereunder. We have also agreed to pay legal fees incurred by St. Annes up to a maximum of $7,500. We have agreed to indemnify St. Annes with respect to the common stock offered hereby against some types of liabilities, including, without limitation, some liabilities under the Securities Act of 1933, or, if the indemnity is unavailable, to contribute toward amounts required to be paid in respect of these liabilities.

        Trinity Capital Advisors acted as a financial advisor in connection with the securities purchase agreement and this offering. In exchange for these services, we will pay Trinity at each put closing under the securities purchase agreement cash equal to 3% of the purchase price we receive from St. Annes at the put closing, and we will issue to Trinity common stock with an aggregate market price equal to 2% of the purchase price paid by St. Annes at the put closing. See "Securities Purchase Agreement."

        We will issue the shares of common stock to St. Annes at a discount to the then current market price of the common stock, as defined in the securities purchase agreement, as follows:


      o If the market price is $4.00 or less, then the price for the shares shall be 86% of the market price; and
      o If the market price is greater than $4.00, then the price shall be 88% of the market price.

        The market price of our common stock, for purposes of calculating the purchase price under the securities purchase agreement, is the lowest volume adjusted price during the ten trading days immediately preceding the date that we deliver a put notice to St. Annes. The volume adjusted price on a trading day is equal to (i) the total dollar value of all shares of our common stock traded on the American Stock Exchange on the trading day, divided by (ii) the total volume of our common stock traded on the American Stock Exchange on the trading day.

        The table below sets forth the number of shares of our common stock the investor would own if we elected to sell the entire $6,000,000 worth of stock under the purchase agreement. The shares are based on our closing share price of $6.375 on June 25, 1999, and on assumed prices of $4.78 and $3.71, which prices represent a 25% and 42% decline, respectively, in our June 25, 1999 closing share price. We cannot issue to the investor more than 19.99% of our common stock that was outstanding at the time we entered into the securities purchase agreement, which equals 1,880,859 shares of our common stock, unless the issuance of shares in excess of this amount does not require stockholder approval or unless we obtain stockholder approval.

               PERCENTAGE
              DISCOUNT TO           ASSUMED           SHARES OF
              MARKET PRICE       MARKET PRICE        COMMON STOCK
             ---------------     --------------     ----------------
                   0%               $ 6.38             1,068,681
                  25%               $ 4.78             1,426,398
                  42%               $ 3.71             1,880,859

                                  LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, counsel to BRILLIANT DITIAL ENTERTAINMENT.


                                     EXPERTS


        The financial statements of Brilliant Digital Entertainment, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Trojan Television Limited as of June 30, 1998 and 1997 and for the years then ended included in this prospectus have been so included in reliance on the report of Edwards & Co, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act covering the shares to be sold using this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. For further information about us and the shares offered using this prospectus, please refer to the registration statement and the exhibits to the registration statement. A copy of the registration statement, including the exhibits , may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates.

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's Web Site at http://www.sec.gov. You can also read our SEC filings at the American Stock Exchange, 86 Trinity Plaza, New York, New York.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                            PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF BRILLIANT DIGITAL ENTERTAINMENT, INC.


Report of Independent Accountants..........................................................F-3

Consolidated Balance Sheet as of December 31, 1998 and March 31, 1999 (unaudited)..........F-4

Consolidated Statements of Operations for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited).........................F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and1998, and the three months ended March 31, 1999 (unaudited).........................F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited)...............F-7

Notes to Consolidated Financial Statements.................................................F-9

FINANCIAL STATEMENTS OF TROJAN TELEVISION LIMITED

Report of the Auditors to the Members .....................................................F-21

Statement of Operations and Accumulated Deficit for the Year Ended 30th June 1998..........F-22

Balance Sheet As at 30th June 1998.........................................................F-23

Statements of Cash Flows As at 30th June 1998..............................................F-24

Notes to the Financial Statements For the Year Ended 30th June 1998........................F-25


Report of the Auditors to the Members......................................................F-28

Statement of Operations and Accumulated Deficit for the Period Ended 30th June 1997........F-29

Balance Sheet As at 30th June 1997.........................................................F-30

Statements of Cash Flows As at 30th June 1997..............................................F-31

Notes to the Financial Statements for the Period Ended 30th June 1997......................F-32


Statement of Operations and Accumulated Deficit As at 31st March 1999 (unaudited)..........F-35

Balance Sheet As at 31st March 1999 (unaudited)............................................F-36

Statements of Cash Flows As at 31st March 1999 (unaudited).................................F-37

Notes to the Financial Statements for the Period Ended 31st March 1999 (unaudited).........F-38


Statement of Operations and Accumulated Deficit for the Period Ended 31st March
    1998 (unaudited).......................................................................F-41

                                    Page F-1


Balance Sheet As at 31st March 1998 (unaudited)............................................F-42

Statements of Cash Flows As at 31st March 1998 (unaudited).................................F-43

Notes to the Financial Statements For the 9 Months Ended 31st March 1998 (unaudited).......F-44

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Statements..........................................F-46

Unaudited Pro Forma Condensed Consolidated Statement of Operations Including
    Trojan Television Acquisition for the Year Ended December 31, 1998.....................F-47

Unaudited Pro Forma Condensed Consolidated Balance Sheet Including
    Trojan Television Acquisition at March 31, 1999........................................F-48

Unaudited Pro Forma Condensed Consolidated Statement of Operations Including
    Trojan Television Acquisition for the Three Months Ended March 31, 1999................F-49

Notes to Unaudited Pro Forma Combined Financial Statements.................................F-50


                                    Page F-2

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Brilliant Digital Entertainment, Inc.


        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Brilliant Digital Entertainment, Inc. (the "Company") and its subsidiary at December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


March 29, 1999, except for the third paragraph of Note 11, as to which the date is April 14, 1999
Los Angeles, California







                                    Page F-3

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except per share data)

                                                                              DECEMBER 31,         MARCH 31,
                                                                                 1998                1999
                                                                          -----------------   -----------------
                                                                                                 (unaudited)

ASSETS
Current assets:
     Cash and cash equivalents.........................................    $         3,187           $   1,632
     Accounts receivable...............................................              2,139               2,084
     Other assets......................................................                310                 258
                                                                          -----------------   -----------------
Total current assets...................................................              5,636               3,974
Property, plant and equipment, net.....................................                754                 684
Movie software costs...................................................                626                 491
Other assets, net......................................................                437                 426
                                                                          =================   =================
Total assets...........................................................    $         7,453           $   5,575
                                                                          =================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
     Accounts payable..................................................    $           274            $    264
     Accrued expenses..................................................              1,250               1,148
     Current portion of note payable...................................                 28                 172
                                                                          -----------------   -----------------
Total current liabilities..............................................              1,552               1,584
Note payable, less current portion.....................................                 97                  91
Convertible debenture..................................................                100                 100
Other long term liabilities............................................                146                 110
                                                                          -----------------   -----------------
Total liabilities......................................................              1,895               1,885
Commitments and contingencies
Stockholders' equity:
     Preferred Stock ($0.001 par value; 1,000,000 shares
        authorized; no shares issued or outstanding)...................                 --                  --

     Common Stock ($0.001 par value; 30,000,000 shares
        authorized;  9,409,001 shares issued and outstanding)..........                  9                   9

     Additional paid-in capital........................................             21,357              21,357
     Accumulated deficit...............................................            (15,685)            (17,575)
     Accumulated other comprehensive income (loss).....................               (123)               (101)
                                                                          -----------------   -----------------
Total stockholders' equity.............................................              5,558               3,690
                                                                          =================   =================
Total liabilities and stockholders' equity.............................          $   7,453           $   5,575
                                                                          =================   =================


                             See Notes to Consolidated Financial Statements.



                                    Page F-4

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                    YEAR ENDED              THREE MONTHS ENDED
                                                   DECEMBER 31,                  MARCH 31,
                                             -------------------------- ----------------------------
                                                1997          1998          1998           1999
                                             ------------  ------------ -------------- -------------
                                                                                 (unaudited)
Revenues:
   Software sales..........................     $  2,246       $   221        $    24      $    152
   Development fees........................          235           210              7            54
                                             ------------  ------------ -------------- -------------
        Total revenues.....................        2,481           431             31           206

Cost of revenues...........................           44         1,383            266           205
                                             ------------  ------------ -------------- -------------
Gross profit (loss)........................        2,437          (952)          (235)            1
Operating expenses:
   Sales and marketing.....................        1,090         1,785            305           222
   General and administrative..............        2,217         2,936            524           619
   Research and development................        1,709         3,798            317           981
   Depreciation............................          214           390             18           130
                                             ------------  ------------ -------------- -------------
        Total operating expenses...........        5,230         8,909          1,430         2,157
                                             ------------  ------------ -------------- -------------
Income (loss) from operations..............       (2,793)       (9,861)        (1,399)       (1,951)
Other income (expense):
   Export market development grant.........          148            73             --            37
   Gain (loss) on foreign exchange
       transactions........................           27            (5)            (8)           --
   Interest income.........................          313           399            142            28
   Interest expense........................           --           (31)            (2)           (4)
                                             ------------  ------------ -------------- -------------
        Total other income (expense).......          488           436            132            61
                                             ------------  ------------ -------------- -------------
Income (loss) before income taxes..........       (2,305)       (9,425)        (1,267)       (1,890)
Income taxes...............................           --            --             --            --
                                             ------------  ------------ -------------- -------------
Net income (loss)..........................    $  (2,305)    $  (9,425)    $   (1,267)   $   (1,890)
                                             ============  ============ ============== =============

Other comprehensive income:
Foreign currency translation adjustment
     (net of tax effects of $ 0)...........         (168)           72             62            22
                                             ------------  ------------ -------------- -------------

Comprehensive income (loss)................    $  (2,473)    $  (9,353)    $   (1,205)   $   (1,868)
                                             ============  ============ ============== =============

Basic and diluted net income (loss) per
   share...................................    $   (0.31)     $  (1.00)    $    (0.13)    $   (0.20)
                                             ============  ============ ============== =============

Weighted average number of shares
 used in computing basic and diluted
 net income (loss) per share...............        7,384         9,403          9,403         9,409
                                             ============  ============ ============== =============




                 See Notes to Consolidated Financial Statements.

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)





                                            COMMON STOCK                            RETAINED        ACCUMULATED
                                       -----------------------     ADDITIONAL       EARNINGS           OTHER
                                         NO. OF                     PAID-IN       (ACCUMULATED     COMPREHENSIVE
                                         SHARES        AMOUNT       CAPITAL         DEFICIT)           INCOME       TOTAL
                                       -----------  -----------   -----------    -------------      -----------   --------

Balance at December 31, 1996.........    7,200,001      $   7     $ 11,320        $   (3,955)        $     (27)    $7,345
    Grant of warrants..................         --         --          140                --                --        140
    Grant of stock options.............         --         --           12                --                --         12
    Exercise of stock options..........      3,000         --           --                --                --         --
    Public offering, net of expenses
        of $1,202......................  2,200,000          2        9,796                --                --      9,798
    Foreign exchange translation
        (net of tax of $0).............         --         --           --                --              (168)      (168)
    Net loss...........................         --         --           --            (2,305)               --     (2,305)
                                       ------------  -----------   -----------    -------------      -----------   --------
Balance at December 31, 1997.........    9,403,001          9       21,268            (6,260)             (195)    14,822
    Grant of warrants..................         --         --           80                --                --         80
    Grant of stock options.............         --         --            9                --                --          9
    Issuance of shares.................      6,000         --           --                --                --         --
    Foreign exchange translation
        (net of tax of $0).............         --         --           --                --                72         72
    Net loss...........................         --         --           --            (9,425)               --     (9,425)
                                       -----------  -----------   -----------    -------------      -----------   --------
Balance at December 31, 1998.........    9,409,001          9       21,357           (15,685)             (123)     5,558
                                       -----------  -----------   -----------    -------------      -----------   --------
    Foreign exchange translation
        (net of tax of $0) (unaudited).         --         --           --                --                22         22
    Net loss (unaudited)...............         --         --           --            (1,890)               --     (1,890)

Balance at March 31, 1999
    (unaudited)......................    9,409,001      $   9     $ 21,357        $  (17,575)        $    (101)    $3,690
                                       ===========  ===========   ==========     ============       ===========   ========





                 See Notes to Consolidated Financial Statements.



                                    Page F-6

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                   YEAR ENDED                  THREE MONTHS ENDED
                                                                  DECEMBER 31,                      MARCH 31,
                                                          -----------------------------    -------------------------------
                                                              1997           1998             1998             1999
                                                          -------------- --------------    --------------   --------------
                                                                                                     (unaudited)
OPERATING ACTIVITIES
Net income (loss)...................................          $  (2,305)      $ (9,425)       $   (1,267)      $   (1,890)
Adjustments to reconcile net income (loss)
   to the net cash provided by (used in)
   operating activities:
     Depreciation and other amortization.............               473            691               109              186
     Amortization of movie software costs............                --          1,146               220              160
     Effect of warrants granted......................               140             64                --               32
     Effect of stock options granted.................                12              9                --               --
     Changes in operating assets and liabilities:
       Accounts receivable..........................             (1,986)           (51)               15               55
       Movie software costs.........................             (1,284)          (795)             (841)              --
       Other assets.................................               (478)           (80)              (21)             (22)
       Accounts payable and accruals................              1,225           (487)             (356)               6
       Deferred revenue.............................               (154)            --                --               --
       Long-term liabilities........................                 --             --                --              (36)
                                                          -------------- --------------    --------------   --------------
Net cash provided by (used in) operating
   Activities........................................            (4,357)        (8,928)           (2,141)          (1,509)

INVESTING ACTIVITIES
Purchases of equipment..............................               (599)          (549)             (184)             (37)
                                                          -------------- --------------    --------------   --------------
Net cash used in investing activities...............               (599)          (549)             (184)             (37)

FINANCING ACTIVITIES
Proceeds from issuance of shares....................              9,798             --                --               --
Proceeds from issuance of convertible debenture
   and warrants, net of costs.......................                 --             83                --               --
Proceeds from issuance of note......................                 --            104                --               --
Repayments of notes.................................                 --            (13)               --               (8)
Repayment of amounts payable to related parties.....                (78)            --                --               --
                                                          -------------- --------------    --------------   --------------
Net cash provided by financing activities...........              9,720            174                --               (8)
                                                          -------------- --------------    --------------   --------------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS..................................             4,764         (9,303)           (2,325)          (1,554)

Translation adjustments.............................                (17)           152                51               (1)
Cash and cash equivalents at beginning
   of period.........................................             7,591         12,338            12,338            3,187
                                                          -------------- --------------    --------------   --------------
Cash and cash equivalents at end of
   Period............................................          $ 12,338       $  3,187        $   10,064        $   1,632
                                                          ============== ==============    ==============   ==============

Supplemental disclosure of cash flow information:
Cash paid during the period for:
     Interest.........................................          $    --         $   26          $     --          $     4
                                                          ============== ==============    ==============   ==============
     Income Taxes................................               $    --        $    19          $     --          $     1
                                                          ============== ==============    ==============   ==============


                See Notes to Consolidated Financial Statements.



                                    Page F-7

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:


The Company has an insurance policy with a term extending to November 2000. Insurance premiums of $240,179 for coverage after December 31, 1998 are included in Other Assets, current and long term, and Liabilities, current and long term, and represent a non cash financing activity.






                                    Page F-8

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                DECEMBER 31, 1998


1.      DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


        Brilliant Digital Entertainment, Inc. ("Brilliant" or the "Company") is a production and development studio producing digital entertainment for distribution over the Internet and on CD-ROM and DVD. In July 1996, the Company incorporated in the State of Delaware and, in August 1996, issued an aggregate of 1,000,000 shares of its Common Stock in exchange for all of the capital stock of Brilliant Interactive Ideas, Pty. Ltd., a company incorporated in the State of New South Wales, Australia ("BII Australia"). Historically, BII Australia developed, produced and marketed interactive multimedia titles for the education and entertainment markets. BII Australia has one subsidiary, Sega Australia New Development ("SAND"), which the Company acquired in September 1996. SAND owns the rights to proprietary software tools which are designed to allow the Company to both develop a new genre of digital entertainment products, and to cost effectively produce ancillary products. The Company operates principally in the computer software industry.


2.      SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION


        The consolidated financial statements of the Company include the accounts of Brilliant and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.


REVENUE RECOGNITION


        Software sales entered into prior to December 15, 1997 were accounted for in accordance with AICPA Statement of Position ("SOP") 91-1, "Software Revenue Recognition." For transactions entered into after December 15, 1997 the Company recognizes revenue from the sale of software in accordance with SOP 97-2, "Software Revenue Recognition". SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software.

        SOFTWARE SALES: The Company grants distribution rights to its CD-ROM products to distributors in exchange for a non-refundable minimum fixed fee and a percentage of sales of the products. Revenue related to the non-refundable minimum fixed fee is recognized when the CD-ROM master is delivered to the customer and the other criteria of SOP 97-2 are met. Revenue related to a percentage of sales is recognized upon notification by the distributor that a royalty has been earned by the Company. Software sales resulting from the Company selling completed software products are recognized upon shipment of product. It is the Company's policy to provide for estimated returns at the time software sales re venue is recognized. At December 31, 1998 the Company had a provision for returns of $125,000.

        DEVELOPMENT FEES: The Company receives development fees in exchange for the development of CD-ROM products pursuant to agreements with customers. The software development agreements generally specify certain "milestones" which must be achieved throughout the development process. As these milestones are achieved, the Company recognizes the portion of the development fee allocated to each milestone. Generally, the customers will recoup the development fees from royalties paid from the revenues generated by the products.


COST OF REVENUES


        Cost of revenues consists primarily of royalties to third parties, amortization of capitalized movie software costs, and the direct costs required to reproduce and package software products.


RESEARCH AND DEVELOPMENT COSTS


        The Company incurs research and development costs relating to the development of traditional CD-ROM software tools which provide the technical infrastructure for production of CD-ROM titles produced by the Company. The Company incurred research and development costs of $1,709,000 and $3,798,000 for the year ended December 31, 1997 and the year ended December 31, 1998, respectively.


                                    Page F-9

MOVIE SOFTWARE COSTS


        Movie software costs consist of the costs of development and production of digitally animated Multipath Movies including labor, material and production overhead.

        The Company's accounting policy follows Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), which provides for the capitalization of software development costs once technological feasibility is established. The capitalized costs are then amortized beginning on the date the product is made available for sale either on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to reaching technological feasibility, the Company expenses all costs related to the development of both its software tools and Multipath Movie titles. The Company achieved technological feasibility of its original Digital Projector during the third quarter of 1997 and began capitalizing certain development costs related to the production of Multipath Movies in accordance with SFAS No.
86. Since the date of achieving technological feasibility, the costs of developing Multipath Movies intended to be viewed on the original projector have been capitalized in accordance with SFAS No. 86. Multipath Movies developed by the Company subsequent to the first quarter of 1998 are intended to be viewed on a new Digital Projector, which was released in the fourth quarter of 1998. The Company has written off amounts incurred subsequent to the first quarter of 1998 in the development and production of Multipath Movies designed to be viewed on the new Digital Projector. As the technology on which the Company's product is designed to operate is continuously changing, management considers that a reserve against capitalized costs is necessary. Therefore no additional movie development costs are anticipated to be capitalized in the future. To the extent capitalized movie software costs are attributable to titles which have begun to ship, they are subject to amortization. Amortized amounts of $312,000 have been included in costs of revenues for the year ended December 31, 1998.

        Movie software costs are stated at the lower of unamortized cost or estimated net realizable value. To the extent that unamortized movie software costs exceed anticipated revenues, an additional amortization charge is made to current operations to reduce the capitalized costs to net realizable value. For the year ended December 31, 1998, the Company expensed $834,000 to reduce the capitalized costs to net realizable value.


CASH EQUIVALENTS


        The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.


PROPERTY, PLANT AND EQUIPMENT


        Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives or lease life ranging up to five years.


INCOME TAXES


        The Company uses the asset and liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.


FOREIGN CURRENCY TRANSLATION


        The functional currency of BII Australia is its local currency, Australian dollars. Assets and liabilities of BII Australia are translated into U.S. dollars (the reporting currency) using current exchange rates ($0.6123 at December 31, 1998), and revenues and expenses are translated into U.S. dollars using average exchange rates ($0.7424 for the year ended December 31, 1997 and $0.6322 for the year ended December 31, 1998). The effects of foreign currency translation adjustments are deferred and included as a component of stockholders' equity.

                                   Page F-10

        Foreign currency transaction gains and losses result from the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Foreign currency transaction gains (losses) are included in the statements of operations.


NET INCOME (LOSS) PER SHARE


        In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128, effective for periods ending after December 15, 1997, revised the computation, presentation, and disclosure requirements of earnings per share. Principal among computation revisions is the replacement of primary earnings per share with basic earnings per share, which does not consider common stock equivalents. In addition, SFAS No. 128 modifies certain dilutive computations and replaces fully diluted earnings per share with diluted earnings per share. Common equivalent shares from stock options and warrants (using the treasury stock method) have been included in this computation when dilutive. Options and warrants representing common shares of 1,223,262 and 2,166,262 shares were excluded from the average number of common and common equivalent shares outstanding in the diluted EPS calculation for the years ended December 31, 1997 and 1998, respectively, because they were anti-dilutive.


STOCK OPTIONS


        The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using the new measurement criteria. The Company has used the intrinsic value method prescribed by APB Opinion No. 25. See Note
5 for supplemental disclosure.


CONCENTRATION OF CREDIT RISK


        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company has investment policies that limit investments to short-term investment grade securities. Accounts receivable are principally from distributors and retailers of the Company's products. The Company performs credit evaluations and generally does not require collateral. At December 31, 1998, 88% of the Company's accounts receivable arose from a non-exclusive CD-ROM Distribution Agreement (the "Distribution Agreement") with one customer, Packard Bell NEC. Management is aware that Packard Bell NEC has significantly delayed distribution of the Company's titles bundled with Packard Bell NEC's computers. In addition to the delay, Packard Bell NEC has bundled the Company's software on significantly fewer computers than required. As a result of these factors management believes that Packard Bell NEC will not be able to comply with the terms of the Distribution Agreement, specifically Packard Bell NEC's commitment to ship the Company's software with 6 million computers with at least 2 million of such computers being shipped within 12 months of the commencement of such shipment, subject to an extension not to exceed 6 months (the "shipment period"). Such shipment triggers Packard Bell NEC's obligation to pay a minimum royalty of $1,973,333 at the rate of $1 for each Packard Bell NEC computer shipped with the Company's product. The full minimum royalty amount is contractually due by no later than the end of the shipment period, regardless of actual shipments by Packard Bell NEC of personal computers containing the Company's product. Management believes that it has contractual right to payment by Packard Bell NEC of the minimum guaranteed amount no later than the end of the shipment period.

        The Company analyzes customer receivables to determine the necessity of an allowance for doubtful accounts. For the year ended December 31, 1998 a provision of $15,000 was considered necessary.


                                   Page F-11

USE OF ESTIMATES


        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


RECLASSIFICATIONS


        Certain amounts for prior years have been reclassified to conform with the 1998 financial statement presentation.


3.      RELATED PARTY TRANSACTIONS


        Mark Miller, Brilliant's Vice President, Operations and Production and Director, is a shareholder and director of Pacific Interactive Education Pty. Ltd. ("PIE"). BII Australia periodically purchases certain computer equipment from PIE. For the year ended December 31, 19 98, BII Australia's purchases totaled $41,000 in computer equipment and $9,000 in software.

        Mark Miller is a shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the year ended December 31, 1997 and the year ended December 31, 1998, BII Australia purchased computer equipment totaling $121,000 and $57,000, respectively. Additionally, Mrs. S. Miller received $27,000 from BII Australia for administrative services during the year ended December 31, 1998.

        Mark Dyne, Brilliant's Chairman and Chief Executive Officer and Director, is a director of Monto Holdings Pty. Ltd. ("Monto"). In 1995 Monto entered into a multimedia production agreement with BII Australia and paid BII for the production of completed software packages. BII Australia has arranged for publication and distribution of completed software packages and is obligated to pay to Monto 50% of the net receipts from the sale of the software packages. At December 31, 1997 and at December 31, 1998 the liability to Monto was
$4,000. There were no transactions during 1998.

        Mark Dyne and Kevin Bermeister, Brilliant's President and Director, are directors and shareholders of Sega Ozisoft Pty. Ltd. ("Sega Ozisoft") Sega Ozisoft purchased $26,000 of product from the Company during the year ended December 31, 1998.

        Kevin Bermeister and his personal assistant received payment from BII Australia for management services through Bassac Holdings P/L, a company controlled by Kevin Bermeister, in the amount of $27,000 for the year ended December 31, 1998.

        Kevin Bermeister and Mark Dyne are both directors and shareholders of Packard Bell Pty. Ltd. BII Australia purchased an aggregate of approximately $7,000 and $13,000 in goods from Packard Bell Pty. Ltd. during the year ended December 31, 1997 and the year ended December 31, 1998, respectively.

        Averil Capital Markets Group, Inc. ("Averil"), a financial advisory firm founded and controlled by Diana Maranon, a director of the Company, has performed services for the Company including investigation of strategic alternatives and assistance with the Company's common stock offerings. As consideration for such services, the Company paid to Averil $22,000 for the year ended December 31, 1997, and $30,000 for the year ended December 31, 1998, plus out of pocket expenses. In 1996 the Company granted to Chloe Holding, Inc. ("Chloe"), an affiliate of Averil, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share. In connection with the Company's December 1997 offering of Common Stock, the Company made a cash payment to Averil of $180,000 and granted to Chloe warrants to purchase 15,040 shares of Common Stock at an exercise price of 110% of the offering price.

        Gary Barber was a shareholder of Morgan Creek Productions, Inc. and a director of the Company from October 1996 until November 1998 at which time he tendered his resignation from the Company's Board of Directors. From May 1989 until July 1997, Mr. Barber was employed by Morgan Creek Productions, Inc. From January 1995 until July 1997, he was Vice Chairman and Chief Operating Officer of Morgan Creek Productions, Inc. In September 1996, the Company entered into a strategic relationship with Morgan Creek Interactive, Inc. ("Morgan Creek"), an affiliate of Morgan Creek Productions, Inc.,


                                   Page F-12
to provide creative product for the Company's Multipath Movies. Pursuant to the agreement between the Company and Morgan Creek, the Company is obligated to fund entirely the development of two Multipath Movies. The first project commenced under this agreement is a thirteen episode comedy adventure series featuring the Ace Ventura character.


4.      NOTES PAYABLE


        On July 17, 1998 the Company entered into a Senior Secured Promissory Note (the "Note"). The original principal amount of $103,893 plus interest at a rate of 15.18% is due in 60 equal monthly payments plus one final payment equal to 10% of the original principal amount. The Note is collateralized by office furniture and equipment.


5.      STOCKHOLDERS' EQUITY

COMMON STOCK


        The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

        In March 1998 the Company adopted a stockholder's rights plan and, in connection therewith, distributed one preferred share purchase right for each outstanding share of the Company's Common Stock outstanding on April 2, 1998. Upon the occurrence of certain events, each purchase right not owned by certain hostile acquirers will entitle its holder to purchase shares of the Company's Series A Preferred Stock, which is convertible into Common Stock, at a value below the then current market value of the preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the share purchase rights and of any Preferred Stock that may be issued in the future.

        The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK


        The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of December 31, 1998 no shares were issued or outstanding. The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock.


WARRANTS


        In September 1997, the Company issued warrants to purchase 200,000 shares of the Company's Common Stock, exercisable at $10.00, in connection with a distribution agreement. The warrants expired in February 1999. The value of the warrants is calculated to be $140,000 which has been recorded as an expense charge to operations with a corresponding credit to stockholders' equity.

        In July 1998, the Company issued warrants to purchase 300,000 shares of the Company's Common Stock exercisable at $4.00 per share to a computer chip manufacturer. The warrants were issued as partial consideration for the computer chip manufacturers' obligations under that certain Software Development Agreement, dated as of July 14, 1998, between the Company and the partner. The warrants are currently exercisable and expire in July 2001. In association with the warrants,


                                   Page F-13
the Company recognized $64,000 of consulting expense with the balance of the value recorded in Other Assets at December 31, 1998.

        On December 3, 1998, the Company issued a $100,000 convertible debenture due December 1, 2000 and a Common Stock purchase warrant to purchase up to 1,800,000 shares of Common Stock expiring on November 30, 2001. The convertible debenture bears interest at a rate of 4% payable quarterly in arrears.

        The debenture holder may convert the debenture into shares of Common Stock at any time. The conversion price is 86% of the market price (as described below) on the date that the holder delivers a conversion notice. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of Common Stock valued at the conversion price on the maturity date. The Company can, at any time, prepay all or any portion of the outstanding balance plus accrued interest in cash or in common shares at the conversion price.

The holder of the warrant may exercise the warrant in full at an exercise price of $25 per share from October 1, 2001 until the warrant expires. The Company can elect to cancel the warrant in full upon 30 days written notice. The Company may call a portion of the warrant for redemption at any time, subject to minimum and maximum limits and provided that the "market price" of the Common Stock is at least $1.00 per share and that a registration statement covering the shares underlying the warrant is effective. Upon any call, the warrant holder may acquire shares by exercising the portion of the warrant called. The exercise price will be 88% of the "market price," defined as the lowest trade price of Brilliant's Common Stock on the American Stock Exchange over the last ten trading days prior to the redemption notice date. If the market price is $4.00 or less, the exercise price will be reduced to 86% of the market price. The holder may elect not to exercise shares upon a call. In this case the holder must issue the Company a convertible debenture similar to that described above, equal to the value of the shares not exercised at the conversion price. In addition warrants not exercised upon call by the Company are canceled. See Note 11 to the Consolidated Financial Statements for a description of the rescission of this convertible debentures and warrant subsequent to year end.

        As compensation for financial advisory services in connection with the issuance of the debenture and the warrant, the Company issued 6,000 shares of the Common Stock to its financial advisor the value of which has been recorded as a cost of raising capital. A registration statement covering the shares underlying the convertible debenture and the warrant has not been declared effective by the governing authoritative body. The Company has issued the shares of Common Stock in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.


1996 STOCK OPTION PLAN


        The Company adopted a Stock Option Plan (the "1996 Plan") which became effective on September 13, 1996. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution. Although any award that was duly granted may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after September 13, 2006. Options granted generally have a term of 10 years and usually vest over 4 years at the rate of 25% per year beginning on the first day in the year subsequent to the year of the grant.

        During 1996 the Board had granted options covering an aggregate of 185,000 shares of Common Stock to certain directors (125,000 shares) and employees (60,000 shares) of the Company, with an exercise price of $10 per share. In November 1996, the exercise price of the options was repriced to $4.00 per share. The directors options were granted effective as each director joined the Board of Directors and were immediately fully vested. The options granted to employees vest over a four-year period. In connection with these employee stock options, $15,000 was recognized as compensation expense in each of the years ended December 31, 1997 and December 31, 1998, and deferred compensation of $31,000 is included in other assets at December 31, 1998.

                                   Page F-14

        During 1997 the Company granted additional options covering 101,000 shares of Common Stock to certain employees of the Company with a weighted average exercise price of $5.19 per share, and vesting over a 4 year period. In connection with these employee stock options, compensation expense of $12,000 was recognized in 1997.

        During April 1998 the Company authorized the issuance of an additional 527,000 options to employees pursuant to the 1996 Plan, of which 502,000 had an exercise price of $2.75 per share and 25,000 had an exercise price of $2.31 per share. The options vest over a four year period. 65,000 options were forfeited with the separation of seven employees from the Company.

        In October 16, 1998 all of the outstanding stock options were repriced at $1.50 per share. As a term of this repricing, all repriced options which had already vested were not exercisable for a period of 120 days from the date of the repricing. In addition, those repriced options which were scheduled to vest on January 1, 1999 would now vest on April 1, 1999.

        In October 1998 the Company granted 100,000 options to an outside consultant. These options have a strike price of $1 13/16 per share which was equal to the market price of the Company's Common Stock on the date of grant. 10,000 of the options vested immediately with the balance vesting upon the achievement by the outside consultant of certain performance criteria by no later than April 30, 1999. The Company has recorded consulting expense of $9,000 during the year ended December 31, 1998 which is equal to the value of the options which vested immediately.


        The following table summarizes stock option activity:


                                                            NUMBER
                                                              OF           OPTION
                                                            SHARES          PRICE
                                                           ---------    ------------
                Outstanding at December 31, 1996           185,000            $4.00
                Granted                                    101,000      $0.01-$6.38
                Exercised                                  (3,000)            $0.01
                -------------------------------------------------------------------
                Outstanding at December 31, 1997           283,000      $4.00-$6.38
                Granted                                    627,000      $1.50-$2.75
                Forfeited                                  (65,000)    $1.50-$5.875
                -------------------------------------------------------------------
                Outstanding at December 31, 1998           845,000            $1.50

                Exercisable  at December 31, 1998                0




        As discussed in Note 2, the Company has adopted the disclosure-only provisions of SFAS No. 123 which requires the use of option valuation models to provide supplemental information regarding options granted after 1994. Pro forma information regarding net loss and loss per share shown below was determined as if the Company had accounted for its employee stock options using the fair value method pursuant to SFAS No. 123.

        The fair value of the options as examined at the date of grant is based on a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1998, respectively: interest rates of 6.0% and 5.5%; dividend yields of 0% for both years; volatility factors of the expected market price of the Company's common stock of 45.0% and 65.0%; and expected life of the options of 3 years for both years. These assumptions resulted in a weighted average fair value of $2.03 and $1.12 per share for stock options granted in 1997 and 1998, respectively.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's employee stock options have not been traded. In addition, the assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of the options is amortized to expense over the options' vesting periods. The pro forma effect on net loss for 1997 and 1998 is not representative of the pro forma effect on net income (loss) in future years because it reflects expense for only one

                                   Page F-15
year's vesting. Pro forma information in future years will also reflect the amortization of any stock option s granted in succeeding years. The Company's pro forma information is as follows:


                                                   YEAR ENDED         YEAR ENDED
                                                DECEMBER 31, 1997  DECEMBER 31, 1998
                                                -----------------  ------------------

Net loss, as reported........................      $(2,305,000)        $(9,425,000)
Net loss, pro forma..........................      $(2,409,000)        $(9,606,000)
Basic and diluted loss per share, as reported           $(0.31)             $(1.00)
Basic and diluted loss per share, pro forma             $(0.33)             $(1.02)


6.      COMMITMENTS AND CONTINGENCIES


        In 1995, Pick Two Limited ("Pick Two"), made a $193,000 non-refundable advance to BII Australia to develop certain software. In 1996, Pick Two made an additional $19,000 non-refundable advance to BII Australia. These advances were non-interest bearing, and were to be repaid from proceeds from the sales of the completed software. During the six months ended December 31, 1996, approximately $48,000 of the advances were repaid out of proceeds received from the sale of certain research materials. During the year ended December 31, 1997 the balance of the advances we re recognized as revenue. During 1998 there were no further advances or revenue recognition.

        In September 1996, the Company entered into a strategic relationship with Crawford Productions Pty., Ltd. ("Crawford") to provide creative product for the Company's Multipath Movies. Pursuant to the agreement between the Company and Crawford, the Company is obligated to contribute up to one half of the costs incurred to develop and produce each project selected by the parties, if any, for development into Multipath Movie titles, which cost per film is anticipated to be approximately $790,000. To date, no projects have been identified for development by the parties and it is unlikely that any project will be identified in the future.

        The Company has an obligation under its joint venture agreement with KISS Digital, LLC to fund 75% of the development of a Multipath Movie, up to $900,000.

        At December 31, 1998, the Company was obligated under certain licensing agreements to make minimum payments totaling $142,000 for use of certain properties and characters in development of its products.

        The Company leases its facilities under operating lease agreements expiring through 2003. Future minimum payments as of December 31, 1998 under these leases are as follows:


                               1999                         $ 321,000
                               2000                           283,000
                               2001                           128,000
                               2002                            71,000
                               2003                             6,000

                                                           -----------
                                                             $809,000
                                                           ===========


        Rent expense was $166,000 and $27 3,000 for the year ended December 31, 1997 and the year ended December 31, 1998, respectively.


7.      INCOME TAXES


        The Company has adopted the asset and liability method of accounting for income taxes. Income tax expense shown in the statements of operations is calculated on the operating profit before tax, adjusted for items which, due to treatment under income tax legislation, create permanent differences between accounting profit and taxable income. Deferred income taxes

                                   Page F-16
under FAS No. 109 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        BII Australia has NOL's of approximately $371,000 at December 31, 1998, which are available for offset against Australian taxable income in the future. These NOL's may be carried forward indefinitely. At December 31, 1998 the Company's U.S. parent has cumulative tax losses resulting in NOL carry forwards of approximately $14,312,000. The losses will begin to expire in the year 2011. No tax benefit has been recorded for these NOL's.

        The significant components of the net deferred tax assets and liabilities recorded in the accompanying consolidated balance sheet as of December 31, 1998 are as follows:


                                                                DECEMBER 31,
                                                                    1998
                                                              --------------
Deferred tax assets:
   Acquired in-process research and development.............       $270,000
   Stock options............................................         62,000
   Warrants issued..........................................        523,000
   Accruals and reserves....................................        219,000
   Net operating loss carry forward.........................      5,863,000
   Other deferred tax assets................................          4,000
                                                              --------------
   Total deferred tax assets................................      6,941,000
   Valuation allowance......................................      6,623,000
                                                              --------------

Net deferred tax assets.....................................        318,000
Deferred tax liabilities:
   Deferred movie software costs..........................          318,000

                                                              ==============
Net deferred tax assets (liabilities) ......................             --
                                                              ==============



        The net change in the total valuation allowance for the year ended December 31, 1998 was an increase of $4,275,000.

        The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:



                                                           YEAR ENDED           YEAR ENDED
                                                          DECEMBER 31,        DECEMBER 31,
                                                              1997                1998
                                                       ------------------- -------------------


Federal income tax rate.............................           34%                34%
Foreign and U. S. tax effect attributable to
   foreign operations...............................           --                 --
Effect of net operating loss and net operating loss
   carry forward....................................          (34)               (34)
                                                       ------------------- -------------------

Effective income tax rate...........................            0%                 0%
                                                       =================== ===================



                                   Page F-17

8.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consists of the following:

                                               DECEMBER 31,
                                                 1998
                                             --------------



Computers and equipment.................       $1,315,000
Leasehold improvements....................        191,000
Furniture and fixtures................            124,000

                                             --------------

                                                1,630,000
Less accumulated depreciation.............      (87 6,000)

                                             --------------
                                                 $754,000
                                             ==============




9.      ACCRUED EXPENSES

        Accrued Expenses consist of the following:

                                                                 DECEMBER 31,
                                                                     1998
                                                                 --------------


                    Employee compensation.....................       $ 873,000
                    Insurance.................................         144,000
                    Advertising.............................            88,000
                    Legal and accounting......................          71,000
                    Other.....................................          74,000

                                                                 --------------
                                                                   $ 1,250,000
                                                                 ==============


                                   Page F-18

10.     GEOGRAPHICAL INFORMATION AND MAJOR CUSTOMERS


        The Company's operations consist of the operations of BII in Australia and of Brilliant in the United States and the United Kingdom. The following schedule sets forth the revenues and accounts receivable of the Company by geographic area:




                                                         UNITED STATES       AUSTRALIA         OTHER
                                                         --------------   ---------------  --------------


Year ended December 31, 1997:
   Revenues from unaffiliated customers...............      $2,229,000          $196,000         $56,000
   Revenues from affiliated customers.................              --                --              --
                                                         --------------   ---------------  --------------

   Total revenues.....................................      $2,229,000          $196,000         $56,000
                                                         ==============   ===============  ==============

Year ended December 31, 1998:
   Revenues from unaffiliated customers...............        $303,000           $25,000         $77,000
   Revenues from affiliated customers.................              --            26,000              --
                                                         --------------   ---------------  --------------

   Total revenues.....................................        $303,000           $51,000         $77,000
                                                         ==============   ===============  ==============

Accounts Receivable as of:
    December 31, 1998.................................      $2,025,000           $37,000         $77,000
                                                         ==============   ===============  ==============




        For each of the periods shown above, the movie software costs, a portion of the operating expenses and most of the research and development costs of the Company were incurred and paid in Australia. The production costs associated with the duplication and packaging, royalties due to third parties, a major portion of the sales and marketing costs, and certain corporate expenses are incurred and paid in the United States. The identifiable assets of the Company, other than accounts receivable and corporate assets, are predominantly related to the operations in Australia.

         For the year ended December 31, 1997, one customer accounted for more than 10% of total revenues (Packard Bell NEC, 80% or $1,973,000). For the year ended December 31, 1998 a computer chip manufacturer accounted for 51% ($201,000) of the reported revenue, and GT Interactive and One Stop accounted for 28% ($112,000) and 10%($44,000) of revenues, respectively.


11.     SUBSEQUENT EVENTS


        In March 1999 the Company entered into a securities purchase agreement (the "Agreement") with a private investor. The Agreement replaced the equity financing arrangement the Company entered into with AMRO International, S.A. in December 1998, which provided for a convertible debenture and a warrant as described in Note 5 to the Consolidated Financial Statements. This equity financing arrangement was rescinded concurrently with the execution of the Agreement.

        The Agreement gives the Company the right at its election to sell to the investor up to a total of $6 million of the Company's Common Stock at a discount to its "market price" from time to time during the three year term of the agreement. Each sale of shares under the agreement is subject to certain minimum and maximum dollar amounts and certain other conditions, including that the "market price" of the Common Stock at the time the Company gives a sale notice is at least $1 per share and that a registration statement under the Securities Act covering the investor's resale of the shares is in effect at the closing of the sale. "Market price" is defined as the lowest daily volume adjusted price of the Company's Common Stock (as reported on Bloomberg) for any trading day during the 10-trading day period ending on the date that the Company gives a sale notice to the investor. The purchase price that the Company will receive for its shares in each sale will be 88% of the market price of the Common Stock if the market price is more than $4 per share, and 86% of the market price if the market price is $4 per share or less.

        In April 1999, the Company received a loan commitment (the "Commitment") from a private investor, which is subject to the Company's acceptance. Under the Commitment, the investor has undertaken to lend to the Company $1,000,000

                                   Page F-19
no later than April 21, 1999 pursuant to a $1,000,000 convertible debenture which will be due on the first anniversary of the debenture. The investor will have the right to convert the debenture into shares of the Company's Common Stock. The conversion price will be equal to the lower of 95% of the "market price" of the Common Stock at the time the holder delivers a conversion notice to the Company or $6.00 per share. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of Common Stock valued at the conversion price on the maturity date. "Market price" is defined as the lowest volume weighted adjusted price of the Company's Common Stock on the Principal Market (as reported on Bloomberg) during the 10 business days prior to the business day on the which the conversion notice is sent to the Company.


12.     SUBSEQUENT EVENTS (UNAUDITED)


        On April 27,1999, the Company issued to Roseworth Group, Ltd. a 4% convertible debenture in the principal amount of $1,000,000. The debenture is due on the later of April 27, 2000 or six months following the date the Securities and Exchange Commission declares effective a registration statement covering the resale of the shares of common stock underlying the debenture. The debenture may be converted by Roseworth Group, Ltd. into shares of the Company's common stock at a conversion price per share equal to the lower of 95% of the market price of the Company's common stock at the conversion date or $6.00. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of common stock at the conversion price on the maturity date. Market price is defined as the lowest volume weighted adjusted price of the common stock on the American Stock Exchange during the 10 trading days prior to the trading day on which the conversion notice is sent to the Company.

        In May 1999, the Company issued 2,132,000 shares of its common stock to seven investors in a private placement. The private placement raised aggregate proceeds of $4,311,250. Of the 2,132,000 shares of common stock, 1,880,000 shares were issued to five investors at $2.00 per share and 252,00 0 shares were issued to two investors at $2.1875 per share.



13.     BASIS OF PRESENTATION (UNAUDITED)


              The accompanying unaudited condensed consolidated financial statements as of March 31, 1999 reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cashflows for the period presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.



                                   Page F-20

                            TROJAN TELEVISION LIMITED
                          REPORT OF THE AUDITORS TO THE
                                     MEMBERS

We have audited the financial statements on pages F-22 to F-27, which have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with generally accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

GOING CONCERN

In forming our opinion, we have considered the adequacy of the disclosures made in Note 2 of the financial statements concerning the uncertainty as to the likelihood of success of the directors efforts to raise further capital. In view of the significance of this uncertainty we consider that it should be drawn to your attention but our opinion is not qualified in this respect.

OPINION

In our opinion, the financial statements give a true and fair view of the state of the company's affairs as at 30th June 1998 and of its loss for the year then ended.

/s/  Edwards & Co.

EDWARDS & CO.
Registered Auditors
Chartered Accountants
London

DATE: 25 June 1999





                                   Page F-21

                            TROJAN TELEVISION LIMITED
                           STATEMENT OF OPERATIONS AND
                               ACCUMULATED DEFICIT

                        FOR THE YEAR ENDED 30TH JUNE 1998


                                   YEAR TO
                                   30TH JUNE
                                   1998
                                   (POUND)

Net sales                           35,770

Costs and expenses:
     Costs of sales                 96,823
     Selling and administrative    263,159
     Interest                        1,111
                                   ---------
                                   361,093
                                   ---------

Net loss                          (325,323)

Accumulated deficit
Beginning of period               (193,475)
                                   ----------
     End of period         (pound)(518,798)
                                   =========








                                   Page F-22




                            TROJAN TELEVISION LIMITED
                                  BALANCE SHEET
                              AS AT 30TH JUNE 1998

                                                      AS AT
                                                     30TH JUNE
                                                       1998
                                                      (POUND)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                          1,713
     Other current assets                               4,521
                                                      --------
Total current assets                                    6,234

PROPERTY, PLANT AND EQUIPMENT
     Office equipment                                  16,348

     Accumulated depreciation and amortisation         (6,038)
                                                      --------
                                                       10,310
                                                      --------
Total assets                                   (pound) 16,544
                                                      ========
LIABILITIES AND SHAREHOLDERS DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued expenses             65,141
     Taxes, other than income taxes                    17,212
     Other current liabilities                         98,872
                                                      --------
Total current liabilities                             181,225

SHAREHOLDERS' DEFICIT
Common stock, 1p par value
Authorised shares - 40,000
Issued shares - 10,000                                    100
Additional paid in capital                            354,017
Accumulated deficit                                  (518,798)
                                                      --------
Total shareholders deficit                           (164,681)
                                                      --------
Total liabilities and
  shareholders' deficit                        (pound) 16,544
                                                      ========
APPROVED BY THE BOARD ON 30TH APRIL 1999

   /S/ JASON GLEAVE
J GLEAVE





                                   Page F-23

                            TROJAN TELEVISION LIMITED
                            STATEMENTS OF CASH FLOWS
                              AS AT 30TH JUNE 1998

                                                    12 MONTHS TO
                                                     30TH JUNE
                                                       1998
                                                      (POUND)

Cash flows from operating activities
     Net loss                                        (325,323)

Adjustments  to reconcile net loss to cash
flows
  used in operating activities
     Depreciation                                       5,450

Changes    in    operating    assets   and
liabilities
     Decrease in accounts receivable                      305
     Increase in other current assets                   1,240
     Increase in current liabilities                   28,103
                                                     ---------
Net cash utilised by operating activities              90,225)
                                                     ---------
Cash provided by shareholders                         201,707

Cash flows from investing activities
     Purchases of property and equipment              (12,424)
                                                     ---------
Net decrease in cash                                     (942)
Cash at beginning of period                             2,655
                                                     ---------
Cash at end of period                           (pound) 1,713
                                                     =========








                                   Page F-24

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30TH JUNE 1998

1.      THE COMPANY

        Trojan Television Limited ("the Company") was incorporated in June 1996 in England and Wales and commenced trading on 1st July 1996. The company is in the business of television and internet broadcasting of auctions and related programming.

2.      SIGNIFICANT ACCOUNTING POLICIES

        ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.

        REVENUE RECOGNITION

        Revenue is recognised when the service which the company has been engaged to supply has been completed.

        PROPERTY, EQUIPMENT AND DEPRECIATION

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

        Office  equipment - over 3 years

        WEBSITE AND SOFTWARE DEVELOPMENT

        All costs incurred in the creation of the company's website and the development of software are written off against income in the period in which they are incurred.







                                   Page F-25

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30TH JUNE 1998

        GOING CONCERN

        Since the year end additional loans have been received by the company to support the continuing development of its activities. The directors are actively seeking further equity finance and negotiations are at an advanced stage with Brilliant Digital Entertainment Inc, a US listed corporation.

        Due to the on-going support provided by these loans, the directors believe it is appropriate to prepare the financial statements on the going concern basis which assumes that the company will continue in operational existence for the foreseeable future. In spite of the support received to date, the company has been paying creditors outside of their normal terms of trade.

        If the company were unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the balance sheet values of assets to their recoverable amounts and to provide for further liabilities that might arise, and to re-classify fixed assets as current assets.

3.      PROPERTY AND EQUIPMENT

  Property and equipment at 30th June 1998 consisted of:

                                           1998
                                          (POUND)

         Office equipment                 16,348
         Less: Accumulated depreciation    6,038
                                          ------
                                  (pound) 10,310
                                          ======


4.      COMMITMENTS AND CONTINGENCIES

        The company is in dispute with several creditors who are claiming they are owed equity in the company. In order to dismiss the claim to equity the company may have to pay a premium to the creditors although at the present time the amount is undeterminable.

        Subsequent to the balance sheet date, the company has continued to incur substantial professional fees as a result of its restructuring and potential future sale.





                                   Page F-26

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30TH JUNE 1998


5.      RELATED PARTY TRANSACTIONS

        As at 30th June 1998 the company had loans from several of its minority shareholders, repayable on demand totaling (pound)44,000.

6.      INCOME TAXES

        No liability to income taxes arises as a result of the losses made by the company.

7.      POST BALANCE SHEET EVENTS

        Since the year end the company has entered into negotiations with two of its clients over the company's commitment to broadcast a certain number of auctions. As a result of these negotiations the company may have to bear the cost of broadcasting these auctions for which no income will be received from the auction house. No provision has been made in these accounts.






                                   Page F-27

                            TROJAN TELEVISION LIMITED
                          REPORT OF THE AUDITORS TO THE
                                     MEMBERS

We have audited the financial statements on pages F-29 to F-34, which have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with generally accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

GOING CONCERN

In forming our opinion, we have considered the adequacy of the disclosures made in Note 2 of the financial statements concerning the uncertainty as to the likelihood of success of the directors efforts to raise further capital. In view of the significance of this uncertainty we consider that it should be drawn to your attention but our opinion is not qualified in this respect.

OPINION

In our opinion, the financial statements give a true and fair view of the state of the company's affairs as at 30th June 1997 and of its loss for the period then ended.

/s/ Edwards & Co.

EDWARDS & CO.
Registered Auditors
Chartered Accountants
London
DATE:  25 June 1999





                                   Page F-28

                            TROJAN TELEVISION LIMITED
                           STATEMENT OF OPERATIONS AND
                               ACCUMULATED DEFICIT
                      FOR THE PERIOD ENDED 30TH JUNE 1997

                                   12 MONTHS TO
                                    30TH JUNE
                                       1997
                                     (POUND)

Net sales                               259

Costs and expenses:
     Costs of sales                  47,658
     Selling and administrative     145,431
     Interest                           645
                                   ----------
                                    193,734
                                   ----------

Net loss                           (193,475)

Accumulated deficit
Beginning of period                      -
                                   ----------
     End of period         (pound) (193,475)
                                   ==========









                                   Page F-29

                            TROJAN TELEVISION LIMITED
                                  BALANCE SHEET
                              AS AT 30TH JUNE 1997

                                                AS AT
                                              30TH JUNE
                                                1997
                                               (POUND)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                    2,655
    Other current assets                         6,066
                                               -------
Total current assets                             8,721

PROPERTY, PLANT AND EQUIPMENT
    Office equipment                             3,924

    Accumulated depreciation and
      amortisation                                (588)
                                               -------
                                                 3,336
                                               -------
Total assets                            (pound) 12,057
                                               =======
LIABILITIES AND SHAREHOLDERS DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses       24,079
    Taxes, other than income taxes              14,043
    Other current liabilities                   15,000
                                               -------
Total current liabilities                       53,122

SHAREHOLDERS' DEFICIT
Common stock, 1p par value
Authorised shares - 40,000
Issued shares - 10,000                             100
Additional paid in capital                     152,310
Accumulated deficit                           (193,475)
                                              --------
Total shareholders deficit                     (41,065)
                                              --------
Total liabilities and
   shareholders' deficit                (pound) 12,057
                                              ========
APPROVED  BY THE BOARD ON 14TH MAY 1998

   /s/ Jason Gleave
J GLEAVE





                                   Page F-30



                            TROJAN TELEVISION LIMITED
                            STATEMENTS OF CASH FLOWS
                              AS AT 30TH JUNE 1997

                                                      12 MONTHS TO
                                                         30TH JUNE
                                                           1997
                                                          (POUND)
Cash flows from operating activities
     Net loss                                           (193,475)

Adjustments  to reconcile net loss to cash
flows used in operating activities
     Depreciation                                            588

Changes in operating assets and
liabilities
     Increase in accounts receivable                        (305)
     Increase in other current assets                     (5,761)
     Increase in current liabilities                      53,122
                                                        ----------
Net cash utilised by operating activities               (145,831)
                                                        ----------
Cash provided by shareholders capital                    152,410

Cash flows from investing activities
     Purchases of property and equipment                  (3,924)
                                                        ----------
Net increase in cash                                       2,655
Cash at beginning of period                                   -
                                                        ----------
Cash at end of period                              (pound) 2,655
                                                        ==========






                                   Page F-31

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE PERIOD ENDED 30TH JUNE 1997

1.      THE COMPANY

        Trojan Television Limited ("the Company") was incorporated in June 1996 in England and Wales and commenced trading on 1st July 1996. The company is in the business of television and internet broadcasting of auctions and related programming.

2.      SIGNIFICANT ACCOUNTING POLICIES

        ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.

        REVENUE RECOGNITION

        Revenue is recognised when the service which the company has been engaged to supply has been completed.

        PROPERTY, EQUIPMENT AND DEPRECIATION

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

        Office equipment - over 3 years

        WEBSITE AND SOFTWARE DEVELOPMENT

        All costs incurred in the creation of the company's website and the development of software are written off against income in the period in which they are incurred.



                                   Page F-32

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE PERIOD ENDED 30TH JUNE 1997

        Going concern

        Since the period end additional loans have been received by the company to support the continuing development of its activities. The directors are actively seeking further equity finance and negotiations are at an advanced stage with Brilliant Digital Entertainment Inc, a US listed corporation.

        Due to the on-going support provided by these loans, the directors believe it is appropriate to prepare the financial statements on the going concern basis which assumes that the company will continue in operational existence for the foreseeable future. In spite of the support received to date, the company has been paying creditors outside of their normal terms of trade.

        If the company were unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the balance sheet values of assets to their recoverable amounts and to provide for further liabilities that might arise, and to re-classify fixed assets as current assets.

3.      PROPERTY AND EQUIPMENT

        Property and  equipment at 30th June 1997 consisted of:

                                               1997
                                              (POUND)

        Office equipment                       3,924
        Less: Accumulated depreciation           588
                                             -------
                                       (pound) 3,336
                                             =======

4.      COMMITMENTS AND CONTINGENCIES

        The company is in dispute with several creditors who are claiming they are owed equity in the company. In order to dismiss the claim to equity the company may have to pay a premium to the creditors although at the present time the amount is undeterminable.

        Subsequent to the balance sheet date, the company has continued to incur substantial professional fees as a result of its restructuring and potential future sale.





                                   Page F-33

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE PERIOD ENDED 30TH JUNE 1997


5.      RELATED PARTY TRANSACTIONS

        As at 30th June 1997 the company had loans from several of its minority shareholders, repayable on demand, totaling (pound)15,000.

6.      INCOME TAXES

        No liability to income taxes arises as a result of the losses made by the company.

7.      POST BALANCE SHEET EVENTS

        Since the period end the company has entered into negotiations with two of its clients over the company's commitment to broadcast a certain number of auctions. As a result of these negotiations the company may have to bear the cost of broadcasting these auctions for which no income will be received from the auction house. No provision has been made in these accounts.








                                   Page F-34

                            TROJAN TELEVISION LIMITED
                          STATEMENTS OF OPERATIONS AND
                               ACCUMULATED DEFICIT
                              AS AT 31ST MARCH 1999
                                   (UNAUDITED)


                                                     9 MONTHS TO
                                                       31ST MARCH
                                                          1999
                                                          (POUND)

Net sales                                                218,675

Costs and expenses:
     Costs of sales                                       28,061
     Selling and administrative                          987,071
     Interest                                              9,172
                                                      ------------
                                                       1,024,304
                                                      ------------
Net loss
                                                        (805,629)

Accumulated deficit
     Beginning of period                                (518,798)
                                                      ------------
     End of period                            (pound) (1,324,427)
                                                      ============





                                   Page F-35




                            TROJAN TELEVISION LIMITED
                                  BALANCE SHEET
                              AS AT 31ST MARCH 1999
                                   (UNAUDITED)

                                                         AS AT
                                                      31ST MARCH
                                                         1999
                                                        (POUND)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                             3,764
     Other current assets                                 33,469
                                                       ----------
Total current assets                                      37,233

PROPERTY, PLANT AND EQUIPMENT
     Office equipment                                     19,931

     Accumulated depreciation and amortisation           (11,521)
                                                       ----------
                                                           8,410
                                                       ----------
     Total assets                                  (pound)45,643
                                                      ===========
LIABILITIES AND SHAREHOLDERS DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued expenses               363,418
     Taxes, other than income taxes                       17,122
     Other current liabilities                           635,413
                                                       ----------
     Total current liabilities                         1,015,953

SHAREHOLDERS' DEFICIT
Common stock, 1p par value
Authorised shares - 40,000
Issued shares - 10,000                                       100
Additional paid in capital                               354,017
Accumulated deficit                                   (1,324,427)
                                                       ----------
Total shareholders deficit                              (970,310)
                                                       ----------
Total liabilities and shareholders' deficit      (pound)  45,643
                                                       ==========








                                   Page F-36

                            TROJAN TELEVISION LIMITED
                            STATEMENTS OF CASH FLOWS
                              AS AT 31ST MARCH 1999
                                   (UNAUDITED)

                                                      9 MONTHS TO
                                                      31ST MARCH
                                                         1999
                                                        (POUND)
Cash flows from operating activities
     Net loss                                           (805,629)

Adjustments to reconcile net loss to cash
flows used in operating activities
     Depreciation                                          5,483

Changes in operating assets and liabilities
     Increase in accounts receivable                           -
     Decrease in other current assets                    (28,948)
     Increase in current liabilities                     834,728
                                                       ----------
Net cash utilised by operating activities                  5,634
                                                       ----------

Cash flows from investing activities
     Purchases of property and equipment                  (3,583)
                                                       ----------
Net increase in cash                                       2,051
Cash at beginning of period                                1,713
                                                       ----------
Cash at end of period                             (pound)  3,764
                                                       =========






                                   Page F-37

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED 31ST MARCH 1999
                                   (UNAUDITED)

1.      THE COMPANY

        Trojan Television Limited ("the Company") was incorporated in June 1996 in England and Wales. The company is in the business of television and internet broadcasting of auctions and related programming.

2.      SIGNIFICANT ACCOUNTING POLICIES

        ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.

        REVENUE RECOGNITION

        Revenue is recognised when the service which the company has been engaged to supply has been completed.

        PROPERTY, EQUIPMENT AND  DEPRECIATION

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

        Office  equipment - over 3 years

        WEBSITE AND SOFTWARE DEVELOPMENT

        All costs incurred in the creation of the company's website and the development of software are written off against income in the period in which they are incurred.

        GOING CONCERN

        Since the period end additional loans have been received by the company to support the continuing development of its activities. The directors are actively seeking further equity finance and negotiations are at an advanced stage with Brilliant Digital Entertainment Inc, a US listed corporation.

        Due to the on-going support provided by these loans, the directors believe it is appropriate to prepare the financial statements on the going concern basis which assumes that the company will continue in operational existence for the foreseeable future. In spite of the support received to date, the company has been paying creditors outside of their normal terms of trade.

        If the company were unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the balance sheet values of assets to their recoverable amounts and to provide for further liabilities that might arise, and to re-classify fixed assets as current assets.

3.      OTHER CURRENT ASSETS

        Other current assets comprise amounts due from HM Customs and Excise.






                                   Page F-38

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED 31ST MARCH 1999
                                   (UNAUDITED)


4.      PROPERTY AND EQUIPMENT

        Property and  equipment at 31st March 1999 consisted of:

                                                  1999
                                                (POUND)

        Office equipment                         19,931
        Less: Accumulated depreciation           11,521
                                              ----------
                                           (pound)8,410
                                              ==========

5.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        This includes accrued expenses of (pound)150,000 in respect of professional fees incurred as a result of the company's restructuring and future investment requirements. The company continues to incur professional fees, the full eventual cost of which are currently indeterminable.

6.      OTHER CURRENT LIABILITIES

        Included with other current liabilities is (pound) 96,583 due to the provider of the company's main software. This balance is payable by installments over the next eight months.

7.      SHARE CAPITAL

        On 13th April 1999 the company increased its share capital to (pound) 2,000. The 1p shares were subdivided into shares of 0.1p. The authorised share capital therefore became 2,000,000 shares of 0.1p on that date.

        On 13th April 1999 the company made a 2 for 1 bonus issue, increasing the total number of issued shares to 300,000 shares of 0.1p.

8.      COMMITMENTS AND CONTINGENCIES

        The company is in dispute with several creditors totaling (pound) 131,340 who ARE claiming they are owed equity in the company. In order to dismiss the claim to equity the company may have to pay a premium to the creditors although at the present time the amount is undeterminable.

        Subsequent to the balance sheet date, the company has continued to incur substantial professional fees as a result of its restructuring and potential future sale.

        The company is in negotiations with two of its clients over the company's commitment to broadcast a certain number of auctions. As a result of these negotiations the company may have to bear the cost of broadcasting auctions for which no income will be received from the auction house. No provision has been made in these accounts for the cost of those auctions which is indeterminable at the present time and will be dependent on the ancillary income, if any, that the company is able to generate.

        One of the directors has made an expense claim for (pound) 12,500 which is in dispute and has not been provided in these accounts.






                                   Page F-39

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                         FOR THE PERIOD ENDED 31ST MARCH
                                      1999
                                   (UNAUDITED)


9.      RELATED PARTY TRANSACTIONS

        As at 31st March 1999 the company had loans from several of its minority shareholders, repayable on demand, totaling (pound) 42,500 which were guaranteed by the director Jason Gleave (1998 - (pound) 44,000).

        Included within other loans due within one year is (pound) 5,000 owed to the director Jason Gleave.

10.     INCOME TAXES

        No liability to income taxes arises as a result of the losses made by the company.






                                   Page F-40

                            TROJAN TELEVISION LIMITED
                           STATEMENT OF OPERATIONS AND
                               ACCUMULATED DEFICIT
                      FOR THE PERIOD ENDED 31ST MARCH 1998
                                   (UNAUDITED)


                                                      PERIOD TO
                                                     31ST MARCH
                                                         1998
                                                        (POUND)

Net sales                                                 35,729

Costs and expenses:
     Costs of sales                                       79,559
     Selling and administrative                          176,152
     Interest                                                677
                                                      ----------
                                                         256,388
                                                      ----------

Net loss                                                (220,659)

Accumulated deficit
Beginning of period                                     (193,475)
                                                      ----------
     End of period                              (pound) (414,134)
                                                      ==========








                                   Page F-41



                            TROJAN TELEVISION LIMITED
                                  BALANCE SHEET
                              AS AT 31ST MARCH 1998
                                   (UNAUDITED)

                                                        AS AT
                                                      31ST MARCH
                                                         1998
                                                        (POUND)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                              4,611
    Other current assets                                   2,999
                                                      ----------
Total current assets                                       7,610

PROPERTY, PLANT AND EQUIPMENT
    Office equipment                                      12,992

    Accumulated depreciation and amortisation             (4,919)
                                                      ----------
                                                           8,073
                                                      ----------
Total assets                                      (pound) 15,683
                                                      ==========
LIABILITIES AND SHAREHOLDERS DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses                 25,533
    Taxes, other than income taxes                        10,309
    Other current liabilities                             39,858
                                                      ----------
Total current liabilities                                 75,700

SHAREHOLDERS' DEFICIT
Common stock, 1p par value                                   100
Authorised shares - 40,000
Issued shares - 10,000
Additional paid in capital                               354,017
Accumulated deficit                                     (414,134)
                                                      ----------
Total shareholders deficit                               (60,017)
                                                      ----------
Total liabilities and shareholders' deficit       (pound) 15,683
                                                      ==========






                                   Page F-42



                            TROJAN TELEVISION LIMITED
                            STATEMENTS OF CASH FLOWS
                              AS AT 31ST MARCH 1998
                                   (UNAUDITED)

                                                      9 MONTHS TO
                                                      31ST MARCH
                                                         1998
                                                        (POUND)

Cash flows from operating activities
     Net loss                                           (220,659)

Adjustments  to reconcile net loss to cash
flows used in operating activities
     Depreciation                                          4,331

Changes    in    operating    assets   and
liabilities
     Decrease in accounts receivable                          -
     Increase in other current assets                      3,067
     Increase in current liabilities                      22,578
                                                       ----------
Net cash utilised by operating activities               (190,683)
                                                       ----------

Cash provided by shareholders                            201,707

Cash flows from investing activities
     Purchases of property and equipment                  (9,068)
                                                       ----------
Net increase in cash                                       1,956

Cash at beginning of period                                2,655
                                                       ----------
Cash at end of period                              (pound) 4,611
                                                       ==========







                                   Page F-43

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                     FOR THE 9 MONTHS ENDED 31ST MARCH 1998
                                   (UNAUDITED)

1.      THE COMPANY

        Trojan Television Limited ("the Company") was incorporated in June 1996 in England and Wales and commenced trading on 1st July 1996. The company is in the business of television and internet broadcasting of auctions and related programming.

2.      SIGNIFICANT ACCOUNTING POLICIES

        ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.

        REVENUE RECOGNITION

        Revenue is recognised when the service which the company has been engaged to supply has been completed.

        PROPERTY, EQUIPMENT AND DEPRECIATION

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

        Office equipment - over 3 years

        WEBSITE AND SOFTWARE DEVELOPMENT

        All costs incurred in the creation of the company's website and the development of software are written off against income in the period in which they are incurred.

        GOING CONCERN

        Since the period end additional loans have been received by the company to support the continuing development of its activities. The directors are actively seeking further equity finance and negotiations are at an advanced stage with Brilliant Digital Entertainment Inc, a US listed corporation.

        Due to the on-going support provided by these loans, the directors believe it is appropriate to prepare the financial statements on the going concern basis which assumes that the company will continue in operational existence for the foreseeable future. In spite of the support received to date, the company has been paying creditors outside of their normal terms of trade.

        If the company were unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the balance sheet values of assets to their recoverable amounts and to provide for further liabilities that might arise, and to re-classify fixed assets as current assets.




                                   Page F-44

                            TROJAN TELEVISION LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE 9 MONTHS ENDED 31ST MARCH 1998
                                   (UNAUDITED)


3.      PROPERTY AND EQUIPMENT

        Property and  equipment at 31st March 1998 consisted of:

                                                          1998
                                                        (POUND)

        Office equipment                                  12,992
        Less: Accumulated depreciation                     4,919
                                                      ----------
                                                   (pound) 8,073
                                                      ==========

4.      COMMITMENTS AND CONTINGENCIES

        The company is in dispute with several creditors who are claiming they are owed equity in the company. In order to dismiss the claim to equity the company may have to pay a premium to the creditors although at the present time the amount is undeterminable.

        Subsequent to the balance sheet date, the company has continued to incur substantial professional fees as a result of its restructuring and potential future sale.

5.      RELATED PARTY TRANSACTIONS

        As at 31st March 1998 the company had loans from several of its minority shareholders, repayable on demand, totaling (pound) 44,000.

6.      INCOME TAXES

        No liability to income taxes arises as a result of the losses made by the company.

7.      POST BALANCE SHEET EVENTS

        Since the period end the company has entered into negotiations with two of its clients over the company's commitment to broadcast a certain number of auctions. As a result of these negotiations the company may have to bear the cost of broadcasting these auctions for which no income will be received from the auction house. No provision has been made in these accounts.






                                   Page F-45

                           UNAUDITED PRO FORM COMBINED
                              FINANCIAL STATEMENTS


        The following unaudited pro forma combined financial statements are based on the financial statements of Brilliant Digital Entertainment, Inc. and Trojan Television Limited combined and adjusted to give effect to:

o         the acquisition by Brilliant of the stock of Trojan;
o the purchase by Brilliant of a promissory note payable by Trojan; and
o the acquisition by Brilliant of certain rights to proprietary technology owned by a third party, certain of which were formerly held by Trojan.

      The acquisition of these items (collectively referred to as the "Acquisition") will be effected through the exchange of approximately 757,000 shares of Brilliant common stock, after estimated adjustments to be determined following the Acquisition, and warrants to acquire an additional 400,000 shares of Brilliant common stock. The value of the warrants was determined using the Black-Scholes pricing model. The substantial majority of the shares will be restricted within the meaning of the Securities Act and cannot be sold unless registered under the Securities Act or unless an exemption from registration is available. The value of the stock and warrants is approximately $6.3 million based on the simple average of the closing share price for the day preceding, the day of and the two days subsequent to the public announcement of the purchase. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial statements. The balance sheet of Trojan as at March 31, 1999 was converted from British Pounds to Dollars using a currency exchange rate of 1.6140, and the statement of operations of Trojan for the three months ended March 31, 1999 and the year ended December 31, 1998 was converted from British Pounds to Dollars using a currency exchange rate of 1.6384 and 1.6528, respectively.

        These pro forma combined financial statements conform to Brilliant's fiscal year-end of December 31. Trojan's fiscal year-end is June 30 and therefore, in accordance with Rule 11-02(c)(3) of Regulation S-X, the results of Trojan have been recast to reflect Trojan's results for the year ended December 31.

        The unaudited pro forma combined statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 give effect to the Acquisition as if it had occurred on January 1, 1998. The unaudited pro forma combined balance sheet at March 31, 1999 gives effect to the Acquisition as if it had occurred on such date.

        The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or financial position of Brilliant that would have occurred had the Acquisition occurred at the beginning of each period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position. They should be read in conjunction with (i) the notes hereto, (ii) Brilliant's unaudited financial statements and the notes thereto as of and for the quarter ended March 31, 1999, and Brilliant's audited financial statements and the notes thereto as of and for the year ended December 31, 1999, and (iii) the audited and unaudited financial information for Trojan.

       The unaudited proforma combined financial statements have been preliminarily prepared on the basis that:

o A third of the value to be paid for the acquisition of rights to proprietary technology owned by a third party and used by Trojan in its business should be allocated to goodwill. We may determine that a different allocation is more appropriate. If so, the allocation to goodwill could be as low as 0% and as high as 70%.

o The amortization period for the purchased rights to the proprietary technology is two years. We may determine that a different period is more appropriate. If so, the amortization period could be as short as six months and as long as five years.

o The amortization period for the goodwill acquired from Trojan is five years. We may determine that a different period is more appropriate. If so, the amortization period for the goodwill could be as short as three years and as long as 10 years.








                                   Page F-46


             BRILLIANT DIGITAL ENTERTAINMENT, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     INCLUDING TROJAN TELEVISION ACQUISITION
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (In thousands, except share data)

                                                AS REPORTED              PRO FORMA                             COMBINED
                                           -----------------------
                                           BRILLIANT     TROJAN         ADJUSTMENTS        ELIMINATIONS       PRO FORMA
                                           ----------  -----------     --------------     ----------------   -------------
Revenues:

Software sales...........................       $221                                                                 $221
Development fees.........................        210                                                                  210
Other income.............................                     $17                                                      17
                                           ----------  -----------     --------------     ----------------   -------------

Total revenues...........................        431           17                                                     448

Cost of revenues.........................      1,383           20                                                   1,403
                                           ----------  -----------     --------------     ----------------   -------------

Gross profit (loss)......................       (952)          (3)                                                   (955)

Operating expenses:

Sales and marketing......................      1,785                                                                1,785
General and administrative...............      2,936        1,262                (50) 3                             4,148
Research and development.................      3,798                                                                3,798
Depreciation and Amortization............        390                           1,944  4,5                           2,334
                                           ----------  -----------     --------------     ----------------   -------------

Total operating expenses.................      8,909        1,262              1,894                               12,064
                                           ----------  -----------     --------------     ----------------   -------------

Income (loss) from operations............     (9,861)      (1,265)            (1,894)                             (13,020)

Other income (expense):

Export market development grant..........         73                                                                   73
Foreign exchange gain (loss).............         (5)         (15)                                                    (20)
Interest income (expense) net............        368           (8)               (15)                  15  6          360
                                           ----------  -----------     --------------     ----------------   -------------

Total other income (expense).............        436          (23)               (15)                  15             413
                                           ----------  -----------     --------------     ----------------   -------------

Income (loss) before income taxes........     (9,425)      (1,288)            (1,909)                  15         (12,607)
                                           ----------  -----------     --------------     ----------------   -------------
Income taxes.............................
                                           ----------  -----------     --------------     ----------------   -------------
Net income (loss)........................    ($9,425)     ($1,288)           ($1,909)                  15        ($12,607)
                                           ==========  ===========     ==============     ================   =============
Other comprehensive income:
Foreign currency translation
   adjustment (net of tax effect)........         72                                                                   72
                                          ----------   -----------     --------------     ----------------   -------------
Comprehensive income (loss)..............    ($9,353)     ($1,288)           ($1,909)                 $15        ($12,535)
                                           ==========  ===========     ==============     ================   =============
Basic and diluted net income
   (loss) per share......................     ($1.00)                                                              ($1.19)
                                           ==========                                                        =============
Weighted average number of shares
   used in computing basic and
   diluted net income (loss) per share...      9,403                           1,157 1,2,3                         10,560
                                           ==========                  ==============                        =============








                                   Page F-47



             BRILLIANT DIGITAL ENTERTAINMENT, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     INCLUDING TROJAN TELEVISION ACQUISITION
                                AT MARCH 31, 1999
                                 (In thousands)

                                                 AS REPORTED              PRO FORMA                             COMBINED
                                            -----------------------
                                            BRILLIANT     TROJAN         ADJUSTMENTS         ELIMINATIONS      PRO FORMA
                                            ----------  -----------     --------------       --------------   -------------
ASSETS
Current assets:
     Cash and cash equivalents.............    $1,632           $6               $273  3                            $1,911
     Accounts receivable...................     2,084                                                                2,084
     Other assets..........................       258           54                                                     312
                                            ----------  -----------     --------------       --------------   -------------

     Total current assets..................     3,974           60                273                                4,307

     Property, plant and equipment, net....       684           14                                                     698
     Movie software costs..................       491                                                                  491
     Goodwill..............................                                     5,688  1,2,4                         5,688
     Other assets..........................       426                           2,112  2,5           ($500) 6        2,038
                                            ----------  -----------     --------------       --------------   -------------

     Total assets..........................    $5,575          $74             $8,073                ($500)         13,222
                                            ==========  ===========     ==============       ==============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Trade payables........................      $264         $614                                                    $878
     Accrued and other liabilities.........     1,148        1,026              ($161) 1,2,3         ($500) 6        1,513
     Current portion of note payable.......       172                                                                  172
                                            ----------  -----------     --------------       --------------   -------------


     Total current liabilities.............     1,584        1,640               (161)                (500)          2,563

     Note payable, less current portion....        91                                                                   91
     Convertible debenture.................       100                                                                  100
     Other long term liabilities...........       110                                                                  110
                                            ----------  -----------     --------------       --------------   -------------

     Total liabilities.....................     1,885        1,640               (161)                (500)          2,864

Stockholders' equity:
     Preferred Stock.......................
     Common stock..........................         9            1                  0  1,2,3                            10
     Additional paid-in capital............    21,357          570              6,097  1,2,3                        28,024
     Accumulated deficit...................   (17,575)      (2,137)             2,137                              (17,575)
     Accumulated other comprehensive
         loss..............................      (101)                                                                (101)
                                            ----------  -----------     --------------       --------------   -------------

     Total stockholders' equity............     3,690       (1,566)             8,234                               10,358
                                            ----------  -----------     --------------       --------------   -------------

     Total liabilities and
         stockholders' equity..............    $5,575          $74             $8,073                ($500)        $13,222
                                            ==========  ===========     ==============       ==============   =============







                                   Page F-48




             BRILLIANT DIGITAL ENTERTAINMENT, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     INCLUDING TROJAN TELEVISION ACQUISITION
                    FOR THE THREE MONTHS ENDED MARCH 31, 1999
                        (In thousands, except share data)

                                                 As reported              Pro Forma                             Combined
                                            -----------------------
                                            Brilliant     Trojan         Adjustments         Eliminations      Pro Forma
                                            ----------  -----------     --------------       --------------   -------------
Revenues:
Software sales.............................      $152                                                                 $152
Development fees...........................        54                                                                   54
Other income...............................         0         $342                                                     342
                                            ----------  -----------     --------------       --------------   -------------

Total revenues.............................       206          342                                                     548

Cost of revenues...........................       205           21                                                     226
                                            ----------  -----------     --------------       --------------   -------------

Gross profit (loss)........................         1          321                                                     322

Operating expenses:

Sales and marketing........................       222                                                                  222
General and administrative.................       619          661                                                   1,280
Research and development...................       981                                                                  981
Depreciation and Amortization..............       130                            $486  4,5                             618
                                            ----------  -----------     --------------       --------------   -------------

Total operating expenses...................     1,952          661                486                                3,098
                                            ----------  -----------     --------------       --------------   -------------

Income (loss) from operations..............    (1,951)        (340)              (486)                              (2,777)

Other income (expense):

Export market development grant ...........        37                                                                   37
Foreign exchange gain (loss)...............                     45                                                      45
Interest income (expense) net..............        24           (7)                                      7  6           24
                                            ----------  -----------     --------------       --------------   -------------

Total other income (expense)...............        61           38                                       7             106
                                            ----------  -----------     --------------       --------------   -------------

Income (loss) before income taxes..........    (1,890)        (302)              (486)                   7          (2,671)

Income taxes...............................
                                            ----------  -----------     --------------       --------------   -------------

Net income (loss)..........................   ($1,890)       ($302)             ($486)                   7         ($2,671)
                                            ==========  ===========     ==============       ==============   =============
Other comprehensive income:

Foreign currency translation adjustment
     (net of tax effect)...................        22                                                                   22
                                            ----------  -----------     --------------       --------------   -------------

Comprehensive income (loss)................   ($1,868)       ($302)             ($486)                   7         ($2,649)
                                            ==========  ===========     ==============       ==============   =============

Basic and diluted net income (loss)
     per share.............................    ($0.20)                                                              ($0.25)
                                            ==========                                                        =============
Weighted average number of shares used
     in computing basic and diluted
     net income (loss) per share...........     9,409                           1,157  1,2,3                        10,566
                                            ==========                  ==============                        =============





                                   Page F-49

             BRILLIANT DIGITAL ENTERTAINMENT, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The pro forma balance sheet has been prepared to reflect the acquisition of 100% of the stock of Trojan Television ("Trojan") by Brilliant Digital Entertainment, Inc. ("Brilliant") for an aggregate price of $3,316,000, representing 506,000 shares of Brilliant stock which will be transferred to the current owners of Trojan. Additionally, Brilliant issued to an unrelated third party 175,000 shares of Brilliant stock and warrants to purchase up to 400,000 shares of Brilliant common stock (collectively valued at $2,418,000) in order to settle certain claims to ownership of Trojan and to acquire an exclusive license to certain software technology which is used by Trojan. Finally, Brilliant issued 76,000 shares of Brilliant common stock valued at approximately $500,000 to certain shareholders of Trojan to satisfy an outstanding loan and certain other amounts due to these shareholders. For purposes of the valuation of Brilliant's stock, the Company used the simple average of the closing share price for the day preceding, the day of and the two days subsequent to the public announcement of the purchase.

        The following describes each pro forma entry to the unaudited combined balance sheet as of March 31, 1999:

        (1) Reflects the issuance of common shares to acquire Trojan and the elimination of the common shareholders' equity accounts of Trojan. We believe that the fair value of the assets and liabilities acquired approximates their book value and, as a result a valuation of these assets and liabilities has not been undertaken. The excess of the purchase price over the value of the net assets acquired has been recorded as goodwill.

        (2) Reflects the issuance of common stock and warrants to purchase shares of common stock to (1) settle the claims to ownership of Trojan (2) acquire an exclusive license to certain software technology which is used by Trojan. We have not undertaken a formal valuation of the software technology, however, we feel that the allocation of $1,612,000 to this software technology is reasonable. This allocation may change based on a formal third party valuation. The remainder of the value ($806,000) has been recorded as goodwill. Warrants currently in the money are assumed exercised on the first day available for exercise.

        (3) Reflects cash paid in to the company by certain Trojan shareholders increasing a loan payable to these shareholders, the issuance of common stock to purchase the loan, and the adjustment to accrued liabilities on consummation of the acquisition. Of the accrued liabilities, $50,000 was originally charged to general and administrative expense of Trojan.

        The following describes each pro forma entry to the unaudited combined statement of operations for the three months ended March 31, 1999 and the year ended December 31, 1998:

        (4) Reflects the amortization of goodwill over five years ($284,000 for the three months ended March 31, 1999) and $1,138,000 for the year ended December 31, 1998.

        (5) Reflects the amortization of the exclusive software technology license over two years ($202,000 for the three months ended March 31, 1999 and $806,000 for the year ended December 31,
                1998).

        (6) Reflects the elimination of interest expense on the loan payable to be repaid, and the elimination of the loan.




                                   Page F-50

 ---------------------------------------------


 YOU   SHOULD   RELY   ON   THE   INFORMATION
 CONTAINED  IN THIS  PROSPECTUS.  WE HAVE NOT
 AUTHORIZED  ANYONE  TO GIVE YOU  INFORMATION
 DIFFERENT   THAN  THAT   CONTAINED  IN  THIS
 PROSPECTUS.  WE ARE  OFFERING TO SELL SHARES
 OF COMMON STOCK ONLY IN JURISDICTIONS  WHERE
 OFFERS   AND   SALES  ARE   PERMITTED.   THE
 INFORMATION  CONTAINED IN THIS PROSPECTUS IS
 CURRENT ONLY AS OF ITS DATE,  REGARDLESS  OF
 THE TIME YOU RECEIVE THIS PROSPECTUS.

               ----------------




              TABLE OF CONTENTS
                                         PAGE
 Prospectus Summary.........................2

 Risk Factors.............................. 6
 The Securities Purchase Agreement.........14
 Use of Proceeds.......................... 15
 Dividend Policy.......................... 15
 Determination of the Offering Price...... 15
 Price Range of Common Stock.............. 16
 Capitalization........................... 16
 Selected Consolidated Financial Data..... 17
 Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations............................. 19
 Business................................. 27
 Management............................... 40
 Certain Relationships and Related
   Transactions........................... 48
 Principal and Selling Stockholders....... 49
 Description of Capital Stock............. 51
 Plan of Distribution..................... 53
 Legal Matters............................ 55
 Experts.................................. 55
 Where You Can Find More Information...... 55
 Index to Consolidated Financial StatementsF-1
  ------------------------------------------------

  ------------------------------------------------






                   2,040,000 Shares
                     Common Stock





                   BRILLIANT DIGITAL
                  ENTERTAINMENT, INC.







                   ________________


                     PROSPECTUS

                  ________________












                           , 1999

















----- --------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


DOCUMENT                                                                      EXHIBIT NUMBER
--------                                                                     -----------------
Registrant's Amended and Restated Certificate of Incorporation.......              3.1
Registrant's Amended and Restated Bylaws ............................              3.2
Registrant's Form of Indemnification Agreement.......................            10.28


        The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

        The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be


                                   Page II-1
in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the American Stock Exchange fee.


        Registration fee - Securities and Exchange Commission..............................  $ 3,778
        American Stock Exchange fee........................................................   17,500
        Accounting fees and expenses.......................................................    5,000
        Legal fees and expenses (other than blue sky)......................................   15,000
        Blue sky fees and expenses, including legal fees...................................       --
        Printing; stock certificates.......................................................      250
        Transfer agent and registrar fees..................................................      300
        Miscellaneous......................................................................      500
                                                                                            ---------
                Total...................................................................... $ 42,328
                                                                                            =========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        In September 1996, the Company issued 1,000,000 shares (the "Shares") of Common Stock in exchange for the 100,000 outstanding shares of Common Stock of BII Australia owned by Reefknot and PIE. Pursuant to the Exchange Agreement, Reefknot and PIE each covenanted that (i) it was acquiring the Shares for its own account with the present intention of holding such securities for investment purposes only and not with a view to, or for sale in connection with, any distribution of such securities (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the Shares and of protecting its own interests in connection with this transaction; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the Shares; and (iv) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. No brokers, underwriters or finders were involved in the Exchange. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.

        In connection with the Packard Bell NEC Agreement and the Morgan Creek Agreement executed in September 1996, the Registrant issued warrants to purchase600,000 and 85,000 shares of Common Stock to Packard Bell NEC and to Morgan Creek, respectively, each for $100.00, and on September 1, 1997, the Registrant issued additional warrants to Packard Bell NEC to purchase up to 200,000 shares of Common Stock for $200.00 (collectively, the "Warrants"). Each of Packard Bell NEC and Morgan Creek covenanted that (i) it acquired the Warrants for its own account with the present intention of holding such Warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such Warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the Warrants and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the Warrants; and (iv) the Registrant made available, prior to the date of the Warrant Agreement, to it the opportunity to ask questions of the Registrant and its officers, and to receive from the Registrant and its officers information concerning the terms and conditions of the Warrant and the Warrant Agreement and to obtain any additional information with respect to the Registrant, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.

        In September 1996, the Registrant issued warrants to purchase 40,222 shares of Common Stock at an exercise price of $.0326 per share to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, Inc., as partial compensation for services rendered. In connection with the Offering, the Registrant issued to Chloe warrants to purchase a number of


                                   Page II-2
shares of Common Stock having a warrant value equal to $20,000 (15,040 shares, assuming a public offering price of $5.00 per share) and an exercise price equal to 110% of the price to the public of the shares offered in the Offering. In each case, Chloe covenanted that (i) it acquired the warrants for its own account with the present intention of holding such warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the warrants and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the warrants; and (iv) the Registrant made available, prior to the date of the Warrant Agreement, to it the opportunity to ask questions of the Registrant and its officers, and to receive from the Registrant and its officers information concerning the terms and conditions of the warrant and the Warrant Agreement and to obtain any additional information with respect to the Registrant, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(4) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was made in reliance on Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering and in reliance on Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

        In September 1996, the Registrant issued pursuant to its 1996 Stock Option Plan (the "1996 Plan") non-statutory stock options to purchase an aggregate of185,000 shares of Common Stock at $10.00 per share to the non-employee directors and an executive officer. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

        In November 1997, the Registrant issued warrants to purchase 15,040 shares of Common Stock at an exercise price of $5.50 per share to Chloe Holdings, Inc. ("Chloe") as partial consideration valued at $20,000 for services rendered in connection with the Registrant's public offering in December 1997. The warrants vest and become exercisable in December 1998 and expire on November 4, 2000.Chloe covenanted that (i) it acquired the warrants for its own account with the present intention of holding such warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the warrants and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the warrants; and (iv) the Registrant made available to it, prior to the date of the warrant agreement, the opportunity to ask questions of the Registrant and its officers, and to receive from the Registrant and its officers information concerning the terms and conditions of the warrant and the warrant agreement and to obtain any additional information with respect to the Registrant, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(4) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.

        In July 1998, the Registrant issued warrants to purchase 300,000 shares of Common Stock, par value $.001 per share, to a computer chip manufacturer at an exercise price of $4.00 per share. The warrants were issued as partial consideration for the manufacturer's obligations under that certain Software Development Agreement, dated as of July 14, 1998, between the Registrant and the manufacturer. The warrants are currently exercisable and expire in July 2001. In connection with the issuance, the manufacturer represented to the Registrant, and the Registrant believed, that the manufacturer was acquiring the warrants for investment purposes only and not with a view to, or for sale in connection with, a distribution of the warrants, and that the manufacturer was capable of bearing the economic risk of an investment in the Registrant. The warrants contain appropriate restrictive legends regarding resale and contain registration rights in connection with resale of the underlying shares of Common Stock. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation
D) as a transaction not involving any public offering.

        On December 3, 1998, the Registrant issued to AMRO International, S.A. a $100,000 convertible debenture due December 1, 2000 and a Common Stock purchase warrant expiring on November 30, 2001. AMRO paid $100,000 for the debenture and $5,000 for the warrant. The issuance and sale of these securities was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. As compensation for financial advisory services


                                   Page II-3
rendered by Trinity Capital Advisors, Inc. in connection with the issuance of the debenture and the warrant, the Registrant issued to Trinity Capital 6,000 shares of Common Stock and paid to Trinity Capital a fee of $3,150. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering. In March 1999, the Registrant redeemed from AMRO the debenture for $100,000 plus accrued interest and the warrant for $5,000.


        On April 27,1999, the Registrant issued to Roseworth Group, Ltd. a 4% convertible debenture in the principal amount of $1,000,000 due on the later of April 27, 2000 or six months following the date the Commission declares effective a registration statement with respect to the resale of the shares of common stock underlying the debenture. The debenture may be converted by Roseworth into shares of Registrant's common stock at a conversion price for each share of common stock equal to the lower of 95% of its market price at the conversion date or $6.00. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of common stock at the conversion price on the maturity date. Market price is defined as the lowest volume weighted adjusted price of the our common stock on the American Stock Exchange (as reported on Bloomberg) during the 10 business days prior to the business day on which the conversion notice is sent to the Registrant. On May 13, 1999, Roseworth converted $250,000 of the principal amount of the debenture into 76,489 shares of our common stock, and on May 24, 1999 Roseworth converted an additional $500,000 of the principal amount of the debenture into 129,033 shares of our common stock. The Registrant issued the debenture and the shares of common stock issued upon conversion of the debenture in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. In connection with the issuance of the debenture, Registrant paid to Roseworth a fee of $30,000 and issued to Roseworth 5,883 shares of common stock. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.


        In May 1999, the Registrant sold an aggregate of 2,132,000 shares of Common Stock to seven investors for aggregate proceeds of $4,311,250. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
  NUMBER                       EXHIBIT DESCRIPTION
   1.1 Securities Purchase Agreement, dated as of March 29, 1999, between the Registrant and St. Annes Investments, Ltd. Incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.
   1.2 Registration Rights Agreement, dated as of March 29, 1999, between the Registrant and St. Annes Investments, Ltd. Incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.
   2.1 Exchange Agreement, dated August 20, 1996, by and among the Registrant, Brilliant Interactive Ideas Pty. Ltd. ("BII
            Australia"), Reefknot Limited and Pacific Interactive Education
            Pty. Limited. Incorporated by reference to Exhibit 2.1 to Form
            S-1 filed on September 17, 1996, and the amendments thereto.
   2.2 Asset Purchase Agreement, dated September 12, 1996, by and between the Registrant and Sega Ozisoft Pty. Ltd. Incorporated by reference to Exhibit 2.2 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   3.1 Amended and Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   3.2 Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   3.3 Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit A to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as


                                   Page II-4
            of April 6, 1998.
   4.1 Specimen Stock Certificate of Common Stock of Registrant. Incorporated by reference to Exhibit 4.1 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   4.2 Rights Agreement, dated as of March 30, 1998, between Registrant and U.S. Stock Transfer Corporation as Rights Agent. Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed as of April 6, 1998.
   4.3 Form of Rights Certificate. Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of April 6, 1998.

   5.1      Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*

  10.1 Registrant's 1996 Stock Option Plan. Incorporated by reference to Exhibit 10.1 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   10.2 Form of Registrant's Stock Option Agreement (Non-Statutory Stock Option). Incorporated by reference to Exhibit 10.2 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   10.3 Form of Registrant's Stock Option Agreement (Incentive Stock Option). Incorporated by reference to Exhibit 10.3 to Form S-1 filed on September 17, 1996, and the amendments thereto.
   10.4     Intentionally Omitted.
   10.5 CD-ROM Distribution Agreement, dated September 14, 1996 by and between the Registrant and Packard Bell NEC. Incorporated by reference to Exhibit 10.5 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
   10.6 Memorandum of Agreement, dated September 5, 1996, by and between the Registrant and Bantam Doubleday Dell Books For Young Readers. Incorporated by reference to Exhibit 10.9 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
   10.7 Production Agreement, dated March 18, 1994, by and between Pick Two Ltd. and BII Australia. Incorporated by reference to Exhibit 10.10 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
   10.8 Assistant Multimedia Software Development & Production Agreement, dated January 17, 1996, by and between Sega Ozisoft Pty. Limited and BII Australia. Incorporated by reference to Exhibit 10.11 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
   10.9 Licensing Agreement for "Cyberswine" Story Concept & Characters, dated July 19, 1995, by and between Eat Cyberfist Pty. Limited and Sega Ozisoft Pty Limited. Incorporated by reference to Exhibit 10.12 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.10 Publishing Agreement, dated March 9, 1994, by and between Shortland Publications Limited and BII Australia. Incorporated by reference to
            Exhibit 10.14 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.11 Publishing Agreement, dated December 1, 1994, by and between Shortland Publications Limited and BII Australia. Incorporated by reference to Exhibit 10.16 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and

                                   Page II-5

            Exchange Commission pursuant to a grant of Confidential
            Treatment.]
  10.12 Distribution Agreement, dated July 1, 1996, by and between BII Australia and Fujitsu Basic Software Corporation. Incorporated by reference to Exhibit 10.7 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.13 License Agreement -- Domestic, dated July 31, 1996, between the Hearst Corporation, King Features Syndicate Division and the Registrant. Incorporated by reference to Exhibit 10.18 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.14 Distribution Agreement, dated February 22, 1996, by and between BII Australia and Shortland Publications Limited. Incorporated by reference to Exhibit 10.20 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.15 Heads of Agreement, dated November 25, 1994, by and between SAND and Eat Cyberfist Pty. Limited. Incorporated by reference to Exhibit
            10.21 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.16 Memorandum of Understanding, dated September 14, 1996, by and between the Registrant and Morgan Creek Interactive, Inc. Incorporated by reference to Exhibit 10.23 to Form S-1 filed on September 17, 1996, and the amendments thereto. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.17 Nontransferable Redeemable Warrant Agreement, dated September 14, 1996, by and between the Registrant and Packard Bell NEC. Incorporated by reference to Exhibit 10.25 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.18 Registrant's Promissory Note, dated September 10, 1996. Incorporated by reference to Exhibit 10.27 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.19 Form of Registrant's Indemnification Agreement. Incorporated by reference to Exhibit 10.28 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.20 Form of Registrant's Employee Confidential Information and Non-Solicitation Agreement. Incorporated by reference to Exhibit
            10.29 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.21 Commercial Lease, dated August 8, 1994, by and between PW Securities Pty. Ltd. and Sega Ozisoft. Incorporated by reference to Exhibit
            10.32 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.22 Warrant Agreement by and between Chloe Holdings, Inc. and the Registrant. Incorporated by reference to Exhibit 10.36 to Form S-1 filed on September 17, 1996, and the amendments thereto.
  10.23 Standard Form Lease Agreement, dated May 16, 1997, between Topanga & Victory Partners L.P. and the Registrant. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.24 Site Management Agreement, dated August 1, 1997, between CompuServe Incorporated and the Registrant. Incorporated by reference to
            Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.25 Redeemable Warrant Agreement, dated September 1, 1997, between Packard Bell NEC and the Registrant. Incorporated by reference to
            Exhibit 10.40 to Form SB-2 filed on November 5, 1997, and the amendments thereto.

                                   Page II-6

  10.26 Engagement Letter, dated August 1, 1997, between Averil Associates, Inc. and the Registrant. Incorporated by reference to Exhibit 10.41 to Form SB-2 filed on November 5, 1997, and the amendments thereto.
  10.27 CD-ROM Distribution Agreement, dated September 22, 1997, between Packard Bell NEC and the Registrant. Incorporated by reference to
            Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.28 Warrant Agreement, dated November 4, 1997, between Chloe Holdings, Inc. and the Registrant. Incorporated by reference to Exhibit 10.43 to Form SB-2 filed on November 5, 1997, and the amendments thereto.
  10.29 Lease Agreement, dated January 12, 1998, between Capital Credit Company Pty. Limited and Winmor Pty. Limited and BII Australia.
  10.30     Lease Agreement between Daiwa Real Estate Co. Ltd. and BII
            Australia.
  10.31     Architectural  Development and Assistance  Agreement,  dated
            July 14, 1998.  Incorporated

            by reference to Exhibit 10.1 to Amendment No. 1 to Quarterly Report on Form 10- QSB/A for the quarter ended September 30,
            1998. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a grant of Confidential Treatment.]
  10.32     Warrant, dated July 16, 1998. Incorporated by reference to Exhibit
            10.2 to Amendment No. 1 to Quarterly Report on Form 10- QSB/A for the quarter ended September 30, 1998.

  10.33 Debenture and Warrant Purchase Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.
  10.34 4% Convertible Debenture Due April 27, 2000 of the Registrant, in the principal amount of $1,000,000, dated as of April 27, 1999. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.
  10.35 Registration Rights Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

  10.36 Agreement for the sale and purchase of share capital of Trojan Television Limited, dated July 1, 1999, between SF International Limited and Others and the Registrant. Incorporated by reference to
            Exhibit 10.1 to Current Report on Form 8-K filed as of July 14,
            1999.
  10.37 Option Agreement, dated March 11, 1999, by and among the Registrant, Tim Helfet, Brent Cohen and SF International Ltd. acting for itself or as nominee for Commtel Services Ltd, HL International Ltd and Kai Schuermann, as amended by the First Amendment to Option Agreement, dated April 12, 1999, by and among the Registrant, Tim Helfet, Brent Cohen and SF International Ltd. acting for itself or as nominee for Commtel Services Ltd, HL International Ltd and Kai Schuermann, as further amended the Second Amendment to Option Agreement, dated April 29, 1999, by and among the Registrant, Tim Helfet, Brent Cohen and SF International Ltd. acting for itself or as nominee for Commtel Services Ltd, HL International Ltd and Kai Schuermann. Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed as of July 14, 1999.
  10.38 Nontransferable Redeemable Warrant Agreement, dated July 1, 1999, by and between the Registrant and iBidLive, N.V.**
  10.39 Nontransferable Redeemable Warrant Agreement, dated July 1, 1999, by and between the Registrant and iBidLive, N.V.**
   21.1     List of Subsidiaries.

                                   Page II-7

   23.1     Consent of PricewaterhouseCoopers LLP.
   23.2     Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in
            Exhibit 5.1).*
   23.3     Consent of Edwards & Co.
   24.1     Power of Attorney (included on signature page).*
----------------------------
*   Previously filed.
**  To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and (iii) include any additional or changed material information on the plan of distribution;

               (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                   Page II-8

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on July 27, 1999.


                                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                      By:    /s/ Michael Ozen
                                         -------------------------------------
                                         Michael Ozen, Chief Financial Officer





        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                    Signature                                      Title                                   Date

                      *                             Chief Executive Officer and Chairman                June 27, 1999
--------------------------------------------
                    Mark Dyne                         of the Board of Directors

                      *                             President and Director                              July 27, 1999
--------------------------------------------
                 Kevin Bermeister

              /S/ MICHAEL OZEN                      Chief Financial Officer (Principal Financial        July 27, 1999
--------------------------------------------
                   Michael Ozen                       and Accounting Officer) and Secretary

                      *                             Vice President, Operations and Production           July 27, 1999
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                   Mark Miller                        and Director

                      *                             Director                                            July 27, 1999
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                  Diana Maranon

                      *                             Director                                            July 27, 1999
--------------------------------------------
                    Ray Musci

                      *                             Director                                            July 27, 1999
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                  Garth Saloner

                      *                             Director                                            July 27, 1999
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                 Jeff Scheinrock



*   By:        /s/ Michael Ozen
       ---------------------------------------
                   Michael Ozen
                As Attorney-In-Fact